Exhibit 10.51

ASSIGNMENT AND ASSUMPTION AGREEMENT

by and between

BARCELÓ CRESTLINE CORPORATION

and

APPLE EIGHT HOSPITALITY OWNERSHIP, INC.

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (together with the Schedules hereto, this “Agreement”) is dated as of May 9, 2008 by and between Barceló Crestline Corporation, a Maryland corporation (“BCC”), and Apple Eight Hospitality Ownership, Inc., a Virginia corporation ( “Apple”). BCC and Apple are referred to hereinafter individually as a “Party” and collectively as the “Parties.”

RECITALS:

A. BCC has entered into that certain Purchase and Sale Agreement, dated as of February 22, 2008, with Tidewater Hotels & Resorts, Inc., a Virginia corporation (“Tidewater”) and the parties identified on Schedule A thereto (collectively with Tidewater, the “Sellers”), and Thomas J. Lyons, Jr., as guarantor (as the same may be amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”), pursuant to which Sellers have agreed to sell to BCC, and BCC has agreed to purchase from Sellers, in each case subject to the terms and conditions contained therein, certain hotels and resorts and related assets and businesses.

B. BCC has the right under the Purchase Agreement to assign the Purchase Agreement in whole or in part to any Person upon written notice to Sellers delivered at least two Business Days prior to the Closing Date.

C. BCC wishes to assign and delegate to Apple certain of its rights and obligations under the Purchase Agreement to purchase those hotels and resorts set forth on Schedule A hereto (the “Marriott Hotels”), and to purchase certain assets and assume certain liabilities related thereto, and Apple wishes to accept such assignment and assume BCC’s obligations with respect to the Marriott Hotels and the assets and liabilities related thereto, in each case on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

Section 1. Definitions. Capitalized terms used and not defined in this Agreement shall have the meanings ascribed to them in the Purchase Agreement. In addition, the following terms have the following meanings:

“Apple Expenses” means the reasonable, out-of-pocket third party expenses actually paid by Apple, or its affiliates, shareholders, officers, directors, agents, advisors or other representatives, in connection with entering into franchise agreements with respect to the Marriott Hotels, including franchise application and transfer fees, and Apple’s assumption of the Assumed Indebtedness, including loan assumption fees; provided that Apple Expenses shall not include any fees or expenses of Apple’s legal counsel or other advisors.

“BCC Expenses” means the fees, costs and expenses incurred by BCC, or its affiliates, shareholders, officers, directors, agents, advisors or other representatives, described on Schedule 1 hereto.

Section 2. Marriott Assets and Marriott Liabilities. Effective immediately upon the expiration of the Due Diligence Period under the Purchase Agreement, which the Parties acknowledge and agree will expire at 5:00 p.m. Eastern Time on May 9, 2008 (the “Effective Time”) and upon the terms and subject to the conditions set forth in this Agreement, BCC hereby assigns to Apple, and Apple hereby accepts from BCC:

(a) BCC’s right, title and interest under the Purchase Agreement (i) to purchase and acquire from Sellers the Marriott Hotels, together with the Purchased Assets listed in or contemplated by Sections 2.01(a), 2.01(e), 2.01(f), 2.01(g), 2.01(h) and 2.01(j) of the Purchase Agreement, but only to the extent such Purchased Assets are related to the Marriott Hotels and (ii) to all other rights, benefits, interests and remedies under the Purchase Agreement with respect to the Marriott Hotels (such Purchased Assets and such rights, benefits, interests and remedies, together with the Marriott Hotels, the “Marriott Assets”); and

(b) BCC’s liabilities and obligations under the Purchase Agreement to assume from Sellers and their Affiliates, and to pay or otherwise perform, satisfy and discharge, all of the Assumed Liabilities to the extent related to the Marriott Assets (collectively, the “Marriott Liabilities”).

Section 3. Reservation of Rights. Notwithstanding the provisions of Section 2 or any other provision of this Agreement or the Purchase Agreement, it is acknowledged and agreed that (i) BCC shall not assign to Apple, and Apple shall have no rights to purchase or acquire in any manner, any of the Purchased Assets contemplated in Sections 2.01(b), 2.01(c), 2.01(d) or 2.01(i) of the Purchase Agreement, or any other Purchased Assets that are not related to the Marriott Hotels (all Purchased Assets other than the Marriott Assets, the “BCC Assets”), (ii) Apple shall not assume any Assumed Liabilities under the Purchase Agreement other than the Marriott Liabilities (all Assumed Liabilities other than the Marriott Liabilities, the “BCC Liabilities”), and (iii) BCC expressly retains and reserves all right, title and interest in, to and under the Purchase Agreement, and all benefits, obligations and liabilities with respect thereto, other than all rights with respect to (including the right to acquire) the Marriott Assets and the right to assume the Marriott Liabilities expressly assigned to and assumed by Apple under Sections 2 and 4 of this Agreement (the right to acquire the BCC Assets and to assume the BCC Liabilities, together with all other rights, benefits, obligations and liabilities under the Purchase Agreement not expressly assigned to and assumed by Apple hereunder, the “BCC Reserved Rights and Liabilities”). For avoidance of doubt, it is acknowledged and agreed that neither Apple nor BCC shall acquire any Excluded Assets or assume any Excluded Liabilities under the Purchase Agreement.

Section 4. Assumption by Apple. Effective as of the Effective Time, and upon and subject to the terms and subject to the conditions set forth in this Agreement, Apple hereby assumes and agrees to perform, satisfy and discharge all of the liabilities and obligations of BCC with respect to the purchase and acquisition of the Marriott Assets, and the assumption of the Marriott Liabilities, from Sellers and their Affiliates under the terms and conditions of the Purchase Agreement as if Apple were the original “Buyer” of the Marriott Assets under the Purchase Agreement. Without limiting the foregoing, Apple hereby assumes and agrees to perform, comply with and be bound by all terms, conditions, provisions, restrictions, limitations, liabilities and obligations applicable to “Buyer” under the Purchase Agreement as if Apple were an

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original party to the Purchase Agreement as the Buyer thereunder; provided that the foregoing shall not confer upon Apple any of the BCC Reserved Rights and Liabilities, including any right or obligation to purchase the BCC Assets or to assume the BCC Liabilities. It is acknowledged and agreed that Apple shall have all rights of Buyer, and shall be responsible for liabilities and obligations of Buyer, under Section 5.18 of the Purchase Agreement (Access to Financial Information); provided that upon reasonable request of Apple, BCC shall cooperate in good faith in connection with Apple’s exercise of such rights.

Section 5. Joint Rights and Liabilities. Except as otherwise provided in this Agreement:

(a) to the extent any term, condition, provision, restriction, limitation, right, liability or obligation under the Purchase Agreement, including with respect to any election, consent or approval rights, shall be solely applicable to the Marriott Assets or the Marriott Liabilities, Apple shall have the sole rights and obligations (as between BCC and Apple) with respect thereto;

(b) to the extent any term, condition, provision, restriction, limitation, right, liability or obligation under the Purchase Agreement, including with respect to any election, consent or approval rights, shall be solely applicable to the BCC Reserved Rights and Liabilities, the BCC Assets or the BCC Liabilities, BCC shall have the sole rights and obligations (as between BCC and Apple) with respect thereto;

(c) to the extent any term, condition, provision, restriction, limitation, right, liability or obligation under the Purchase Agreement is solely applicable to the Marriott Assets or the Marriott Liabilities under Section 5(a), or is solely applicable to the BCC Reserved Rights and Liabilities, the BCC Assets or the BCC Liabilities under Section 5(b), but the exercise or enforcement of such term, condition, provision, restriction, limitation, right, liability or obligation could reasonably be expected to have a material effect (positive or negative) on the other Party, the Party with sole rights and obligations with respect thereto shall cooperate in good faith with the other Party with respect to such exercise and enforcement; and

(d) to the extent any term, condition, provision, restriction, limitation, right, liability or obligation under the Purchase Agreement is jointly applicable to any of the Marriott Assets or the Marriott Liabilities, on one hand, and the BCC Reserved Rights and Liabilities, the BCC Assets or the BCC Liabilities, on the other hand, the Parties shall have joint rights thereto and obligations thereunder; provided that in such event the Parties shall endeavor in good faith to divide the exercise and benefit of such rights, and the performance of and liability for such obligations, based upon the applicable hotel or other assets or rights so that the Party acquiring such hotel or other assets or rights shall exercise all rights and perform all obligations related thereto.

Section 6. Purchase Price.

(a) Subject to adjustment as provided in this Agreement and the Purchase Agreement (but only to the extent related to the Marriott Assets), the aggregate purchase price (the “Apple Purchase Price”) for the Marriott Assets shall equal $184,200,000, allocated to the Marriott Assets as set forth on Schedule 6.

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(b) The Apple Purchase Price shall be payable as follows:

(i) subject to reduction in accordance with the terms and conditions of this Agreement and the Purchase Agreement (including, to the extent applicable, Sections 5.06, 5.13 and 5.16 of the Purchase Agreement), on the Initial Closing Date, Apple shall pay to Sellers an amount equal to: (A) (1) the aggregate portion of the Apple Purchase Price allocable to the Marriott Hotels and the related Marriott Assets to be acquired by Apple on the Initial Closing Date, as set forth on Schedule 6, plus (2) if the Marriott Hotel known as “Courtyard North” is acquired on the Initial Closing, any amounts payable by Buyer to Sellers in accordance with Section 5.17 of the Purchase Agreement minus (B) any Assumed Indebtedness related to the Marriott Assets acquired by Apple on the Initial Closing Date, plus or minus, as the case may be, (C) the net amount of any apportionments between Buyer and Sellers made as of the Initial Closing Date with respect to the Marriott Assets acquired by Apple on the Initial Closing Date in accordance with Section 12.01 of the Purchase Agreement; and

(ii) subject to adjustment as provided in this Agreement and the Purchase Agreement, on each Delayed Closing Date, Apple shall pay to Sellers an amount equal to: (A) the portion of the Apple Purchase Price attributable to the Marriott Hotels and the related Marriott Assets to be acquired by Apple in the applicable Delayed Closing, as set forth on Schedule 6, minus (B) any Assumed Indebtedness related to the Marriott Assets acquired by Apple in such Delayed Closing, plus or minus, as the case may be, (C) the net amount of any apportionments between Buyer and Sellers made as of such Delayed Closing Date with respect to the Marriott Assets acquired by Apple on such Delayed Closing Date in accordance with Section 12.01 of the Purchase Agreement.

Section 7. Additional Deposit.

(a) No later than 5:00 p.m. Eastern Time on May 12, 2008, Apple shall pay and deliver to the Escrow Agent, in accordance with an escrow agreement in the form attached hereto as Schedule 7 (the “Apple Escrow Agreement”), the amount of $2,500,000 (together with any interest accrued thereon, the “Apple Deposit”). BCC shall fund the Additional Deposit required to be delivered to the Escrow Agent by Buyer in accordance with the provisions of the Escrow Agreement and Section 2.06(e) of the Purchase Agreement. Apple’s obligation to pay the Apple Deposit into escrow is absolute and unconditional. The failure by Apple to pay such amount into escrow no later than 5:00 p.m. Eastern Time on May 12, 2008 shall constitute a material breach by Apple of this Agreement. In such case, BCC shall be entitled to terminate this Agreement, in which case (i) in the event that the Purchase Agreement shall also be terminated, and in connection with such termination, Buyer shall forfeit the Deposit to Sellers, Apple shall be liable to BCC for, and shall pay and deliver to BCC, the entire amount of the Deposit, together with all interest accrued thereon from the date of deposit of the Deposit into escrow under the Escrow Agreement, (ii) Apple shall pay to BCC, and reimburse BCC for, the BCC Expenses, and (iii) except as otherwise contemplated herein, neither Apple nor BCC shall have any further liability or obligation to the other under this Agreement or the Purchase Agreement as a result of such termination.

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(b) It is acknowledged and agreed that under the Purchase Agreement, on the Initial Closing Date, a portion of the Deposit in the amount of the Initial Deposit, plus any interest accrued thereon from the date of deposit of the Initial Deposit into escrow under the Escrow Agreement, shall be paid to Sellers by the Escrow Agent for credit against the Closing Payment otherwise payable by Buyer to Sellers, and the remainder of the Deposit (the Additional Deposit, plus any interest accrued thereon from the date of deposit of the Additional Deposit into escrow under the Escrow Agreement) shall continue to be held in escrow as security for payment of the remainder of the Purchase Price.

(c) In order to allocate between themselves the credit for the Deposit against the Purchase Price due under the Purchase Agreement, BCC and Apple agree that:

(i) on the Initial Closing Date: (A) BCC’s obligations with respect to payment of the Purchase Price to Sellers under the Purchase Agreement and this Agreement shall be reduced by the amount of the Initial Deposit, plus any interest accrued thereon from the date of deposit of the Initial Deposit into escrow under the Escrow Agreement, and such amount shall be released from escrow under the Escrow Agreement and delivered to Sellers; (B) Apple’s obligations with respect to payment of the Purchase Price in respect of the Marriott Assets acquired by Apple on the Initial Closing Date payable to Sellers on the Initial Closing Date under the Purchase Agreement and this Agreement shall not be reduced by any amount of the Deposit; (C) the Additional Deposit, plus any interest accrued thereon from the date of deposit of the Additional Deposit into escrow under the Escrow Agreement shall remain in escrow under the Escrow Agreement; and (D) the Apple Deposit, plus any interest accrued thereon from the date of deposit of the Apple Deposit into escrow under the Apple Escrow Agreement, shall remain in escrow under the Apple Escrow Agreement;

(ii) on the Delayed Closing Date for the sale of the Marriott Hotels known as “Courtyard – Carolina Beach,” “Courtyard – Suffolk” and “TownePlace Suites – Suffolk,” the remaining Deposit shall be released from escrow under the Escrow Agreement and paid to Sellers, and Apple’s obligation with respect to payment of the Purchase Price for the Marriott Assets acquired at such Delayed Closing shall be reduced by such released amount; provided that if “Courtyard – Carolina Beach,” “Courtyard – Suffolk” and “TownePlace Suites – Suffolk” are acquired in separate Delayed Closings, a portion of the Deposit that is proportional to the portion of the Purchase Price attributable to the Purchased Hotels acquired in each such Delayed Closing, as compared to the aggregate portion of the Purchase Price attributable to the “Courtyard – Carolina Beach,” “Courtyard – Suffolk” and “TownePlace Suites – Suffolk” Purchased Hotels, shall be released from escrow under the Escrow Agreement and paid to Sellers as credit against the applicable Delayed Closing Payment, and Apple’s obligation with respect to payment of the Purchase Price for the Marriott Assets acquired at such Delayed Closing shall be reduced by such released amount, and any remaining Deposit shall continue to be held in escrow under the Escrow Agreement;

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(iii) on the date of the last Delayed Closing of the Purchased Hotels known as “Courtyard – Carolina Beach,” “Courtyard – Suffolk” and “TownePlace Suites – Suffolk,” the remaining balance of the Deposit under the Escrow Agreement shall be paid and released to Sellers, and credited against the Purchase Price remaining to be paid to Sellers under the Purchase Agreement; and

(iv) simultaneously with any release of any amount of the Deposit from escrow under the Escrow Agreement and payment of such amount to Sellers under the Purchase Agreement, the same amount shall be released from escrow under the Apple Escrow Agreement and paid to BCC.

(d) In the event of any termination of the obligation of Buyer and Sellers to consummate any Delayed Closing under the Purchase Agreement after the Initial Closing, if any portion of the Deposit then held in escrow under the Escrow Agreement shall be payable to Buyer under the terms and conditions of the Purchase Agreement and the Escrow Agreement, (i) such payment of the Deposit shall be made and released to BCC under the Escrow Agreement, and (ii) simultaneously with BCC’s receipt of the Deposit from escrow, an equal amount of the Apple Deposit shall be paid and released to Apple under the Apple Escrow Agreement.

(e) It is acknowledged and agreed that the Deposit under the Escrow Agreement and the Apple Deposit under the Apple Escrow Agreement shall each be held by the Escrow Agent, and that the Escrow Agent shall be directed to invest the funds so as to accrue interest at the same rate.

Section 8. Closing.

(a) Apple agrees to execute and deliver the Transaction Agreements and the other closing deliveries required to be executed and delivered by Buyer under the Purchase Agreement, as and when required by the Purchase Agreement, to the extent related to the Purchased Assets included in the Marriott Assets, including those closing deliveries set forth in Section 2.07 and Article 8 of the Purchase Agreement. Without limiting the generality of the foregoing, Apple shall make all of the representations and warranties of Buyer (with such modifications as may be appropriate for such representations and warranties to be applicable to Apple) to Sellers and Guarantor contemplated in Article 4 as of each applicable Closing Date, and Apple shall deliver to Sellers the certificates required under Section 8.03(a)(iii) and 8.04(b)(iii), as applicable. On each Closing Date, Apple shall pay to BCC, and reimburse BCC for, the BCC Expenses payable in respect of the Marriott Hotels acquired by Apple on such Closing Date.

(b) BCC agrees to execute and deliver the Transaction Agreements and the other closing deliveries required to be executed and delivered by Buyer under the Purchase Agreement, as and when required by the Purchase Agreement, to the extent related to the Purchased Assets included in the BCC Assets, including those closing deliveries set forth in Section 2.07 and Article 8 of the Purchase Agreement. Without limiting the generality of the foregoing, BCC shall make all of the representations and warranties of Buyer to Sellers and Guarantor contemplated in Article 4 as of the Initial Closing Date, and BCC shall deliver to Sellers the certificates required under Section 8.03(a)(iii) and 8.04(b)(iii), as applicable.

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Section 9. Representations and Warranties.

(a) Apple hereby represents and warrants to BCC as follows:

(i) Apple is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Apple is duly qualified to do business and is in good standing in the Commonwealth of Virginia and as a foreign corporation or other legal entity in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires it to be so qualified.

(ii) The execution, delivery and performance by Apple of this Agreement and the consummation of the transactions contemplated hereby are within Apple’s corporate powers and have been (or will be prior to the applicable Closing Date) duly authorized by all requisite corporate action on the part of Apple. This Agreement has been duly executed and delivered by Apple and (assuming due authorization, execution and delivery by BCC) this Agreement constitutes a legal, valid and binding obligation of Apple enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Applicable Laws relating to or affecting creditors’ rights generally or by general equitable principles (whether considered in a proceeding in equity or at law).

(iii) The execution, delivery and performance by Apple of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, consent or approval of, or filing with, any Governmental Authority; provided that Apple is required to make certain filings and disclosures under applicable securities laws.

(iv) The execution, delivery and performance by Apple of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene or violate the charter or bylaws of Apple, or (ii) contravene or violate any Applicable Law or any judgment, order, injunction, or decree of any Governmental Authority applicable to Apple.

(b) BCC hereby represents and warrants to Apple as follows.

(i) BCC is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. BCC is duly qualified to do business and is in good standing in the State of Maryland and as a foreign corporation or other legal entity in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires it to be so qualified.

(ii) The execution, delivery and performance by BCC of this Agreement and the consummation of the transactions contemplated hereby are within each BCC’s corporate powers and have been (or will be prior to the Initial Closing Date) duly authorized by all requisite corporate action on the part of BCC. This Agreement has been duly executed and delivered by BCC and (assuming due authorization, execution

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and delivery by Apple) this Agreement constitutes a legal, valid and binding obligation of BCC enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Applicable Laws relating to or affecting creditors’ rights generally or by general equitable principles (whether considered in a proceeding in equity or at law).

(iii) The execution, delivery and performance by BCC of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, consent or approval of, or filing with, any Governmental Authority.

(iv) The execution, delivery and performance by BCC of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene or violate the charter or bylaws of BCC, or (ii) contravene or violate any Applicable Law or any judgment, order, injunction, or decree of any Governmental Authority applicable to BCC.

(v) The Purchase Agreement is in full force and effect and, as of the date of this Agreement, there exist no material defaults on the part of BCC or, to the knowledge of BCC, on the part of Sellers under the Purchase Agreement. BCC has not heretofore assigned, sold, pledged or encumbered its right, title or interest in or under the Purchase Agreement. As of the date of this Agreement, BCC has furnished to Apple a complete copy of the Purchase Agreement, together with all amendments thereto. As of the date of this Agreement, BCC has not exercised any rights of Buyer under the Purchase Agreement to terminate the Purchase Agreement or to exclude any of the Marriott Assets from the Purchased Assets to be acquired thereunder. BCC has not received any written notice from Sellers under the Purchase Agreement to exclude the Purchased Hotel known as “Courtyard North” and its related Purchased Assets from the purchase and sale under the Purchase Agreement pursuant to Section 5.13 of the Purchase Agreement.

Section 10. DISCLAIMER. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT OR THE PURCHASE AGREEMENT, EACH OF BCC AND APPLE HEREBY EXPRESSLY DISCLAIMS, AND EACH OTHER PARTY HEREBY EXPRESSLY ACKNOWLEDGES AND AGREES THAT NEITHER BCC, APPLE NOR ANY OF THEIR RESPECTIVE AFFILIATES, EMPLOYEES, ADVISORS, AGENTS OR OTHER REPRESENTATIVES HAS MADE OR WILL MAKE AT ANY TIME, EITHER EXPRESSLY OR IMPLIEDLY, ANY REPRESENTATIONS, GUARANTIES, COVENANTS, PROMISES, STATEMENTS, ASSURANCES OR WARRANTIES OF ANY KIND WHATSOEVER CONCERNING ANY OF THE ACQUIRED BUSINESS, THE PURCHASED ASSETS, THE EXCLUDED ASSETS, THE ASSUMED LIABILITIES, THE EXCLUDED LIABILITIES OR ANY RIGHTS, PRIVILEGES, LIABILITIES OR OBLIGATIONS OF ANY PERSON UNDER THE PURCHASE AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS.

Section 11. Broker’s Fee. It is acknowledged and agreed that upon the Closing, BCC is obligated to pay a fee to CB Richard Ellis of Virginia, Inc. (“CBRE”) under the

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Confidentiality and Commission Agreement dated as of November 29, 2007 between BCC and CBRE (the “CBRE Agreement”). Apple shall be responsible for, and shall pay in full, a portion of the fee due to CBRE under the CBRE Agreement that is attributable to the Marriott Assets, which amounts are set forth on Schedule 11 (the “CBRE Fee”), and BCC shall be responsible for all other fees due to CBRE under the CBRE Agreement. On each Closing Date, Apple shall pay the applicable portion of the CBRE Fee due at such Closing directly to CBRE, in accordance with payment instructions to be delivered by CBRE under the CBRE Agreement.

Section 12. Inspection; Due Diligence. Apple shall have all rights of “Buyer” under Section 5.02(a) of the Purchase Agreement to conduct due diligence in connection with its purchase of the Marriott Hotels and the Marriott Assets; provided that Apple shall be subject to and bound by the conditions and restrictions set forth in Section 5.02(a) of the Purchase Agreement.

Section 13. Due Diligence Period. It is acknowledged and agreed that the Due Diligence Period under the Purchase Agreement has expired, and therefore that neither Party has the right to terminate the Purchase Agreement without fault under Section 5.02(b) of the Purchase Agreement.

Section 14. Title Insurance and Surveys. It is acknowledged and agreed that BCC was required to obtain Title Commitments and Surveys with respect to the Purchased Assets, including the Marriott Hotels, within 10 Business Days of the date of the Purchase Agreement, and that BCC was required to deliver the Objection Notices to Sellers on or before April 11, 2008. It is further acknowledged and agreed that Buyer’s right under Section 5.03 of the Purchase Agreement to terminate the Purchase Agreement has expired in accordance with its terms, and that neither BCC nor Apple shall have any right to terminate the Purchase Agreement under Section 5.03 of the Purchase Agreement; provided that if any of Buyer’s rights were reserved prior to such expiration, or otherwise become exercisable by Buyer after the Effective Time, that Apple shall have all rights and obligations of “Buyer” under Section 5.03 of the Purchase Agreement; provided further that (i) notwithstanding the foregoing, each Party shall have the rights to terminate this Agreement and the Purchase Agreement otherwise contemplated in this Agreement or the Purchase Agreement, to the extent applicable, and (ii) the Parties’ acknowledgement under this Section 14 shall not constitute an approval of any exceptions that Sellers have agreed to eliminate in accordance with Section 5.03 of the Purchase Agreement.

Section 15. Franchise Agreements, Assumed Indebtedness, Liquor Licenses. Promptly after the Effective Time, (a) Apple shall perform Buyer’s obligations under, and shall comply with in all respects, Sections 5.04 (Franchise Agreements), 5.07 (Assumption of Assumed Indebtedness; Payment of Non-Assumed Indebtedness) and 5.08 (Liquor Licenses) of the Purchase Agreement, to the extent such provisions and obligations relate to the Marriott Assets, and (b) Apple shall be responsible for and shall pay any and all costs and expenses contemplated to be paid by Buyer under any of Sections 5.04, 5.07 or 5.08 of the Purchase Agreement, including franchise application and transfer fees, loan assumption fees and/or licensing fees, to the extent relating to the Marriott Assets.

Section 16. Construction Hotels. From and after the Effective Time, Apple shall be solely liable and responsible for all liabilities and obligations under the Purchase Agreement with

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respect to the Construction Hotels, including the obligation to purchase the Construction Hotels upon satisfaction or waiver of all conditions to Buyer’s obligation to consummate such purchase under the Purchase Agreement. From and after the Effective Time, BCC shall have no liabilities or obligations whatsoever under the Purchase Agreement with respect to the Construction Hotels. Notwithstanding the foregoing, BCC shall have the sole and exclusive right to manage the Construction Hotels upon Apple’s acquisition of such Construction Hotels, pursuant to the terms and conditions of the Apple Management Agreements entered into on the Initial Closing Date in accordance with Section 23 hereof (it being understood that if Apple does not acquire a Construction Hotel, the Apple Management Agreement for such Construction Hotel will terminate by its terms). Apple shall pay to BCC the BCC Expenses applicable to each Construction Hotel on the date of Closing of Apple’s acquisition of each such Construction Hotel.

Section 17. Property Improvement Plans; Franchise Agreement Costs. With respect to all Franchise Agreement Costs to be borne by Buyer under Section 5.06 of the Purchase Agreement, Apple shall be liable for and shall pay 100% of such costs to the extent applicable to the Marriott Assets. In the event Sellers shall deliver notice to Buyer to terminate the Purchase Agreement under Section 5.06(c) of the Purchase Agreement, then either Party shall be entitled to elect to assume the excess Franchise Agreement Costs under Section 5.06(c) and to cause Sellers to consummate the Closing. In the event neither BCC nor Apple shall elect to cause Sellers to consummate the Closing under Section 5.06(c) of the Purchase Agreement, and the Purchase Agreement shall therefore be terminated under Section 5.06(c), then, upon the effectiveness of the termination of the Purchase Agreement, (i) this Agreement shall terminate automatically, (ii) the entire Deposit, together with all interest accrued thereon from the date of deposit of the Deposit into escrow under the Escrow Agreement, shall be refunded to BCC, and Apple shall have no right to any portion of the Deposit, (iii) the entire Apple Deposit, together with all interest accrued thereon from the date of deposit of the Apple Deposit into escrow under the Apple Escrow Agreement, shall be refunded to Apple, and BCC shall have no right to any portion of the Apple Deposit, (iv) the Buyer’s Expenses to be paid by Sellers to Buyer under Section 5.06(c) of the Purchase Agreement as a result of such termination shall be shared equally between BCC and Apple, (v) Apple shall pay to BCC, and reimburse BCC for, the BCC Expenses, and (vi) except as otherwise contemplated in this Agreement, neither Apple nor BCC shall have any further liability or obligation to the other under this Agreement or the Purchase Agreement as a result of such termination. For avoidance of doubt, it is acknowledged and agreed that Apple shall not be liable for any costs and expenses of BCC pursuant to this Section 17 unless such costs and expenses constitute BCC Expenses and such BCC Expenses are due and payable hereunder.

Section 18. Ground Landlord Estoppels. From and after the Effective Time, but subject to the terms and conditions of this Agreement, Apple shall have all rights and obligations of “Buyer” under Section 5.09 of the Purchase Agreement with respect to the Marriott Assets. Notwithstanding the foregoing, in the event Apple shall desire to extend the Initial Closing Date in accordance with Section 5.09(ii) of the Purchase Agreement, Apple shall consult in good faith with BCC in determining whether or not to so extend the Initial Closing Date. In addition, in the event Apple (subject to Section 30(e)) shall terminate the Purchase Agreement in accordance with the provisions of Section 5.09 of the Purchase Agreement, then, upon the effectiveness of the termination of the Purchase Agreement, (i) this Agreement shall terminate automatically, (ii)

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the entire Deposit, together with all interest accrued thereon from the date of deposit of the Deposit into escrow under the Escrow Agreement, shall be refunded to BCC, and Apple shall have no right to any portion of the Deposit, (iii) the entire Apple Deposit, together with all interest accrued thereon from the date of deposit of the Apple Deposit into escrow under the Apple Escrow Agreement, shall be refunded to Apple, and BCC shall have no right to any portion of the Apple Deposit, (iv) Apple shall pay to BCC, and reimburse BCC for, the BCC Expenses, and (v) except as otherwise contemplated in this Agreement, neither Apple nor BCC shall have any further liability or obligation to the other under this Agreement or the Purchase Agreement as a result of such termination.

Section 19. Jefferson Pilot Land. From and after the Effective Time, but subject to the terms and conditions of this Agreement, Apple shall have all rights and obligations of “Buyer” under Section 5.13 of the Purchase Agreement, including Buyer’s right to exclude Courtyard North and its related Purchased Assets from the purchase and sale transactions contemplated under the Purchase Agreement. Notwithstanding the foregoing, in the event Apple shall exclude Courtyard North from the purchase and sale under the Purchase Agreement, all costs and expenses of Buyer to be paid by Sellers on the Initial Closing Date under Section 5.13 of the Purchase Agreement shall be shared equally between BCC and Apple.

Section 20. Suffolk Hotels. From and after the Effective Time, but subject to the terms and conditions of this Agreement, Apple shall have all rights, remedies and obligations of “Buyer” under Section 5.14 of the Purchase Agreement, including Buyer’s right to exclude Courtyard Suffolk and TownePlace Suites Suffolk from the purchase and sale transactions contemplated under the Purchase Agreement.

Section 21. Charlottesville Courtyard. From and after the Effective Time, but subject to the terms and conditions of this Agreement, Apple shall have all rights, remedies and obligations of “Buyer” under Section 5.16 of the Purchase Agreement in accordance with, and subject to the provisions of, Section 5.16 of the Purchase Agreement. In the event the Charlottesville Closing shall not take place simultaneously with the Initial Closing, and the Purchase Price shall be consequently reduced by $500,000 under Section 5.16 of the Purchase Agreement, such $500,000 amount shall reduce Apple’s purchase price payable under this Agreement and the Purchase Agreement.

Section 22. JP Expenses. From and after the Effective Time, but subject to the terms and conditions of this Agreement, Apple shall have all rights and obligations of “Buyer” under Section 5.17 of the Purchase Agreement and Apple shall be responsible for and shall pay all JP Expenses and other amounts payable by Buyer under Section 5.17 of the Purchase Agreement.

Section 23. Management of Marriott Hotels and Excluded Hotels.

(a) On the Initial Closing Date, BCC and Apple shall enter into a management agreement with respect to each Marriott Hotel in the applicable form attached hereto as Schedule 23, subject to such modifications as may be agreed by the Parties (such agreements, the “Apple Management Agreements”), pursuant to which BCC, or its Affiliate, shall act as manager for each Marriott Hotel; provided that with respect to each Construction Hotel or any other Marriott Hotel not acquired by Apple on the Initial Closing Date, BCC and Apple shall enter into an

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Apple Management Agreement on the Initial Closing Date, but BCC shall not begin performing services under the Apple Management Agreements for the Construction Hotels (except for pre-opening services, to the extent contemplated in the applicable Apple Management Agreement for such Construction Hotels) or any other Marriott Hotel not acquired by Apple on the Initial Closing Date, and Apple shall have no payment or other obligations to BCC thereunder, unless and until consummation of the applicable Delayed Closing for each such Construction Hotel or other Marriott Hotel not acquired by Apple on the Initial Closing Date (except for payment for pre-opening services, to the extent contemplated in the applicable Apple Management Agreement for such Construction Hotels), and each such Apple Management Agreement shall provide for termination without cost to Apple (except for costs incurred and payable in connection with pre-opening services, to the extent contemplated in the applicable Apple Management Agreement for the Construction Hotels) if any Marriott Hotel is not acquired by Apple pursuant to the terms of this Agreement and the Purchase Agreement. It is acknowledged and agreed that Apple’s rights to acquire the Marriott Assets under this Agreement and the Purchase Agreement are expressly conditioned upon Apple’s execution of an Apple Management Agreement for each Marriott Hotel on or prior to the Initial Closing Date. Notwithstanding any provision of this Agreement or the Purchase Agreement to the contrary, BCC shall not be obligated to consummate any Closing of the transactions contemplated under the Purchase Agreement unless and until Apple shall have executed and delivered to BCC an Apple Management Agreement with respect to each of the Marriott Hotels on or prior to the Initial Closing Date. If at any time all conditions to the Initial Closing under the Purchase Agreement shall have been satisfied, or waived by the applicable parties, and Apple shall refuse to execute and deliver to BCC an Apple Management Agreement with respect to each of the Marriott Hotels at or prior to such time, then (i) BCC shall not be required to consummate the Initial Closing under the Purchase Agreement, (ii) BCC shall be entitled to terminate this Agreement immediately for Apple’s material breach, and the remedies contemplated in Section 30(a)(i) shall apply (but without any notice or cure period), and (iii) Apple shall indemnify and hold harmless BCC and all BCC Indemnified Parties from and against any and all Damages incurred by such BCC Indemnified Parties as a result of a breach by Buyer of the terms and conditions of the Purchase Agreement due to BCC’s refusal to consummate the Closing, including any loss of the Deposit under the Purchase Agreement.

(b) It is acknowledged and agreed that BCC or its Affiliate shall provide management services to each of the Excluded Hotels (including any Purchased Hotels the purchase and sale of which is terminated under the Purchase Agreement prior to the Closing), and that neither Apple nor any of its Affiliates, employees, agents or representatives shall have any right to provide management services to any of the Excluded Hotels. In the event any Purchased Hotel under the Purchase Agreement shall become an Excluded Hotel for any reason, including as contemplated in Sections 5.05, 5.13, 5.14 and 5.16 of the Purchase Agreement, (i) Apple shall not have any rights to manage such Excluded Hotels, and (ii) such Excluded Hotels shall be managed by BCC under the terms and conditions of the Purchase Agreement. It is further acknowledged and agreed that BCC shall have the sole right of first refusal as to each Excluded Hotel under Section 6.02 of the Purchase Agreement and that Apple shall not have any rights under Section 6.02 of the Purchase Agreement; provided that (A) promptly upon receipt of any notice from Sellers triggering BCC’s right of first refusal under the Purchase Agreement, BCC shall provide notice to Apple that such right of first refusal has been initiated and, subject to the same obligations of confidentiality that may be imposed upon BCC in connection with

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such notice and right of first refusal, BCC shall disclose to Apple the purchase price for the applicable Excluded Hotel subject to BCC’s right of first refusal, and (B) subject to BCC’s right of first refusal under the Purchase Agreement and all rights of BCC thereunder, Apple shall not otherwise be restricted or prohibited from acquiring any of the Excluded Hotels.

Section 24. Performance Covenant. Each of BCC and Apple hereby covenants and agrees that it will perform and fulfill its covenants and obligations as Buyer under the Purchase Agreement in accordance with the terms and subject to the conditions of the Purchase Agreement, as such covenants and obligations are allocated between the Parties under this Agreement.

Section 25. Confidentiality. All confidential or proprietary information with respect to any of BCC, Sellers, the Purchased Assets, the Acquired Business, the Assumed Liabilities or the transactions contemplated by the Purchase Agreement shall be kept and held confidential by Apple in accordance with the terms and conditions of the letter agreement between Apple and BCC dated as of February 28, 2008, without regard to whether such letter agreement shall remain in effect by its terms. Notwithstanding the foregoing or anything contained in such letter agreement, this Agreement or the Purchase Agreement to the contrary, subject to the provisions of Section 35, Apple shall be entitled to make such disclosures and public or other filings as may be required by applicable law, including filings with the Securities and Exchange Commission.

Section 26. Employees and Employment Matters. Notwithstanding any provisions of Section 6.08 of the Purchase Agreement or any other provision of the Purchase Agreement or this Agreement to the contrary, BCC shall make offers of employment to each of the Employees in accordance with Section 6.08 of the Purchase Agreement and covenants and agrees to perform, satisfy and discharge all obligations of Buyer under the Purchase Agreement with respect to employees, benefit plans and other employment matters, including with respect to the Marriott Assets, and Apple shall have no obligation or liability with respect to any of the foregoing obligations (which shall be included within the definition of BCC Reserved Rights and Liabilities), and Apple shall not make, and shall have no obligation to make, offers of employment to, hire or employ any of the Employees, regardless of whether or not such Employees may currently be employed by the Marriott Hotels. BCC agrees to indemnify and hold harmless each Apple Indemnified Party (as hereinafter defined) from and against all losses, costs, expenses, liabilities and damages paid or incurred by any Apple Indemnified Party as a result of BCC’s breach of its obligations under this Section 26 or the applicable provisions of the Purchase Agreement.

Section 27. Conditions to Closing.

(a) The obligation of BCC to consummate each Closing under the Purchase Agreement shall be subject to the satisfaction, or the waiver by BCC, of the conditions to the Buyer’s obligations to close set forth in Article 8 of the Purchase Agreement, to the extent such conditions are applicable to the BCC Reserved Rights and Liabilities, the BCC Assets or the BCC Liabilities. The obligation of Apple to consummate each Closing under the Purchase Agreement shall be subject to the satisfaction, or the waiver by Apple, of the conditions to the Buyer’s obligations to close set forth in Article 8 of the Purchase Agreement, to the extent such conditions are applicable to the Marriott Assets or the Marriott Liabilities. With respect to

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conditions upon the obligation of Buyer to consummate any Closing under the Purchase Agreement that are of general application, that are applicable to both the BCC Assets (or the BCC Liabilities) and the Marriott Assets (or the Marriott Liabilities) or that are not clearly applicable to any of the foregoing, each of BCC and Apple shall be entitled to satisfaction or waiver of such condition as a condition precedent to its obligation to consummate such Closing under the Purchase Agreement. Except as otherwise provided in Section 23(a), with respect to BCC, each Party hereby covenants and agrees to consummate each Closing of the transactions under the Purchase Agreement upon such time as such Party’s respective conditions to such Closing shall be satisfied or waived.

(b) Except as otherwise provided in Section 23(a), with respect to BCC, if either BCC or Apple shall refuse to consummate the Closing at any time when all conditions precedent to such Party’s obligation to close under the Purchase Agreement have been satisfied or waived, the other Party shall have the remedies contemplated in Section 30(c), as applicable.

Section 28. Casualty and Condemnation. From and after the Effective Time, but subject to the terms and conditions of this Agreement, (a) Apple shall have all rights and obligations of “Buyer” under Article 11 of the Purchase Agreement with respect to the Marriott Assets, and (b) BCC shall have all rights and obligations of “Buyer” under Article 11 of the Purchase Agreement with respect to the BCC Assets. In the event either BCC or (subject to Section 30(e)) Apple, as applicable, shall terminate the Purchase Agreement in accordance with the provisions of Article 11 of the Purchase Agreement, then, upon the effectiveness of the termination of the Purchase Agreement, (i) this Agreement shall terminate automatically, (ii) the entire Deposit, together with all interest accrued thereon from the date of deposit of the Deposit into escrow under the Escrow Agreement, shall be refunded to BCC, and Apple shall have no right to any portion of the Deposit, (iii) the entire Apple Deposit, together with all interest accrued thereon from the date of deposit of the Apple Deposit into escrow under the Apple Escrow Agreement, shall be refunded to Apple, and BCC shall have no right to any portion of the Apple Deposit, (iv) Apple shall pay to BCC, and reimburse BCC for, the BCC Expenses, and (v) except as otherwise contemplated in this Agreement, neither Apple nor BCC shall have any further liability or obligation to the other under this Agreement or the Purchase Agreement as a result of such termination. In the event of any partial termination of the Purchase Agreement by either Party under Article 11 of the Purchase Agreement, this Agreement and the Purchase Agreement shall remain in effect and the applicable provisions of the Purchase Agreement shall govern.

Section 29. Buyer Termination Rights Under Purchase Agreement.

(a) In addition to the rights of the Parties to terminate the Purchase Agreement contained elsewhere in this Agreement (including Sections 13, 14, 17, 18, 28 and 30) and/or in the Purchase Agreement, the Parties shall have the right to exercise Buyer’s rights under the Purchase Agreement to terminate the Purchase Agreement at any time prior to the Initial Closing as follows:

(i) With respect to any mutual agreement of Buyer and Sellers to terminate the Purchase Agreement under Section 10.01(a)(i) of the Purchase Agreement, each of Apple and BCC must agree in writing to such termination prior to either Party executing any such written agreement of termination with Sellers.

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(ii) Each of BCC and (subject to Section 30(e)) Apple shall have the right to exercise Buyer’s right to terminate the Purchase Agreement pursuant to Section 10.01(a)(ii) of the Purchase Agreement if the Initial Closing shall not have been consummated on or before the Drop Dead Date (as such date may be extended under the Purchase Agreement); provided, however, that a Party may not so terminate the Purchase Agreement if the Initial Closing shall not have been consummated by the Drop Dead Date by reason of the failure of such Party to perform, or to cause its Affiliates to perform, in all material respects any of its or their respective covenants or agreements contained the Purchase Agreement.

(iii) Each of BCC and (subject to Section 30(e)) Apple shall have the right to exercise Buyer’s right to terminate the Purchase Agreement pursuant to Section 10.01(a)(iii) of the Purchase Agreement in the event of a material breach of the Sellers under the Purchase Agreement (subject to the terms and conditions of Section 10.01(a)(iii) of the Purchase Agreement).

(iv) In the event the Parties shall agree to terminate the Purchase Agreement in accordance with Section 29(a)(i), or either BCC or (subject to Section 30(e)) Apple, as applicable, shall terminate the Purchase Agreement in accordance with Section 29(a)(ii) or 29(a)(iii) of this Agreement prior to the Initial Closing Date, then, in each case upon the effectiveness of the termination of the Purchase Agreement, (A) this Agreement shall terminate automatically, (B) the entire Deposit, together with all interest accrued thereon from the date of deposit of the Deposit into escrow under the Escrow Agreement, shall be refunded to BCC, and Apple shall have no right to any portion of the Deposit, (C) the entire Apple Deposit, together with all interest accrued thereon from the date of deposit of the Apple Deposit into escrow under the Apple Escrow Agreement, shall be refunded to Apple, and BCC shall have no right to any portion of the Apple Deposit, (D) any Buyer’s Expenses to be paid by Sellers to Buyer under 10.03(a) of the Purchase Agreement as a result of such termination shall be shared equally between BCC and Apple, (E) Apple shall pay to BCC, and reimburse BCC for, the BCC Expenses, and (F) except as otherwise contemplated herein, neither Apple nor BCC shall have any further liability or obligation to the other under this Agreement or the Purchase Agreement as a result of such termination.

(b) After the Initial Closing, Apple shall have the right to exercise Buyer’s rights under the Purchase Agreement to terminate the obligation of Buyer and Sellers to consummate a Delayed Closing under the Purchase Agreement as follows:

(i) With respect to any mutual agreement of Buyer and Sellers to terminate the obligation of Buyer and Sellers to consummate a Delayed Closing under Section 10.01(b)(i) of the Purchase Agreement, Apple may agree in writing to such termination, subject to the provisions of Section 30(e).

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(ii) Apple shall have the right to exercise Buyer’s right to terminate the obligation of Buyer and Sellers to consummate a Delayed Closing pursuant to Section 10.01(b)(ii) of the Purchase Agreement in the event of a material breach of the Sellers under the Purchase Agreement (subject to the terms and conditions of Section 10.01(b)(ii) of the Purchase Agreement).

(iii) In the event Apple shall terminate the obligation under the Purchase Agreement of Buyer and Sellers to consummate a Delayed Closing in accordance with this Section 29(b), then, upon the effectiveness of such termination, (i) the obligations of Apple under this Agreement to consummate such Delayed Closing shall terminate automatically, (ii) any portion of the Deposit, together with interest accrued thereon, payable to Buyer under the Purchase Agreement as a result of such termination shall be refunded to BCC, (iii) the same amount shall be refunded to Apple from the Apple Deposit under the Apple Escrow Agreement, (iv) Apple shall pay to BCC, and reimburse BCC for, any BCC Expenses not previously reimbursed to BCC that would have been payable at such Delayed Closing, and (v) except as otherwise contemplated herein, neither Apple nor BCC shall have any further liability or obligation to the other under this Agreement or the Purchase Agreement as a result of such termination.

Section 30. Termination Rights Under this Agreement.

(a) In addition to the rights of the Parties to terminate this Agreement prior to the Initial Closing Date contained elsewhere in this Agreement (including Sections 13, 14, 17, 18, 28 and 29), each of BCC and Apple shall have the right to terminate this Agreement prior to the Initial Closing Date in the event of a material breach by the other of any covenant or agreement under this Agreement or the Purchase Agreement, where such breach is not cured by the breaching party within 10 Business Days of receiving written notice from the terminating party of the breach, which written notice shall state that unless such breach is cured in accordance with this Section 30(a), the terminating Party intends to terminate this Agreement.

(i) In the event of any termination of this Agreement by BCC under this Section 30(a) as a result of Apple’s breach of this Agreement, (A) the entire Apple Deposit, together with all interest accrued on the Apple Deposit from the date of deposit of the Apple Deposit into escrow under the Apple Escrow Agreement, shall be paid and released in full to BCC and Apple shall not be entitled to any portion of the Deposit or the Apple Deposit, (B) Apple shall pay to BCC, and reimburse BCC for, the BCC Expenses, and (C) except as otherwise contemplated herein, neither Apple nor BCC shall have any further liability or obligation to the other under this Agreement or the Purchase Agreement as a result of such termination.

(ii) In the event of any termination of this Agreement by Apple under this Section 30(a) as a result of BCC’s breach of this Agreement, (A) the entire Apple Deposit, together with all interest accrued on the Apple Deposit from the date of deposit of the Apple Deposit into escrow under the Apple Escrow Agreement, shall be refunded to Apple, (B) BCC shall pay and reimburse Apple for the Apple Expenses and all BCC Expenses previously paid by Apple to BCC, and (C) except as otherwise contemplated herein, neither Apple nor BCC shall have any further liability or obligation to the other under this Agreement or the Purchase Agreement as a result of such termination.

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(b) This Agreement may not be terminated after the Initial Closing Date. However, after the Initial Closing but prior to any Delayed Closing, each of BCC and Apple shall have the right to terminate the rights and obligations under this Agreement to consummate such Delayed Closing in the event of a material breach by the other of any covenant or agreement under this Agreement or the Purchase Agreement, where such breach is not cured by the breaching party within 10 Business Days of receiving written notice from the terminating party of the breach, which written notice shall state that unless such breach is cured in accordance with this Section 30(b), the terminating Party intends to terminate the rights and obligations under this Agreement to consummate such Delayed Closing.

(i) In the event of any termination under this Section 30(b) after the Initial Closing Date by BCC of the rights and obligations under this Agreement to consummate any Delayed Closing, (A) a portion of any remaining Apple Deposit corresponding to such Delayed Closing, and any interest accrued thereon, shall be released from escrow under the Apple Escrow Agreement and paid to BCC, (B) Apple shall pay to BCC, and reimburse BCC for, any BCC Expenses not previously reimbursed to BCC corresponding to such Delayed Closing, and (C) except as otherwise contemplated herein, neither Apple nor BCC shall have any further liability or obligation to the other under this Agreement or the Purchase Agreement relating to such Delayed Closing as a result of such termination.

(ii) In the event of any termination under this Section 30(b) after the Initial Closing Date by Apple of the rights and obligations under this Agreement to consummate any Delayed Closing, (A) a portion of any remaining Apple Deposit corresponding to such Delayed Closing, and any interest accrued thereon, shall be released from escrow under the Apple Escrow Agreement and paid to Apple, (B) BCC shall pay and reimburse Apple for the Apple Expenses corresponding to such Delayed Closing, and all BCC Expenses previously paid by Apple to BCC, to the extent corresponding to such Delayed Closing, and (C) except as otherwise contemplated herein, neither Apple nor BCC shall have any further liability or obligation to the other under this Agreement or the Purchase Agreement relating to such Delayed Closing as a result of such termination.

(c) This Agreement shall terminate automatically in the event of any termination of the Purchase Agreement by Sellers pursuant to Section 10.01(a)(iii) of the Purchase Agreement except as expressly set forth in this Agreement.

(i) In the event that the breach by Buyer under the Purchase Agreement giving rise to Sellers’ termination under Section 10.01(a)(iii) of the Purchase Agreement is a breach of a covenant, agreement or obligation allocated solely to BCC under this Agreement, or results from BCC’s failure to consummate a Closing under the Purchase Agreement at any time after which the conditions to BCC’s obligation to consummate such Closing shall have been satisfied or waived (other than as contemplated in Section 23), (A) the entire Apple Deposit, together with all interest

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accrued on the Apple Deposit from the date of deposit of the Apple Deposit into escrow under the Apple Escrow Agreement, shall be refunded to Apple, (B) BCC shall pay and reimburse Apple for the Apple Expenses, and (C) except as otherwise contemplated herein, neither Apple nor BCC shall have any further liability or obligation to the other under this Agreement or the Purchase Agreement as a result of such termination.

(ii) In the event that the breach by Buyer under the Purchase Agreement giving rise to Sellers’ termination under Section 10.01(a)(iii) of the Purchase Agreement is a breach of a covenant, agreement or obligation allocated solely to Apple under this Agreement, or results from Apple’s failure to consummate a Closing under the Purchase Agreement at any time after which the conditions to Apple’s obligation to consummate such Closing shall have been satisfied or waived, (A) the entire Apple Deposit, together with all interest accrued on the Apple Deposit from the date of deposit of the Apple Deposit into escrow under the Apple Escrow Agreement, shall be paid and released in full to BCC, and Apple shall not be entitled to any portion of the Apple Deposit, (B) Apple shall pay to BCC, and reimburse BCC for, all BCC Expenses, and (C) except as otherwise contemplated herein, neither Apple nor BCC shall have any further liability or obligation to the other under this Agreement or the Purchase Agreement as a result of such termination.

(iii) In the event that the breach by Buyer under the Purchase Agreement giving rise to Sellers’ termination under Section 10.01(a)(iii) of the Purchase Agreement is a breach of a covenant, agreement or obligation allocated jointly to both BCC and Apple under this Agreement, or results from the Parties’ mutual failure to consummate a Closing under the Purchase Agreement at any time after which the conditions to the Parties’ obligation to consummate such Closing shall have been satisfied (other than, with respect to BCC, as contemplated in Section 23), the Parties shall share liability on a basis proportionate to their relative responsibility for such breach, including liability for the Deposit (provided that in no event shall Apple’s liability for the Deposit or any portion thereof exceed the amount of the then remaining Apple Deposit, nor shall BCC’s liability for the Deposit or any portion thereof exceed the amount of the then remaining Deposit) and for any further liabilities or obligations incurred as a result of such breach; provided that in such event Apple shall pay to, and reimburse BCC for, the BCC Expenses.

(d) In the event of any termination by Sellers of the obligation of Buyer and Sellers to consummate a Delayed Closing under the Purchase Agreement pursuant to Section 10.01(b)(ii) of the Purchase Agreement, this Agreement shall not terminate, but the corresponding obligation of the Parties to consummate such Delayed Closing hereunder shall likewise terminate.

(i) In the event that the breach by Buyer under the Purchase Agreement giving rise to Sellers’ termination of a Delayed Closing under Section 10.01(b)(ii) of the Purchase Agreement is a breach of a covenant, agreement or obligation allocated solely to BCC under this Agreement, or results from BCC’s failure to consummate such Delayed Closing under the Purchase Agreement at any time after which the conditions to BCC’s obligation to consummate such Closing shall have been

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satisfied or waived (other than as contemplated in Section 23), (A) any portion of the Apple Deposit corresponding to such Delayed Closing, together with all interest accrued thereon, shall be refunded to Apple, (B) BCC shall pay and reimburse Apple for the Apple Expenses corresponding to such Delayed Closing, and (C) except as otherwise contemplated herein, neither Apple nor BCC shall have any further liability or obligation to the other under this Agreement or the Purchase Agreement with respect to such Delayed Closing as a result of such termination.

(ii) In the event that the breach by Buyer under the Purchase Agreement giving rise to Sellers’ termination of a Delayed Closing under Section 10.01(b)(ii) of the Purchase Agreement is a breach of a covenant, agreement or obligation allocated solely to Apple under this Agreement, or results from Apple’s failure to consummate such Delayed Closing under the Purchase Agreement at any time after which the conditions to Apple’s obligation to consummate such Closing shall have been satisfied or waived, (A) any portion of the Apple Deposit corresponding to such Delayed Closing, together with all interest accrued thereon, shall be paid and released in full to BCC, (B) Apple shall pay to BCC, and reimburse BCC for, all BCC Expenses corresponding to such Delayed Closing, and (C) except as otherwise contemplated herein, neither Apple nor BCC shall have any further liability or obligation to the other under this Agreement or the Purchase Agreement with respect to such Delayed Closing as a result of such termination.

(iii) In the event that the breach by Buyer under the Purchase Agreement giving rise to Sellers’ termination of a Delayed Closing under Section 10.01(b)(ii) of the Purchase Agreement is a breach of a covenant, agreement or obligation allocated jointly to both BCC and Apple under this Agreement, or results from the Parties’ mutual failure to consummate such Delayed Closing under the Purchase Agreement at any time after which the conditions to the Parties’ obligation to consummate such Delayed Closing shall have been satisfied (other than, with respect to BCC, as contemplated in Section 23), the Parties shall share liability on a basis proportionate to their relative responsibility for such breach, including liability for any portion of the Deposit payable to Sellers (provided that in no event shall Apple’s liability for the Deposit or any portion thereof exceed the amount of the then remaining Apple Deposit, nor shall BCC’s liability for the Deposit or any portion thereof exceed the amount of the then remaining Deposit) and for any further liabilities or obligations incurred as a result of such breach; provided that in such event Apple shall pay to, and reimburse BCC for, the BCC Expenses corresponding to such Delayed Closing.

(e) Notwithstanding any provision of this Agreement or the Purchase Agreement to the contrary, with respect to any right of Apple under this Agreement or otherwise (x) to terminate the Purchase Agreement voluntarily prior to the Initial Closing Date, or (y) to terminate the obligation of Buyer and Sellers to consummate any Delayed Closing under the Purchase Agreement, in the event Apple shall desire to exercise any such right of termination, Apple shall first deliver written notice of such intention to BCC at least three Business Days prior to the effective date of such termination, and BCC shall have the right to elect instead to terminate this Agreement, or to terminate Apple’s obligation to consummate any Delayed Closing under this Agreement, as the case may be.

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(i) In the event of any termination by BCC of this Agreement under clause (x) of Section 30(e), (i) this Agreement shall be terminated upon BCC’s notice of termination to Apple, (ii) the Purchase Agreement shall remain in full force and effect in accordance with its terms, (iii) the Apple Deposit, together with all interest accrued on the Apple Deposit from the date of deposit of the Apple Deposit into escrow under the Apple Escrow Agreement, shall be refunded to Apple, (iv) Apple shall reimburse BCC for all BCC Expenses, and (v) except as otherwise contemplated in this Agreement, neither Apple nor BCC shall have any further liability or obligation to the other under this Agreement or the Purchase Agreement as a result of such termination.

(ii) In the event of any termination by BCC of Apple’s obligation to consummate any Delayed Closing under this Agreement under clause (y) of Section 30(e), (i) the Purchase Agreement shall remain in full force and effect in accordance with its terms, (ii) any remaining portion of the Apple Deposit corresponding to such Delayed Closing, together with all interest accrued thereon, shall be refunded to Apple, (iii) Apple shall reimburse BCC for all BCC Expenses corresponding to such Delayed Closing, and (iv) except as otherwise contemplated in this Agreement, neither Apple nor BCC shall have any further liability or obligation to the other under this Agreement or the Purchase Agreement as a result of such termination.

(f) With respect to any right of BCC under this Agreement or otherwise to terminate the Purchase Agreement voluntarily prior to the Initial Closing Date, BCC shall deliver written notice of its exercise of any such right to Apple at least three Business Days prior to the effective date of such termination. BCC shall not have the right to terminate this Agreement other than as to a Delayed Closing after the Initial Closing Date.

Section 31. Effect of Termination.

(a) Upon any termination of this Agreement, this Agreement shall forthwith become void and of no further force or effect, except those which expressly survive termination and except:

(i) for the following provisions, which shall remain in full force and effect: Section 25 (Confidentiality), this Section 31, Section 33 (Expenses), Section 35 (Public Announcements), Section 40 (Governing Law), Section 41 (Jurisdiction) and Section 44 (Entire Agreement); and

(ii) claims and obligations arising prior to or simultaneously with such termination, including obligations of the Parties under this Agreement for any payment, reimbursement or release, as the case may be, of the Initial Deposit, the Additional Deposit, the Apple Deposit, the BCC Expenses or the Apple Expenses, as applicable, shall survive such termination.

(b) It is acknowledged and agreed that a termination of this Agreement shall not constitute an automatic termination of the Purchase Agreement; provided that the Parties acknowledge and agree that an event or circumstance giving rise to a termination of this Agreement may also result in a termination of the Purchase Agreement pursuant to the terms

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thereof. Effective upon any termination of this Agreement, and in the event the Purchase Agreement has not also been terminated, (i) Apple shall forfeit and relinquish all rights and interests under the Purchase Agreement and shall no longer be a Buyer under the Purchase Agreement and (ii) upon the request of BCC, Apple shall assign to BCC all rights, benefits and obligations assigned to Apple under this Agreement and shall take all actions as reasonably necessary under the Purchase Agreement to effect such assignment, including delivery of written notice to Sellers under the Purchase Agreement; provided that Apple shall not be relieved of any liabilities or obligations arising or incurred under this Agreement or the Purchase Agreement prior to any termination of this Agreement. If, upon BCC’s request, Apple shall assign its rights, benefits and obligations under the Purchase Agreement to BCC in accordance with the foregoing clause (ii), BCC shall indemnify and hold harmless Apple for any liabilities, losses, costs, expenses and damages paid or incurred by Apple as a Buyer under the Purchase Agreement arising from acts or omissions of BCC (or its affiliates, agents or representatives) occurring after the termination of this Agreement.

(c) It is further acknowledged and agreed that a termination of the rights and obligations to consummate a Delayed Closing under this Agreement or the Purchase Agreement shall not constitute a termination of this Agreement or the Purchase Agreement, but shall be limited to the termination of the rights and obligations of the Parties, and of Buyer and Sellers under the Purchase Agreement, to consummate such Delayed Closing. Effective upon any termination of Apple’s right and obligation to consummate a Delayed Closing under this Agreement, (i) Apple shall forfeit and relinquish its rights and interests under the Purchase Agreement to consummate such Delayed Closing, and (ii) upon the request of BCC, Apple shall assign to BCC all rights, benefits and obligations assigned to Apple under this Agreement with respect to such Delayed Closing, and shall take all actions as reasonably necessary under the Purchase Agreement to effect such assignment, including delivery of written notice to Sellers under the Purchase Agreement; provided that Apple shall not be relieved of any liabilities or obligations arising or incurred under this Agreement or the Purchase Agreement with respect to such Delayed Closing prior to such termination. If, upon BCC’s request, Apple shall assign its rights, benefits and obligations under the Purchase Agreement with respect to any Delayed Closing to BCC in accordance with the foregoing clause (ii), BCC shall indemnify and hold harmless Apple for any liabilities, losses, costs, expenses and damages paid or incurred by Apple in connection with each such Delayed Closing under the Purchase Agreement arising from acts or omissions of BCC (or its affiliates, agents or representatives) occurring after such termination.

Section 32. Liability and Indemnification.

(a) From and after the Initial Closing Date, each of BCC and Apple shall have, and shall be entitled to exercise, all of the rights and remedies of Buyer against Sellers and Guarantor under the Purchase Agreement, including under Article 9 and Section 13.14 thereof, to the extent related to each of their respective Purchased Assets and Assumed Liabilities and, with respect to BCC, the BCC Reserved Rights and Liabilities. To the extent any claim for indemnification against the Sellers relates to assets or properties acquired by, or liabilities assumed by, both BCC and Apple, or is otherwise mutually applicable to BCC and Apple, BCC and Apple shall cooperate in good faith in the pursuit of such claim so as to maximize recovery of Damages by both BCC and Apple (and their respective Indemnified Parties under the Purchase Agreement) under the Purchase Agreement.

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(b) From and after the Initial Closing Date, each of BCC and Apple shall be liable for, and shall perform and discharge, all liabilities and obligations of Buyer under the Purchase Agreement, including Article 9 thereof, to the extent related to each of their respective Purchased Assets and Assumed Liabilities or the acts or omissions of such Party. To the extent any claim for indemnification by any Seller Indemnified Party relates to assets or properties acquired by, or liabilities assumed by, both BCC and Apple, or is otherwise mutually applicable to BCC and Apple, BCC and Apple shall cooperate in good faith in the defense of such claim so as to minimize liability for Damages for which Apple and/or BCC are liable to Sellers under the Purchase Agreement. Any Damages awarded to any Seller Indemnified Party with respect to claims mutually applicable to BCC and Apple shall be divided between BCC and Apple equitably in proportion to their relative fault as determined by BCC and Apple, by negotiation, settlement, legal proceedings or otherwise.

(c) Each of BCC and Apple (in such capacity, the “Indemnifying Party”) shall indemnify the other Party and its Affiliates, successors and assigns, and each of such Person’s agents, including accountants, counsel, directors, officers, employees and consultants (with respect to BCC, the “BCC Indemnified Parties” and with respect to Apple, the “Apple Indemnified Parties”) against and hold each of them harmless from any and all Damages caused by, resulting from, arising out of or relating to any liabilities and obligations allocated pursuant to this Agreement to such Indemnifying Party as a Buyer under the Purchase Agreement, including any failure to perform any covenants or agreements or any claims for indemnification asserted by any Seller Indemnified Party under the Purchase Agreement.

(d) In addition, BCC shall indemnify and hold harmless each of the Apple Indemnified Parties from and against any Damages suffered by the Apple Indemnified Parties resulting from BCC’s breach of the Purchase Agreement prior to the Effective Time; provided that BCC shall not have any liability or obligation to Apple, and Apple hereby waives and releases any claims against or liabilities or obligations of BCC, for Damages arising out of or relating to the following actions or inactions of BCC as Buyer of the Marriott Assets and the Marriott Liabilities prior to the Effective Date (except to the extent such Damages suffered by Apple arise from a claim from a Seller Indemnified Party or a third party):

(i) BCC’s actions taken in accordance with Section 5.03 of the Purchase Agreement in connection with (A) ordering and obtaining Title Commitments and Surveys, (B) the submission of Buyer’s Objection Notices to Sellers, (C) the grant of an extension to Sellers for Sellers’ delivery of responses to Buyer’s Objection Notices, (D) BCC’s failure to terminate the Purchase Agreement during the Title Termination Period, (E) BCC’s acceptance of Permitted Exceptions on behalf of Buyer or (F) BCC’s approval of the condition of title of any parcel of Owned Real Property on behalf of Buyer under the Purchase Agreement;

(ii) BCC’s failure (A) to submit an application to each franchisor or licensor under the Franchise Agreements for the transfer or assignment of such Franchise Agreements to Buyer, or for the issuance of a new franchise agreement to Buyer, promptly after the date of the Purchase Agreement, (B) to use diligence and commercially reasonable efforts to obtain all necessary approvals for such transfers, assignments or new issuances, as the case may be, or (C) to exercise reasonable

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commercial efforts to secure the release of the applicable Seller and any guarantor under Sellers’ Franchise Agreements, in each case as contemplated under Section 5.04 of the Purchase Agreement;

(iii) BCC’s negotiation of and agreement upon Property Improvement Plans under Section 5.06 of the Purchase Agreement

(iv) BCC’s failure (A) to submit applications to applicable lenders with respect to assumption of the Assumed Indebtedness promptly after the date of the Purchase Agreement, (B) to pay any application fees, loan assumption fees or costs of lenders associated with assumption by Buyer of the Assumed Indebtedness, or (C) to provide financial or other information to the lenders, or to use diligent and commercially reasonable efforts to obtain the consent of lenders to Buyer’s assumption of the Assumed Indebtedness, in each case as contemplated under Section 5.07 of the Purchase Agreement;

(v) BCC’s failure (A) to make an application promptly after the date of the Purchase Agreement to the appropriate Governmental Authorities to have new liquor licenses issued in the name of Buyer or an entity designated by Buyer in compliance with local law for those Marriott Hotels that sell alcoholic beverages, or (B) to use diligence and reasonable efforts to obtain approvals of applicable Governmental Authorities for the issuance of new liquor licenses prior to the applicable Closing Date, in each case as contemplated under Section 5.08 of the Purchase Agreement; or

(vi) BCC’s failure to exclude Courtyard North from the purchase and sale transactions under the Purchase Agreement in accordance with the provisions of Section 5.13.

Notwithstanding the foregoing, BCC represents and warrants to Apple that BCC knows of no claim of delay or lack of due diligence that would prevent the Drop Dead Date from being extended in accordance with Section 10.01(a)(ii) of the Purchase Agreement.

(e) In addition to and without limiting the generality of Section 32(d), BCC shall not have any liability or obligation to Apple, and Apple hereby waives and releases any claims against or liabilities or obligations of BCC, relating to BCC’s performance of due diligence with respect to the Marriott Assets, including the quantity, quality, adequacy, method, content or thoroughness of such due diligence. Apple acknowledges and agrees that any results of due diligence or other information provided by BCC to Apple with respect to the Marriott Assets were provided merely for convenience and that BCC shall not have any liability or obligation to Apple arising therefrom.

(f) Notwithstanding any provision of this Agreement, neither Party shall be liable under this Agreement for consequential, indirect, special or punitive damages or lost profits, except to the extent payable to a third party.

Section 33. Expenses; Setoff. Except as otherwise provided in this Agreement (including in Sections 14, 17, 18, 28, 29 and 30), all costs and expenses incurred in connection with negotiating, preparing and executing this Agreement shall be paid by the Party incurring

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such cost or expenses. Except for the reimbursement of BCC Expenses or Apple Expenses to the extent contemplated herein, each Party shall be responsible for its own, and neither Party shall be obligated to reimburse the other for, any costs or expenses incurred in connection with this Agreement or the Purchase Agreement or the transactions contemplated hereby or thereby, and neither Party shall be liable to the other for any fees or expenses of legal counsel or other advisors. Each Party (the “Payor”) shall be entitled to set off against any unpaid amounts owed to the other Party (the “Payee”), pursuant to the Purchase Agreement, the Transaction Agreements, this Agreement or otherwise, any amounts owed by the Payee to the Payor pursuant to the Purchase Agreement, the Transaction Agreements, this Agreement or otherwise, including any amounts then subject to a pending claim for indemnification or collection under this Agreement (for so long as such claim shall remain pending). Each Party shall be responsible for the portion of Transfer Taxes payable by Buyer under the Purchase Agreement that is attributable to such Party’s Purchased Assets.

Section 34. Commercially Reasonable Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, the Parties (i) will use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Laws or otherwise to consummate the assignment and assumption transactions contemplated by this Agreement and the consummation of the transactions contemplated under the Purchase Agreement, and (ii) agree to execute and deliver, or cause to be executed and delivered, such other documents, certificates, agreements and other writings as may be reasonably necessary to implement expeditiously the assignment and assumption transactions contemplated by this Agreement and the consummation of the transactions contemplated under the Purchase Agreement.

Section 35. Public Announcements. Neither Party will issue any press release or make any public statement with respect to this Agreement, the Purchase Agreement or the transactions contemplated hereby or thereby without the prior written consent of the other Party, unless required under Applicable Law. Notwithstanding the foregoing, in the event Apple shall desire or be required to issue any press release or make any public statement or other filings or disclosures with respect to this Agreement, the Purchase Agreement or the transactions contemplated hereby or thereby, Apple shall endeavor to provide a draft of such intended release or disclosure to BCC and to Tidewater at least two Business Days prior to such release, and shall consider in good faith any comments or objections of BCC or Tidewater to the form or substance of such release or disclosure as well as any reasonable requests of BCC or Tidewater for confidential treatment of particular provisions of this Agreement or the Purchase Agreement.

Section 36. Amendments to Purchase Agreement. Neither Party shall be entitled to agree to, or to effect, any amendments to or modifications of the Purchase Agreement without the prior consent of the other, which consent shall not be unreasonably withheld or delayed.

Section 37. Notices. All notices, requests and other communications to either Party hereunder shall be in writing (including facsimile transmission) and shall be given or delivered personally, by facsimile with confirmation of receipt, by mail (first class, postage prepaid), by overnight delivery using a nationally recognized carrier or by email, to the Parties at the following addresses:

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if to BCC to:

Barceló Crestline Corporation

8405 Greensboro Drive, Suite 500

McLean, Virginia 22102

Attn: General Counsel

Fax No.: (571) 382-1754

Email: pierre.donahue@crestlinehotels.com

with a copy to:

Hogan & Hartson LLP

555 Thirteenth Street, NW

Washington, DC 20004

Attn: Elizabeth M. Donley; Bruce W. Gilchrist

Fax No.: (202) 637-5910

Email: edonley@hhlaw.com; bwgilchrist@hhlaw.com

if to Apple, to:

c/o Apple REIT Eight

814 East Main Street

Richmond, VA 23219

Attn: Samuel F. Reynolds; David P. Buckley

Fax No: (804) 344-8129

Email: sreynolds@applereit.com; dbuckley@applereit.com

with a copy to:

McGuire Woods LLP

One James Center

901 East Cary Street

Richmond, Virginia 23219-4030

Attn: Nancy R. Little

Fax No: (804) 698-2101

Email: nlittle@mcguirewoods.com

or to such other representative or at such other address as a party may furnish to the other Party in writing. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

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Section 38. Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing, which writing specifically references the section of this Agreement to be amended or waived, and is signed, in the case of an amendment, by each Party or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 39. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns. Neither Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party; provided that each Party shall have the right to designate one or more Affiliates to take title to one or more of its respective Purchased Assets on any Closing Date, and to assign its corresponding rights and obligations under this Agreement and the Purchase Agreement to such Affiliates, upon written notice to the other delivered no later than two days prior to such Closing Date; provided further that no such designation or assignment shall relieve such Party of any of its liabilities or obligations under this Agreement or the Purchase Agreement.

Section 40. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to the conflicts of law rules of such state.

Section 41. Jurisdiction. Except as otherwise expressly provided in this Agreement, the Parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in a federal or state court located in the Commonwealth of Virginia and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the Commonwealth of Virginia, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

Section 42. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 43. Counterparts; Third Party Beneficiaries. This Agreement may be signed in one or more counterparts, each of which shall be an original, with the same effect as if the signatures hereto and thereto were upon the same instrument. Any change made to any

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counterpart but not made to all counterparts shall have no effect. This Agreement shall become effective when each Party shall have received a counterpart hereof or thereof signed by the other Party. Signatures provided by facsimile transmission shall be deemed to be original signatures. No provision of this Agreement is intended to confer upon any Person other than the Parties any rights or remedies hereunder.

Section 44. Entire Agreement. This Agreement, together with the Purchase Agreement and other Transaction Agreements, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement. This Agreement shall not be construed as if prepared by one Party, but rather according to its fair meaning as a whole, as if both Parties had prepared it.

Section 45. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 46. Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any rule of law in any particular respect or under any particular circumstances, such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 47. Rules of Construction. Unless the context of this Agreement otherwise clearly requires:

(a) references to the plural include the singular, references to the singular include the plural, references to any gender include the other gender, the terms “include,” “includes,” and “including” are not limiting and have the inclusive meaning represented by the phrase “include without limitation,” “includes without limitation,” and “including without limitation,” respectively, except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, and the term “or” has the inclusive meaning represented by the phrase “and/or”;

(b) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

(c) the terms “day” and “days” mean and refer to calendar day(s);

(d) all Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement; and

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(e) any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day.

[Signature pages follow]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BARCELÓ CRESTLINE CORPORATION, a Maryland corporation

By:	/s/ James Carroll
Name:	James Carroll
Title:	EVP & CFO

APPLE EIGHT HOSPITALITY OWNERSHIP, INC., a Virginia corporation

By:	/s/ Justin G. Knight
Name:	Justin G. Knight
Title:	President

PURCHASE AND SALE AGREEMENT

dated as of

February 22, 2008

among

TIDEWATER HOTELS & RESORTS, INC.

and

THE PARTIES IDENTIFIED ON SCHEDULE A

as Sellers,

THOMAS J. LYONS, JR.

as Guarantor

and

BARCELÓ CRESTLINE CORPORATION

as Buyer

EXECUTION COPY

EXECUTION COPY

Exhibits and Schedules

Exhibits

Exhibit A	Purchased Hotels
Exhibit A-1	Holiday Inn Beachside Ground Lease/Smith
Exhibit A-2	Holiday Inn Beachside Ground Lease/Joyner
Exhibit A-3	Courtyard South Ground Lease
Exhibit A-4	Sheraton Oceanfront Ground Lease
Exhibit B	Laundry Facility
Exhibit C	Parking Lot
Exhibit D	Excluded Hotels
Exhibit E	Assumed Indebtedness
Exhibit F	Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit G	Form of Deed
Exhibit H	Form of Escrow Agreement
Exhibit I	Form of FIRPTA Certificate
Exhibit J	Jefferson Pilot Land
Exhibit K	Form of Ground Lease Assignment
Exhibit L	Form of Ground Landlord Estoppel

Purchase Agreement Schedules

Schedule A	Selling Entities and Purchased Assets
Schedule 2.01(a)(v)	Certain Assumed Contracts
Schedule 2.02(d)	Excluded Contracts
Schedule 2.06(b)	Allocation Statement
Schedule 5.01	Conduct of Business
Schedule 6.02	Procedures for Right of First Refusal

Schedule 9.02	Limitations on Indemnification for Representations and Warranties
Schedule 13.14	Limitations on Guaranty

Sellers’ Schedules

Schedule 3.03	Governmental Authorization
Schedule 3.04	Noncontravention
Schedule 3.06	Financial Statements
Schedule 3.07	Absence of Certain Changes
Schedule 3.08	Liens
Schedule 3.09(a)	Material Contracts
Schedule 3.10	Litigation
Schedule 3.11	Compliance with Laws; Permits
Schedule 3.12(a)	Real Property
Schedule 3.15	Insurance
Schedule 3.16	Employee Matters
Schedule 3.17	Employee Benefit Plans
Schedule 3.18(a)	Environmental Matters
Schedule 3.18(b)	Environmental Permits
Schedule 3.20	Taxes
Schedule 3.21	Related Party Transactions
Schedule 3.23	Intellectual Property Matters

Buyer’s Schedules

Schedule 4.02	Corporate Authorization
Schedule 4.03	Governmental Authorization
Schedule 4.04	Noncontravention

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (together with the Exhibits, Schedules and Attachments hereto, this “Agreement”) is dated as of February 22, 2008 by and among Tidewater Hotels & Resorts, Inc., a Virginia corporation (“Tidewater”), each of the Sellers identified in Schedule A attached hereto (collectively with Tidewater, each a “Seller” and collectively, the “Sellers”), Thomas J. Lyons, Jr. (“Guarantor”) and Barceló Crestline Corporation, a Maryland corporation (“Buyer”). Sellers and Guarantor, on one hand, and Buyer, on the other hand, are referred to hereinafter individually as a “Party” and collectively as the “Parties.”

RECITALS:

A. Sellers are the owners of (i) the hotels and resorts described on Exhibit A (together with all Purchased Assets associated therewith, as described in further detail herein, each a “Purchased Hotel”), (ii) the Management Company Business; (iii) a laundry facility located on Lots 7 and 8, Horse Pasture Road, Virginia Beach, Virginia (the “Laundry Facility”), and (iv) a parking lot located at 36th Street and Atlantic Avenue, Virginia Beach, Virginia (the “Parking Lot”).

B. Guarantor is the owner of a majority of the ownership interests in each of the Sellers and/or Controls each of the Sellers.

C. Sellers desire to sell and transfer all of the assets, and certain of the liabilities, of the Purchased Hotels, the Management Company Business, the Laundry Facility and the Parking Lot to Buyer, and Buyer desires to purchase the assets and assume certain liabilities of the Purchased Hotels, the Management Company Business, the Laundry Facility and the Parking Lot from Sellers, upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS, RULES OF CONSTRUCTION AND ACCOUNTING TERMS

Section 1.01 Definitions. The following terms and phrases, as used in this Agreement, have the following meanings:

“Acquired Business” means, collectively, the business, operation and use of the Purchased Assets.

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person. Guarantor shall be deemed to be an Affiliate of each of the Sellers for purposes of this Agreement.

EXECUTION COPY

“Applicable Law” means, with respect to any Person, any federal, state or local statute, law, common law ruling, ordinance, rule, regulation, order, writ, injunction, decree or other requirement of any Governmental Authority applicable to such Person or any of its properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person), including building codes and zoning laws.

“Business Day” means a day, other than a Saturday, Sunday or other day on which commercial banks in the Commonwealth of Virginia are authorized or required by law to close.

“Buyer’s Expenses” means all costs and expenses (including attorneys’ fees and expenses) incurred by Buyer in connection with this Agreement and the transactions contemplated hereby, up to an aggregate amount of $250,000.

“Claims” means all causes of action, claims, credits, demands, indemnity rights or judgments.

“Closing Date” means, with respect to each Closing as the context so requires, the date of such Closing.

“Contracts” means, with respect to any Person, all contracts, agreements, leases, subleases, licenses, commitments and other undertakings of any kind, whether written or oral, to which such Person is a party, under which such Person is otherwise entitled to benefits or by which such Person otherwise is bound.

“Control” means, with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Employees” means all employees performing services for the Purchased Hotels, the Management Company Business, the Laundry Facility, the Parking Lot and any other Purchased Assets.

“Employment Liabilities” means, collectively, liabilities with respect to the Employees, including liabilities for payment of all compensation, wages, bonuses, incentive payments, accrued vacation pay, sick leave, pension benefits, COBRA rights, and other benefits earned and accrued, together with F.I.C.A., unemployment and other taxes and benefits due from any employer of such Employees.

“Environmental Laws” means all Applicable Laws relating to protection of or damage to natural resources or the environment, pollution control, product registration or Hazardous Materials.

“Franchise Agreement” means, with respect to each Purchased Hotel, any franchise agreement, license agreement or similar Contract with any franchisor, licensor or other Person with respect to the license and use of a hotel franchise or brand.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Ground Landlords” means, collectively, the Holiday Inn Beachside Ground Landlord/Smith, the Holiday Inn Beachside Ground Landlord/Joyner, the Courtyard South Ground Landlord and the Sheraton Oceanfront Landlord.

“Ground Leases” means, collectively, the Holiday Inn Beachside Ground Lease/Smith, the Holiday Inn Beachside Ground Lease/Joyner, the Courtyard South Ground Lease and the Sheraton Oceanfront Ground Lease.

“Hazardous Materials” means any wastes, substances, radiation, or materials (whether solids, liquids or gases) that (i) are listed, regulated or defined under any Environmental Laws; (ii) contain polychlorinated biphenyls (PCBs), mold, methyl-tertiary butyl ether (MTBE), lead-based paints, urea-formaldehyde foam insulation, or petroleum or petroleum products (including crude oil or any fraction thereof); or (iii) pose a hazard to human health, safety, natural resources, employees, or the environment.

“Indebtedness” means, as to any Person: (i) indebtedness created, issued or incurred by such Person for borrowed money or deferred purchase price (whether by loan or the issuance and sale of debt securities or otherwise); (ii) indebtedness of others secured by a Lien on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; and (iii) indebtedness of others guaranteed by such Person.

“Intellectual Property Rights” means any trademark, service mark, trade name, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

“JP Indebtedness” means, collectively, all Indebtedness with respect to those Purchased Hotels identified on Exhibit A hereto as “Courtyard South,” “Courtyard North,” and “Charlottesville Courtyard.”

“Lien” means any mortgage, deed of trust, lien, pledge, charge, security interest, option, encroachment, easement, covenant, lease, reservation, restriction, encumbrance or defect in title of any kind.

“Management Company Business” means the performance of management, marketing and related services for the Purchased Hotels and for the Excluded Hotels.

“Management Company Contracts” means all Contracts pursuant to which the Management Company Business performs management, marketing or similar services for any Person, including the Purchased Hotels and the Excluded Hotels.

“Permits” means licenses (including liquor licenses), certificates of occupancy, franchises, permits and authorization or approvals required to be issued by any Governmental Authority and used in or necessary to the operation of (i) each Purchased Hotel as a fully functioning hotel, (ii) the Management Company Business, (iii) the Laundry Facility, (iv) the Parking Lot, or (v) any of the other Purchased Assets, as applicable.

“Person” means an individual, a corporation, a general partnership, a limited partnership, a limited liability company, a limited liability partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

“Pre-Closing Tax Period” means, with respect to each Closing, (i) any taxable period ending on or before the Closing Date for such Closing, and (ii) with respect to a taxable period that commences before but ends after the Closing Date for such Closing, the portion of such period up to but excluding the Closing Date for such Closing.

“Proceedings” means governmental, judicial or administrative proceedings (public or private), litigation, suits, arbitration, disputes, claims or causes of action.

“Related Party” means Thomas J. Lyons, Jr., Timothy J. Stiffler, and (i) any of their respective relatives by blood, marriage or adoption, (ii) any entity in which Thomas J. Lyons, Jr., Timothy J. Stiffler or any of the persons described in clause (i) owns a beneficial interest and (iii) any Affiliate of any of the foregoing.

“Release” means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration or release of Hazardous Materials into or upon or presence of Hazardous Materials in the environment.

“Required Consent” means each notice, consent, approval or other action by any Person necessary or required with respect to any of the Material Assumed Contracts described in any of Sections 3.09(a)(ii), 3.09(a)(iv), 3.09(a)(vii), 3.09(a)(ix) or 3.09(a)(xv) as a result of the execution, delivery and/or performance of this Agreement or the other Transaction Agreements.

“Seller Employee Plan” means each “employee benefit plan”, as defined in Section 3(3) of ERISA, each material employment, change in control, retention, severance or similar contract, plan, arrangement or policy and each other material plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other equity-based rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by Sellers or any of their Affiliates and covers any Employee.

“Tax Authority” means a Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Returns” means all returns (including information returns), declarations, reports, estimates and statements regarding Taxes required to be filed with any Tax Authority.

“Taxes” means all taxes, and any charges, fees, imposts or other assessments with respect thereto, including all gross receipts, net income, sales, use, ad valorem, value added, transfer, franchise, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation and property taxes, tariffs and customs duties, together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax Authority.

“Transaction Agreements” means this Agreement, the Assignment and Assumption Agreements, the Deeds, the Escrow Agreement, the Pre-Opening Services Agreements and the Parking Lot Lease Contract, including any exhibits or attachments to any of the foregoing, as the same may be amended from time to time.

Section 1.02 Terms Defined Elsewhere in this Agreement.

Term	Section
Accountants	12.02
Additional Deposit	2.06(e)
Agreement	Preamble
Allocation Statement	2.06(b)
Apportioned Tax Obligations	7.01(b)
Apportionment Date	12.01
Apportionment Principles	12.02
Assignment and Assumption Agreements	2.07(b)(ii)
Assumed Contracts	2.03(a)
Assumed Franchise Agreement	5.04
Assumed Indebtedness	2.03(b)
Assumed Liabilities	2.03
Bankruptcy Code	3.19
Basket	9.02(a)
Buyer	Preamble
Buyer Indemnified Parties	9.02(a)
Cap	9.02(a)
Certificates of Occupancy	5.05
Charlottesville Closing	5.16
Charlottesville Indebtedness	5.16
Closing	2.07(a)
Closing Payment	2.06(a)(ii)
Competing Operations	6.01
Confidential Information	6.07
Construction Closing	5.05
Construction Hotel	5.05
Courtyard South Ground Landlord	2.01(a)(iv)(B)
Courtyard South Ground Lease	2.01(a)(iv)(B)
Current Ledger	12.01(a)
Damages	9.02(a)
Deed	2.07(b)(iii)
Delayed Closing	2.07(a)(ii)

Delayed Closing Date	2.06(a)(iii)
Delayed Closing Payment	2.06(a)(iii)
Deposit	2.06(e)
Drop Dead Date	10.01(a)(ii)
Due Diligence Materials	5.02(a)
Due Diligence Period	5.02(b)
Employee Schedule	6.08
Environmental Permits	3.18(b)
Equipment Leases	2.01(a)(v)
ERISA Affiliate	3.17(c)
Escrow Agent	2.06(e)
Escrow Agreement	2.06(e)
Excluded Assets	2.02
Excluded Hotels	2.02(a)
Excluded Liabilities	2.04
FF&E	2.01(a)(iii)(A)
Financial Statements	3.06
Fixed Asset Supplies	2.01(a)(iii)(B)
Franchise Agreement Costs	5.06(b)
Franchise Application Fees	5.04
Ground Landlord Estoppel	5.09
Guarantor	Preamble
Holiday Inn Beachside Ground Landlord/Joyner	2.01(iv)(A)
Holiday Inn Beachside Ground Landlord/Smith	2.01(iv)(A)
Holiday Inn Beachside Ground Lease/Joyner	2.01(iv)(A)
Holiday Inn Beachside Ground Lease/Smith	2.01(iv)(A)
Holiday Inn Sunspree	6.01
Hotel Contracts	2.01(a)(v)
Hotel Improvements	2.01(a)(ii)
Improvements	3.12(c)
Indemnified Party	9.03(a)
Indemnifying Party	9.03(a)
Initial Closing	2.07(a)(i)
Initial Closing Date	2.06(a)(ii)
Initial Deposit	2.06(e)
Inventories	2.01(a)(iii)(C)
Jefferson Pilot Land	5.13
JP Expenses	5.17
Land	2.01(a)(i)
Laundry Facility	Recitals
Leased Real Property	3.12(a)
Material Assumed Contract	3.09(b)
Material Contracts	3.09(a)
Non-Assumed Indebtedness	5.07
Objection Notice	5.03(b)
Obligations	13.14

Oceanside Closing	5.15
Oceanside Indebtedness	5.15
Owned Real Property	3.12(a)
Parking Lot	Recitals
Parking Lot Lease Contract	6.05
Parking Lot Lessee	6.05
Parties	Preamble
Party	Preamble
Permitted Exceptions	5.03(d)
Permitted Liens	3.08
Personal Property	2.01(a)(iii)(E)
Post-Closing Tax Period	7.01(b)
Pre-Opening Services Agreement	6.03
Property Improvement Plan	5.06(a)
Purchase Price	2.06(a)(i)
Purchased Assets	2.01
Purchased Hotel	Recitals
Real Property	3.12(a)
Refusal	5.03(c)
Residence Inn	6.05
Retained Indebtedness	2.04(h)
Seller Indemnified Parties	9.02(b)
Sellers	Preamble
Sheraton Oceanfront Ground Landlord	2.01(a)(iv)(C)
Sheraton Oceanfront Ground Lease	2.01(a)(iv)(C)
Space Leases	2.01(a)(v)
Suffolk Assumed Indebtedness	5.14
Survey	5.03(a)
Surveyor	5.03(a)
Terminated Franchise Agreement	5.04
Termination Notice	5.02(b)
Third Party Claim	9.03(b)
Tidewater	Preamble
Title Commitment	5.03(a)
Title Company	2.06(e)
Title Policy	8.02(c)
Title Termination Period	5.03(c)
Transfer Taxes	7.01(c)
Transferred Employees	6.08
Transferred Permits	2.01(e)
Uniform System of Accounts	2.01(a)(iii)(B)
Utilities	3.12(c)
Zoning Permits	3.12(d)

Section 1.03 Rules of Construction. Unless the context of this Agreement otherwise clearly requires:

(a) references to the plural include the singular, references to the singular include the plural, references to any gender include the other gender, the terms “include,” “includes,” and “including” are not limiting and have the inclusive meaning represented by the phrase “include without limitation,” “includes without limitation,” and “including without limitation,” respectively, except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or”;

(b) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

(c) the terms “day” and “days” mean and refer to calendar day(s);

(d) the phrase “to the knowledge,” “known by,” “known” or “knowingly” (and any similar phrase) means (i) with respect to Sellers, to the actual knowledge of Thomas J. Lyons, Jr. and/or Timothy J. Stiffler and, when used in a representation and warranty, shall be deemed to include a representation that a reasonable investigation or inquiry of the subject matter thereof has been made of such individuals (provided that such individuals shall not be liable for claims under this Agreement merely in their capacity as knowledge parties for Sellers), and (ii) with respect to Buyer, to the actual knowledge of Ed Hoganson and/or Bruce Wardinski and, when used in a representation and warranty, shall be deemed to include a representation that a reasonable investigation or inquiry of the subject matter thereof has been made of such individuals (provided that such individuals shall not be liable for claims under this Agreement merely in their capacity as knowledge parties for Buyer);

(e) all Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement;

(f) any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day; and

(g) the Schedules delivered by Sellers pursuant to Article III hereto shall not amend, limit or otherwise modify the liabilities and obligations of the Sellers with respect to the payment, performance, satisfaction, retention and discharge in full of all Excluded Liabilities.

Section 1.04 Accounting Terms. All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP.

ARTICLE 2

PURCHASE AND SALE

Section 2.01 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Sellers agree to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Buyer, and Buyer agrees to purchase from Sellers, free and clear of all liabilities of Sellers and their Affiliates (other than the Assumed Liabilities) and Liens (other than as expressly permitted herein), all of Sellers’ and their Affiliates’ right, title and interest in, to and under the following assets and properties, other than the Excluded Assets (collectively, the “Purchased Assets”):

(a) Purchased Hotels. All assets, properties, rights, licenses, permits, Contracts, real property, causes of action and business of every kind and description, real, personal or mixed, tangible or intangible, owned by, leased by or in the possession of Sellers or their Affiliates and held or used in connection with the Purchased Hotels, whether now owned or acquired after the date of this Agreement (but prior to the applicable Closing Date), including:

(i) with respect to each Purchased Hotel, the fee interest in and to those certain parcels of land more particularly described on Exhibit A attached hereto and made a part hereof, including all right, title and interest of Sellers and their Affiliates in and to the land lying in the bed of any street or highway in front of or adjoining such land, all water and mineral rights, development rights and all easements, rights and other interests appurtenant thereto, including the Jefferson Pilot Land (collectively, the “Land”);

(ii) with respect to each Purchased Hotel, any and all of Sellers’ or their Affiliates’ right, title and interest in and to the buildings located on the Land, and any and all other buildings, structures (surface and sub-surface), fixtures and other improvements located on the Land, excluding trade fixtures owned by tenants under the Space Leases (as hereinafter defined) (collectively, the “Hotel Improvements”);

(iii) with respect to each Purchased Hotel, the following personal property:

(A) all furniture, furnishings, fixtures, vehicles, rugs, mats, carpeting, appliances, devices, engines, computers, telephone and other communications equipment, televisions and other video equipment, plumbing fixtures and other equipment located upon the Land or within the Hotel Improvements (the “FF&E”);

(B) all items included within the definition of “Property and Equipment” under the Uniform System of Accounts for the Lodging Industry, Tenth Revised Edition, as published by the Hotel Association of New York City, Inc. (the “Uniform System of Accounts”) located at or used in the operation of the Purchased Hotel, including linen, china, glassware, tableware, silver, uniforms and similar items (the “Fixed Asset Supplies”);

(C) all “Inventories” as defined in the Uniform System of Accounts located at or used in the operation of the Purchased Hotel, such as provisions in storerooms, refrigerators, pantries and kitchens, beverages in wine cellars and bars, other merchandise intended for sale or resale, fuel, mechanical supplies, stationery, guest supplies, maintenance and housekeeping supplies and other expensed supplies and similar items (the “Inventories”), provided, however, that to the extent that any Applicable Law prohibits the transfer of alcoholic beverages from Sellers to Buyer, such beverages shall not be considered a part of Inventories;

(D) to the extent transferable, all surveys, architectural, consulting and engineering blueprints, plans and specifications and reports, if any, related to the Purchased Hotel, all books and records, if any, related to the Purchased Hotel; and

(E) to the extent transferable, any and all other items of tangible or intangible personal property owned by Sellers or any of their Affiliates, including Intellectual Property Rights, and located at or used by the Purchased Hotels (the property described in subclauses (A) through (E) of this Section 2.01(a)(iii) being herein referred to as the “Personal Property”); provided that with respect to Personal Property leased by Sellers, title to such leased Personal Property shall not be transferred to Buyer hereunder, but the applicable leases with respect to such Personal Property shall constitute Purchased Assets;

(iv) (A) with respect to hotel known as “Holiday Inn Beachside,” (i) the leasehold interest under that certain Ground Lease, dated as of September 26, 1994, by and between Clarence J. Smith and Margaret Bonner Smith, as lessors (the “Holiday Inn Beachside Ground Landlord/Smith”), and Beachside, L.C., as lessee (the “Holiday Inn Beachside Ground Lease/Smith”) with respect to the real property described on Exhibit A-1, and (ii) the leasehold interest under that certain Lease dated October 1, 1994 between Powell W. Joyner, Jr. and Joan P. Joyner, as lessors (the “Holiday Inn Beachside Ground Landlord/Joyner”) and Beachside, L.C., as lessee (the “Holiday Inn Beachside Ground Lease/Joyner”) with respect to the real property described on Exhibit A-2, (B) with respect to the hotel known as “Courtyard South,” the leasehold interest under that certain Deed of Lease, dated as of December 16, 1998, by and between Ivo Grgas, as lessor (the “Courtyard South Ground Landlord”), and Leeward-Princess Anne Investment Associates, L.L.C., as lessee (the “Courtyard South Ground Lease” with respect to the real property described on Exhibit A-3, and (C) with respect to the hotel known as “Sheraton Oceanfront,” the leasehold interest under that certain Ground Lease, dated as of January 1, 1993 by and between Bank of America, N.A., as trustee under Declaration of Trust dated July 23, 1975 with B.M. Stanton, as lessor (the “Sheraton Oceanfront Ground Landlord”) and Clearwater Investment Associates, L.P., as lessee (the “Sheraton Oceanfront Ground Lease”) with respect to the real property described on Exhibit A-4.

(v) with respect to each Purchased Hotel, subject to Section 2.05, all rights of Sellers and their Affiliates under (A) all Contracts related to the maintenance, ownership, use, possession, management, marketing or operation of such Purchased Hotel or of the Personal Property associated therewith (“Hotel Contracts”), (B) any leases of Personal Property located at, or used in the operation of, such Purchased Hotel

(“Equipment Leases”), (C) any leases, subleases and other occupancy agreements, which provide for the use or occupancy of space or facilities on or relating to such Purchased Hotel (the “Space Leases”), (D) Contracts described on Schedule 2.01(a)(v), and (E) the Assumed Franchise Agreements, but expressly excluding the Terminated Franchise Agreements; and

(vi) with respect to each Purchased Hotel, any and all of Sellers’ or their Affiliates’ right, title and interest in and to all assignable existing warranties and guaranties (express or implied) issued to Sellers or their Affiliates in connection with the Hotel Improvements or the Personal Property;

(b) Management Company Business. All assets, properties, rights, licenses, permits, Contracts, real property, causes of action and business of every kind and description, real, personal or mixed, tangible or intangible, owned by, leased by or in the possession of Sellers or their Affiliates and held or used in connection with the conduct of the Management Company Business, whether now owned or acquired after the date of this Agreement (but prior to the applicable Closing Date), including:

(i) the Management Company Contracts with respect to the Purchased Hotels and the Excluded Hotels and rights to payments and other benefits thereunder;

(ii) to the extent assignable or transferable, as the case may be, all computer equipment, systems, software and programs used in the Management Company Business;

(iii) the lease of office space by Tidewater at 3600 Pacific Avenue, Virginia Beach, Virginia; and

(iv) all personal property associated with the Management Company Business, including Intellectual Property Rights, furniture, equipment and other fixed assets, office equipment and supplies, inventories, communications equipment and vehicles;

(c) Laundry Facility. All assets, properties, rights, licenses, permits, Contracts, real property, causes of action and business of every kind and description, real, personal or mixed, tangible or intangible, owned by, leased by or in the possession of Sellers or their Affiliates and held or used in connection with the Laundry Facility, whether now owned or acquired after the date of this Agreement (but prior to the applicable Closing Date), including:

(i) the fee interest in and to the parcel of land described on Exhibit B attached hereto and made a part hereof, and all right, title and interest of Sellers in and to the land lying in the bed of any street or highway in front of or adjoining the Laundry Facility, all water and mineral rights, development rights and all easements, rights and other interests appurtenant thereto, and all buildings located on the Laundry Facility;

(ii) any and all of Sellers’ or their Affiliates’ right, title and interest in and to the buildings located at the Laundry Facility, and any and all other buildings, structures (surface and sub-surface), fixtures and other improvements located at the Laundry Facility;

(iii) all machinery, equipment, fixed assets, materials, supplies, inventories, furniture and vehicles used in connection with the operation of the Laundry Facility; and

(iv) all Contracts, including Contracts with respect to the supply of materials or the provision of services to the Laundry Facility;

(d) Sheraton Oceanfront Parking Lot. All assets, properties, rights, licenses, permits, Contracts, real property, causes of action and business of every kind and description, real, personal or mixed, tangible or intangible, owned by, leased by or in the possession of Sellers or their Affiliates and held or used in connection with the Parking Lot, whether now owned or acquired after the date of this Agreement (but prior to the applicable Closing Date), including:

(i) the fee interest in and to the parcel of land described on Exhibit C attached hereto as made a part hereof, and all right, title and interest of Sellers and their Affiliates in and to the land lying in the bed of any street or highway in front of or adjoining the Parking Lot, all water and mineral rights, development rights and all easements, rights and other interests appurtenant thereto, and all buildings located on the Parking Lot; and

(ii) any and all of Sellers’ or their Affiliates’ right, title and interest in and to the buildings located on the Parking Lot, and any and all other buildings, structures (surface and sub-surface), fixtures and other improvements located on the Parking Lot;

(e) Licenses and Permits. All of Sellers’ and their Affiliates’ right, title and interest in any to any transferable Permits owned by or granted to, or held or used by, Sellers or their Affiliates in connection with any of the Purchased Assets (collectively, the “Transferred Permits”);

(f) Books and Records. All of Sellers’ and their Affiliates’ right, title and interest in and to any books, records, files and papers, whether in hard copy or computer format, related to the Purchased Assets, including any marketing, promotional or similar materials related to the Purchased Assets;

(g) Goodwill. All of Sellers’ and their Affiliates’ right, title and interest in and to any goodwill associated with the Purchased Assets, together with the right to represent to third parties that Buyer is the successor to the Purchased Assets;

(h) Claims and Causes of Action. All rights and claims of Sellers and their Affiliates against third parties, whether in tort, contract or otherwise, and whether mature contingent or otherwise (i) related to the Assumed Liabilities or (ii) related to Acquired Business, but only, in the case of this clause (ii), to the extent relating to periods following the applicable Closing Date;

(i) Tidewater Name. All right and title of Sellers in and to, and related rights to use, on an exclusive basis, the trade name “Tidewater” and all derivations thereof, including “Tidewater Hotels & Resorts”; and

(j) Buyer Apportioned Assets. All revenues, accounts receivable and other assets apportioned to Buyer in accordance with Article 12;

provided that the sale, conveyance, transfer, assignment and delivery of the Purchased Assets pursuant to this Agreement shall not include the assumption of any liability of Sellers or their Affiliates relating to any of the Purchased Assets unless Buyer expressly assumes such liability pursuant to this Agreement.

Section 2.02 Excluded Assets. The Purchased Assets shall specifically exclude the following assets (collectively, the “Excluded Assets”).

(a) Excluded Hotels. The hotels and resorts identified on Exhibit D (the “Excluded Hotels”), including all associated real property and personal and intangible property and Sellers’ and their Affiliates’ ownership interests in any Persons holding title to such hotels and resorts;

(b) Cash. Any cash and cash equivalents of Sellers and their Affiliates and all rights to any bank accounts of Sellers and their Affiliates;

(c) Claims and Causes of Action. All rights and claims of Sellers and their Affiliates against third parties, whether in tort, contract or otherwise and whether mature, contingent or otherwise (i) related to the Excluded Liabilities, or (ii) related to the Acquired Business, but only, in the case of clause (ii), to the extent relating to periods prior to the applicable Closing Date;

(d) Excluded Contracts. The Contracts described on Schedule 2.02(d);

(e) Insurance. All insurance policies maintained by Sellers, including prepaid premiums thereunder;

(f) Non-Assumed Indebtedness. All refunds, rebates and escrow amounts relating to the Non-Assumed Indebtedness; and

(g) Seller Apportioned Assets. All refunds, rebates, escrow amounts, revenues, accounts receivable and other assets, in each case attributable to periods prior to the applicable Closing Date, and apportioned to Sellers and their Affiliates in accordance with Article 12.

Section 2.03 Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, effective at the time of the applicable Closing, Buyer agrees to pay or otherwise perform, satisfy and discharge the following liabilities (collectively, the “Assumed Liabilities”):

(a) Assumed Contracts. All liabilities and obligations of Sellers or any of their Affiliates under any Contracts constituting Purchased Assets, including the Hotel Contracts, Equipment Leases, Space Leases, Assumed Franchise Agreements and Management Company Contracts (collectively, the “Assumed Contracts”), but solely to the extent such liabilities and obligations arise from the performance of the Assumed Contracts in accordance with their terms from and after the applicable Closing Date (it being understood that the Terminated Franchise Agreements shall not be Assumed Contracts and shall be replaced with new franchise agreements in accordance with Section 5.04);

(b) Assumed Indebtedness. All liabilities and obligations of Sellers and their Affiliates as of the applicable Closing Date for repayment of Indebtedness under the loans and financing arrangements described on Exhibit E (collectively, the “Assumed Indebtedness”) in accordance with the terms and conditions of such Assumed Indebtedness; provided that Buyer’s assumption of the Assumed Indebtedness shall be conditioned upon receipt of all required consents and approvals of the applicable lender with respect to such assumption; and

(c) Buyer Apportioned Liabilities. All expenses, accounts payable or other liabilities apportioned to Buyer in accordance with Article 12.

Section 2.04 Excluded Liabilities. Buyer shall not assume any, and Sellers shall be responsible for the discharge, payment, performance, retention and satisfaction of all, liabilities and obligations of Sellers and their Affiliates and of the Acquired Business other than the Assumed Liabilities (collectively, the “Excluded Liabilities”). Without limiting the generality of the foregoing, Excluded Liabilities shall include:

(a) Liabilities Reflected on Balance Sheet. Other than liabilities apportioned to Buyer in accordance with Article 12, all liabilities that would be reflected on a balance sheet prepared in accordance with GAAP as of the applicable Closing Date, including accounts payable and notes payable;

(b) Assumed Contracts. All liabilities and obligations under any Assumed Contracts to the extent such liabilities and obligations arise from the performance of the Assumed Contracts prior to the applicable Closing Date;

(c) Assumed Indebtedness. All liabilities and obligations under the Assumed Indebtedness with respect to all periods prior to the applicable Closing Date;

(d) Taxes. Taxes based upon, arising out of, or resulting from the Acquired Business for periods up to and including the applicable Closing Date, and any income Taxes resulting from the transactions contemplated by this Agreement;

(e) Excluded Assets. All liabilities and obligations relating to or arising out of Excluded Assets, or any business, events, transactions, facts, acts or omissions of Sellers or their Affiliates other than the Acquired Business;

(f) Employment Related Liabilities. All liabilities and obligations owed by any of Sellers or their Affiliates to any of their current or former employees, directors, consultants, independent contractors, leased employees or the dependents of any of them, including liabilities, obligations and claims of any kind arising out of the employment (or termination of employment, whether actual or constructive) of the Employees prior to the applicable Closing Date, including any actual or constructive termination of any Employees in connection with the transactions contemplated by this Agreement;

(g) D&O Liabilities. All liabilities and obligations arising out of indemnity obligations for the benefit of directors, officers, employees and agents of Sellers and their Affiliates;

(h) Indebtedness. All liabilities and obligations with respect to any Indebtedness other than the Assumed Indebtedness, to the extent not discharged in full prior to the applicable Closing Date (“Retained Indebtedness”);

(i) Sellers’ Environmental Liabilities. All liabilities, damages, losses, Claims, obligations, sanctions, costs and expenses, including interest, penalties and attorneys’ and experts’ fees and disbursements, arising under Environmental Laws in connection with (i) the Excluded Assets, (ii) any real property formerly but not currently owned, operated or leased by Sellers or their Affiliates or (iii) facts, circumstances, conditions or Releases of Hazardous Materials existing, initiated or occurring prior to the applicable Closing Date; and

(j) Seller Apportioned Liabilities. All expenses, accounts payable or other liabilities apportioned to Sellers and their Affiliates in accordance with Article 12.

Section 2.05 Assignment of Assumed Contracts. Sellers will use their commercially reasonable efforts to obtain, prior to each Closing, all applicable consents and approvals of third parties required in connection with the consummation of the transactions contemplated hereby; provided that nothing in this Section 2.05 shall modify or limit in any manner Sellers’ and Buyer’s respective conditions to Closing set forth in Sections 8.01(c) and 8.02(b). If any Assumed Contract cannot be assigned or transferred to Buyer without the consent or approval of a third party, and if such consent or approval is not obtained prior to the applicable Closing Date, then such Assumed Contract shall not be assigned to Buyer on the applicable Closing Date and, at the election of Buyer, Sellers and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sublicensing, or subleasing such Assumed Contract to Buyer; provided that the Parties shall exercise reasonable efforts after Closing to obtain the consent or approval of the applicable third parties in order to effect the assignment or transfer of each Assumed Contract to Buyer. In addition, in the event (x) Sellers or their Affiliates shall enter into, after the date of this Agreement but prior to the applicable Closing Date, any Contract that would be an Assumed Contract under the terms of this Agreement (in which case Sellers shall provide notice thereof to Buyer), or (y) any Party shall identify or become aware of, at any time after the date of this Agreement, any Contract that would be an Assumed Contract under the terms of this Agreement but that is not identified on any of the Schedules attached to this Agreement, Buyer in each case may elect to acquire such Contract as a “Purchased Asset” and an “Assumed Contract” hereunder in its sole discretion upon notice of such election to Sellers.

Section 2.06 Purchase Price; Allocation of Purchase Price.

(a)     (i) Subject to adjustment as provided herein, the aggregate purchase price (the “Purchase Price”) for the Purchased Assets shall equal $281,850,000; provided that notwithstanding the foregoing, the aggregate amount payable to Sellers hereunder shall be reduced by the aggregate Assumed Indebtedness and by any amounts paid in connection with the discharge of Liens in accordance with this Section 2.06(a). A calculation of the estimated Assumed Indebtedness as of the date of this Agreement is set forth on Exhibit E. Sellers shall deliver to Buyer an updated statement of Assumed Indebtedness as of each Closing Date no later than two Business Days prior to such Closing Date.

(ii) Subject to reduction in accordance with the terms and conditions of this Agreement (including Sections 5.06, 5.13, 5.14, 5.15, 5.16 and 6.03), on the date of the Initial Closing (the “Initial Closing Date”), Buyer shall pay to Sellers an amount (the “Closing Payment”) equal to: (A) (1) $281,850,000, plus (2) any amounts payable by Buyer to Sellers in accordance with Section 5.17 minus (B) the Assumed Indebtedness, minus (C) $31,400,000 (the portion of the Purchase Price attributable to the Construction Hotels, as set forth on Schedule 2.06(b)), and plus or minus, as the case may be, (D) the net amount of any apportionments between Buyer and Sellers made as of the Initial Closing Date in accordance with Section 12.01.

(iii) On the date of each Delayed Closing (each a “Delayed Closing Date”), Buyer shall pay to Sellers an amount (each a “Delayed Closing Payment”) equal to: (A) the portion of the Purchase Price attributable to the Purchased Hotel included in the Delayed Closing, as set forth on Schedule 2.06(b), plus or minus, as the case may be, (B) the net amount of any apportionments between Buyer and Sellers made as of the applicable Delayed Closing Date in accordance with Section 12.01 with respect to the applicable Purchased Hotel.

Notwithstanding the foregoing, (x) in the case of clauses (ii) and (iii) above, Buyer may in its sole discretion use a portion of the Closing Payment or Delayed Closing Payment, as applicable, due to any Seller to pay and discharge, on the applicable Seller’s behalf, any Liens (other than Permitted Liens and other than Assumed Indebtedness) upon any of the Purchased Assets that can be discharged upon payment of a liquidated sum of money and that have not been discharged by Sellers prior to or simultaneously with the Initial Closing or a Delayed Closing, as applicable, including the repayment of any Non-Assumed Indebtedness and the discharge of any Liens associated therewith, and (y) Buyer shall have the right to set off against the Purchase Price, and to deduct from any amounts of Purchase Price payable to Sellers hereunder, any amounts payable by Sellers to Buyer under this Agreement, including pursuant to Sections 5.06 and 5.13 and Article IX.

(b) The Purchase Price (and the Assumed Indebtedness, to the extent properly taken into account for Tax purposes) shall be allocated for purposes of this Agreement, as of each Closing Date, among the Purchased Assets in accordance with Schedule 2.06(b) (the “Allocation Statement”).

(c) Seller and Buyer agree to (i) be bound by the Allocation Statement and (ii) act in accordance with the Allocation Statement in the preparation, filing and audit of any Tax Return (including filing Form 8594 with its federal income Tax Return for each taxable year that includes a Closing Date).

(d) Not later than 30 days prior to the filing of their respective Forms 8594 relating to this transaction, each Party shall deliver to the other Party a copy of its Form 8594.

(e) Within one Business Day after full execution of this Agreement by Buyer, Sellers and Guarantor, Buyer shall deliver to Fidelity National Title Insurance Company (the “Escrow Agent” or “Title Company”) the sum of $2,500,000 (the “Initial Deposit”) by wire transfer of immediately available funds. It shall be a condition precedent to the effectiveness of this Agreement that Buyer shall have delivered the Initial Deposit to the Escrow Agent within one Business Day after the date of this Agreement. Within one Business Day after the last day of the Due Diligence Period, Buyer shall deliver to the Escrow Agent the additional sum of $2,500,000 (the “Additional Deposit”), by wire transfer of immediately available funds. The Initial Deposit and the Additional Deposit, and all accrued interest thereon, are collectively referred to herein as the “Deposit”). At Closing, the Deposit shall be paid to Seller by the Escrow Agent for credit against the Closing Payment. The Deposit shall be held and disbursed by the Escrow Agent in accordance with the terms and conditions of this Agreement and of an escrow agreement to be entered into by the Parties substantially in the form attached hereto as Exhibit H (the “Escrow Agreement”).

Section 2.07 Closing Transactions and Deliveries.

(a) Each consummation of the purchase and sale of the Purchased Assets, the assumption of the Assumed Liabilities and the other transactions contemplated hereunder is referred to herein individually as a “Closing” and collectively as the “Closing,” as the context so requires.

(i) Subject to the terms of this Agreement, including Sections 5.15 and 5.16, the initial Closing of the purchase and sale of all of the Purchased Assets other than the Construction Hotels and their related Purchased Assets, and the assumption of all Assumed Liabilities other than those Assumed Liabilities related to the Construction Hotels (the “Initial Closing”) shall take place at a location mutually acceptable to the Parties at 10:00 a.m., local time, on the date that is the earlier of (A) 30 days after the expiration of the Due Diligence Period or (B) May 22, 2008; provided that notwithstanding the foregoing, if any of the conditions to such Closing set forth in Article 8 shall not have been satisfied as of such date, the Initial Closing shall take place on the date that is three Business Days following the date on which the last of the conditions precedent to such Closing set forth in Article 8 of this Agreement has been either satisfied or waived by the Party for whose benefit such conditions precedent exist, or such other date as the Parties may mutually agree.

(ii) Each Closing other than the Initial Closing (each, a “Delayed Closing”) shall occur within three Business Days following the date on which the last of the conditions precedent to such Closing set forth in Article 8 of this Agreement has been either satisfied or waived by the Party for whose benefit such conditions precedent exist, or such other date as the Parties may mutually agree (it being understood that each

Construction Closing is intended to take place within 30 days after Sellers’ or their Affiliates’ receipt of the applicable Certificate of Occupancy for the applicable Construction Hotel, provided that all of the conditions to such Construction Closing set forth in Article 8 applicable thereto shall otherwise have been satisfied).

Each Closing shall be conducted through the delivery of closing documents and funds to the Escrow Agent or another nationally recognized title insurance company acceptable to the Parties pursuant to customary escrow instructions reasonably acceptable to Buyer and Sellers. Each Closing shall be effective as of 12:01 a.m. on the applicable Closing Date; provided that if the Closing Payment or a Delayed Closing Payment, as applicable, is received by the Escrow Agent after 1:00 p.m. on the Closing Date or a Delayed Closing Date, as applicable, the applicable closing shall be effective as of 12:01 a.m. on the next Business Day following the Closing Date or a Delayed Closing Date, as applicable, and such next Business Day shall become the “Closing Date” or “Delayed Closing Date,” as applicable, for purposes of this Agreement.

(b) At each Closing:

(i) Buyer shall deliver to Sellers the Closing Payment or the Delayed Closing Payment, as applicable, in immediately available funds by wire transfer to an account designated by Sellers;

(ii) The applicable Seller and Buyer shall enter into a Bill of Sale, Assignment and Assumption Agreement (the “Assignment and Assumption Agreements”) with respect to the Purchased Assets and Assumed Liabilities included in the applicable Closing substantially in the form attached hereto as Exhibit F;

(iii) The applicable Seller shall deliver to Buyer a special warranty deed (each, a “Deed”) substantially in the form attached hereto as Exhibit G with respect to each parcel of Owned Real Property included in the Closing conveying to Buyer fee simple interest in the applicable land and any appurtenant easement or other rights therewith free and clear of Liens other than Permitted Exceptions;

(iv) The applicable Seller shall deliver to Buyer an assignment of lease with respect to each parcel of Leased Real Property included in the applicable Closing and with respect to each Ground Lease, the applicable Seller and Buyer shall execute and deliver an assignment of Ground Lease in the form attached hereto as Exhibit K;

(v) Sellers shall deliver a schedule of all bookings or reservations for guest, conference or banquet rooms or other facilities at each Purchased Hotel included in the applicable Closing that are scheduled to occur, in whole or in part, after the applicable Closing and a schedule of all deposits held by Sellers and their Affiliates related thereto;

(vi) Sellers shall deliver a schedule of purchase orders for items to be used at, or in connection with, each Purchased Asset included in the applicable Closing that are scheduled for delivery following the applicable Closing;

(vii) Guarantor and each Seller shall deliver a certificate, dated as of the applicable Closing Date, in the form attached hereto as Exhibit I to establish that each of Guarantor and such Seller is not a foreign person for the purposes of the Foreign Investment in Real Property Tax Act;

(viii) To the extent in Sellers’ possession, Sellers shall deliver the original Transferred Permits, warranties, Assumed Contracts included in the applicable Closing and other instruments which are to be assigned to Buyer, or true and correct copies, as certified by Seller, of each of the foregoing if originals are not available;

(ix) Sellers shall deliver possession of the Purchased Assets included in the applicable Closing to Buyer, together with all books and records in Sellers’ possession necessary for the operation of such Purchased Assets, and all keys, including keys for all security systems, rooms and offices;

(x) Sellers and Buyer shall deliver such other documents and instruments as may be required hereby or otherwise reasonably requested by Sellers, Buyer or the Title Company to effectuate the transactions contemplated by this Agreement (including gap indemnity affidavits) and to induce the Title Company to insure title to the Purchased Hotels and the other real property constituting Purchased Assets as described herein, including any transfer tax and other forms required to record the deed of conveyance and any Virginia and/or North Carolina transfer forms;

(xi) Each Seller shall deliver a Secretary’s Certificate attaching and certifying for such Seller (i) true and complete copies of, and no amendments to, such Seller’s certificate of formation and operating agreement (or other equivalent governing documents), (ii) to the extent required under such Seller’s organizational documents, resolutions duly adopted by the board of directors (or equivalent governing body) of, and by the members or other equity owners of, such Seller authorizing the execution, delivery and performance of this Agreement, the Transaction Agreements and all other agreements, documents, certificates and transactions contemplated hereby, and (iii) the incumbency of the officers or other representatives of such Seller executing this Agreement, the Transaction Agreements and the other agreements, documents and certificates to be delivered hereunder; and

(xii) Seller and Buyer shall enter into each of the other Transaction Agreements.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLERS AND GUARANTOR

Each Seller, with respect only to itself and each of its respective Purchased Assets as reflected on Schedule A, and Guarantor (for purposes of Sections 3.02, 3.03 and 3.04 only) represents and warrants to Buyer as follows:

Section 3.01 Corporate Existence and Power. Each Seller is a corporation, limited liability company, limited partnership or other business entity, as the case may be, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

Each Seller is duly qualified to do business and is in good standing in the jurisdiction of its organization and as a foreign corporation or other legal entity in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires it to be so qualified, except where any such failure could not reasonably be expected to result in a material adverse effect on such Seller’s assets, properties, business or operations. Each Seller has all corporate, limited liability company or partnership power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.

Section 3.02 Corporate Authorization. The execution, delivery and performance by each Seller of this Agreement and the other Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby are within each Seller’s corporate, limited liability company or partnership powers and have been duly authorized by all requisite corporate, limited liability company or partnership action on the part of each Seller. This Agreement and each of the other Transaction Agreements have been or will be duly executed and delivered by each such Seller and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes, and (assuming due authorization, execution and delivery by the other parties thereto) each of the other Transaction Agreements when executed and delivered will constitute, a legal, valid and binding obligation of each such Seller enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Applicable Laws relating to or affecting creditors’ rights generally or by general equitable principles (whether considered in a proceeding in equity or at law). The execution, delivery and performance by Guarantor of this Agreement and the consummation of the transactions contemplated hereby are within Guarantor’s powers and have been duly authorized by all requisite action on the part of Guarantor. This Agreement and each of the other Transaction Agreements to which Guarantor is a party have been or will be duly executed and delivered by Guarantor and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes, and (assuming due authorization, execution and delivery by the other parties thereto) each of the other Transaction Agreements when executed and delivered will constitute, a legal, valid and binding obligation of Guarantor enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Applicable Laws relating to or affecting creditors’ rights generally or by general equitable principles (whether considered in a proceeding in equity or at law).

Section 3.03 Governmental Authorization. Except as described on Schedule 3.03, the execution, delivery and performance by each Seller and by Guarantor of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, consent or approval of, or filing with, any Governmental Authority.

Section 3.04 Noncontravention. Except as set forth on Schedule 3.04, the execution, delivery and performance by each Seller any by Guarantor of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not (i) contravene or violate the charter or certificate of formation (or similar organizational documents) or operating agreement or bylaws (or similar organizational documents) of any Seller, (ii) assuming compliance with the matters referred to in Section 3.03, contravene or violate any Applicable Law or any judgment, order, injunction, or decree of any Governmental Authority, (iii) constitute a default under or give rise to any right of consent, revocation, suspension, termination, withdrawal, cancellation, modification or acceleration of any right or obligation or to a loss of any benefit under any provision of any Material Assumed Contract or Management Company Contract or (iv) result in the creation or imposition of any Lien on any Purchased Asset.

Section 3.05 Intentionally Omitted.

Section 3.06 Financial Statements. Schedule 3.06 sets forth the following financial statements (the “Financial Statements”): (i) the audited balance sheet of each of the Purchased Hotels, the Management Company Business, the Laundry Facility and the Parking Lot as at December 31, 2005 and 2006 (including the notes thereto), and the related statements of income, stockholders’ equity and cash flows for the years ended December 31, 2005 and December 31, 2006, together with any accountants’ report thereon, and (ii) the unaudited balance sheet of each of the Purchased Hotels, the Management Company Business, the Laundry Facility and the Parking Lot as at December 31, 2007 and the related statements of income, stockholders’ equity and cash flows for the twelve month period ended December 31, 2007. Except as may be indicated in the notes to the audited Financial Statements, the Financial Statements were prepared in accordance with GAAP and fairly present, in all material respects, the financial position of each Purchased Hotel, the Laundry Facility and the Management Company Business as of the date thereof and its results of operations and cash flows for the period then ended. The Financial Statements have been prepared from, and are in accordance with, the books and records of the Purchased Hotels, the Laundry Facility and the Management Company Business, as applicable, which books and records are maintained in accordance with GAAP consistently applied throughout the periods indicated, and such books and records have been maintained on a basis consistent with the past practice of the applicable entity. Except as disclosed in Schedule 3.06, none of the Purchased Hotels, the Laundry Facility or the Management Company Business has any liabilities or obligations (whether accrued, contingent, absolute, determined, determinable or otherwise) that are of a nature required to be set forth on the face of a balance sheet prepared in accordance with GAAP and are not adequately reflected or provided for in the Financial Statements, except for liabilities and obligations that have been incurred since December 31, 2006 in the ordinary course of business and are not (individually or in the aggregate) material to the applicable Purchased Asset.

Section 3.07 Absence of Certain Changes. Except as disclosed in Schedule 3.07, since December 31, 2006, the Acquired Business has been conducted in the ordinary course consistent with past practices and there has not been:

(a) any event, occurrence or development which, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on the assets, liabilities, properties, business, operations or condition (financial or otherwise) any of the Purchased Hotels (collectively or individually), the Management Company Business, the Laundry Facility or the Parking Lot;

(b) any transaction or commitment made, or any contract or agreement entered into, by Seller or any of its Affiliates relating to any Purchased Asset that will not be terminated or discharged before Initial Closing or the Delayed Closing, as applicable, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement and the other Transaction Agreements;

(c) any material and uninsured damage, destruction, loss or casualty to any Purchased Asset; or

(d) any action or inaction described in Sections 5.01(e), (f) or (g) which, had such action occurred after the date of this Agreement, would be in violation of such Section.

Section 3.08 Title. Sellers have good and marketable title to all tangible personal property constituting Purchased Assets subject only to (i) Liens disclosed on Schedule 3.08, (ii) Liens for Taxes, assessments and similar charges that are not yet due and payable, or (iii) mechanics’, materialmen’s, carriers’, repairers’ and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable or are being contested in good faith (clauses (i), (ii) and (iii) together with the Permitted Exceptions, the “Permitted Liens”); provided that no representation or warranty with respect to title to any parcel of Owned Real Property that shall be insured under a Title Policy to be issued to Buyer in accordance with the provisions of this Agreement shall be deemed made by Sellers under this Section 3.08. The Purchased Assets will constitute all of the assets that are necessary to permit Buyer to continue the operation of the business of each of the Purchased Hotels, the Management Company Business, the Laundry Facility and the Parking Lot following the Closing Date or the Delayed Closing Date, as applicable, in substantially the same manner as such operations have heretofore been conducted by Sellers and their Affiliates. Except as disclosed on Schedule 3.08, with respect to each Seller, no Person other than such Seller owns any right, title or interest in or to such Seller’s respective Purchased Assets as reflected on Schedule A.

Section 3.09 Material Contracts.

(a) Schedule 3.09(a) sets forth a true, correct and complete list of all Contracts of the following types with respect to any of the Purchased Assets (collectively, “Material Contracts”):

(i) (A) Hotel Contracts, (B) Equipment Leases, and (C) Space Leases;

(ii) Management Company Contracts;

(iii) Franchise Agreements;

(iv) leases with respect to any Leased Real Property (including the Ground Leases);

(v) any material licenses or other usage agreements with respect to Intellectual Property Rights;

(vi) any partnership, joint venture or other agreements among any Seller (or its Affiliates) and third parties providing for any right or interest of any third party with respect to any of the Purchased Assets;

(vii) any agreements relating to the acquisition or disposition of any Purchased Assets (whether by merger, sale of stock, sale of assets or otherwise), and/or any Contract that imposes an option, right of first refusal or other similar restriction with respect to any Purchased Asset;

(viii) Contracts with Sellers or any of their Related Parties that will not be terminated at the Initial Closing or a Delayed Closing, as applicable, or would otherwise be binding upon Buyer following the Initial Closing or a Delayed Closing, as applicable;

(ix) all (A) Contracts evidencing Indebtedness, including loan agreements, notes, mortgages, indentures, security agreements, letters of credit or other contracts for the borrowing or lending of money, including all Contracts relating to the Assumed Indebtedness, the JP Indebtedness, the Retained Indebtedness and any Indebtedness that will be repaid at or prior to the Initial Closing or a Delayed Closing, as applicable, and (B) Contracts granting a Lien upon any Purchased Asset;

(x) any (A) collective bargaining Contract or other Contract with any labor association, employee representative, organization or union, or (B) employment Contract, consulting agreement, termination, retention, or severance agreement, change of control agreement, employee lease, independent contractor or similar agreement;

(xi) any Contract providing for indemnification (other than for breach thereof) of any Person with respect to any Purchased Assets or Assumed Liabilities, and any Contract that would limit the freedom of Sellers, Buyer, the Purchased Assets or any Affiliate of the foregoing to compete in any line of business or with any Person or in any area;

(xii) any power of attorney that would be binding on the Buyer or with respect to any Purchased Asset or Assumed Liability after the Initial Closing or a Delayed Closing, as applicable;

(xiii) any Contract to make any capital additions or improvements or capital expenditures and any construction or related Contract with respect to any of the Purchased Hotels;

(xiv) any Contract providing for the services of any dealer, distributor, franchisee, sales representative or similar representative or a Contract providing for payments to any Person based on profits, purchases or sales, other than direct payments for goods;

(xv) any Contract to the extent a Seller receives or is required to pay under such Contract more than $50,000 on an annual basis or $100,000 in the aggregate, including (1) any supply Contract or other Contract for the provision of goods or services to any of the Purchased Assets, and (2) hotel management agreements, hotel marketing or sale agreements, franchise agreements, license agreements, agreements with tour operators or travel agencies and related Contracts; or

(xvi) any Contracts not otherwise described in this Section 3.09(a) the termination or loss of which would be reasonably likely to result in a material adverse effect on the assets, liabilities, properties, business, operations or condition of any Purchased Hotel, or of the Management Company Business, the Laundry Facility or the Parking Lot, as the case may be.

(b) Sellers have made available to Buyer true and complete copies of each Material Contract. Each Material Contract that is an Assumed Contract (each, a “Material Assumed Contract”) is a valid and binding agreement of Sellers, is in full force and effect and is enforceable against Sellers in accordance with its terms (except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or general principles of equity). There are no defaults or events that, with notice or the passage of time or both, would constitute a default under the terms of any Material Assumed Contract or any Management Company Contract.

(c) Sellers have made available to Buyer true and complete copies of each Ground Lease including all amendments thereto. Neither the applicable Seller nor, to the knowledge of Sellers, the applicable Ground Landlord is in default under the applicable Ground Lease and no event has occurred which with the giving of notice or passage of time or both would be a default under any Ground Lease. The current use of all real property subject to a Ground Lease is permitted by the terms of the applicable Ground Lease.

Section 3.10 Litigation. Except as set forth in Schedule 3.10, there are no Proceedings pending or, to the knowledge of Sellers, threatened against or involving any of the Purchased Assets or Sellers before any Governmental Authority or other third party. Except as set forth on Schedule 3.10, to the Sellers’ knowledge, none of the Acquired Business or Purchased Assets are under investigation by any Governmental Authority. The Purchased Assets are not subject to any material judgment, decree, injunction, rule or order of any court or arbitration panel. There is no Proceeding pending, or to the knowledge of Sellers, threatened against or affecting, Guarantor, Sellers or any of their Affiliates before any court or arbitrator or any Governmental Authority which challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or the other Transaction Agreements.

Section 3.11 Compliance with Laws; Permits. Except with respect to Environmental Laws (which are covered in Section 3.18 below) or as set forth on Schedule 3.11, to the Sellers’ knowledge, the Acquired Business has been conducted in compliance in all material respects with, and Sellers and the Purchased Assets are in compliance in all material respects with, all Applicable Laws and with all requests of Governmental Authorities. Except as set forth on Schedule 3.11, all material Permits have been obtained and are in full force and effect. No Seller nor any of Sellers’ Affiliates has received a written notice from any applicable Governmental Authority or third party (A) of any violation, default, intended or threatened non-renewal, suspension or revocation of any Permits or (B) that it lacks any Permits necessary for the present use and occupancy of any of the Purchased Hotels or any other operation of the Acquired Business.

Section 3.12 Real Property.

Exhibit A, Exhibit A-1, Exhibit A-2, Exhibit A-3 and Exhibit A-4 together set forth the legal description of each parcel of real property underlying the Purchased Hotels. Schedule 3.12(a) sets forth (i) the legal description of each additional parcel of real property constituting a Purchased Asset (collectively with the Purchased Hotels, the “Owned Real Property”), and (ii) each parcel of real property leased by Sellers and used by the Acquired Business or otherwise in connection with the Purchased Assets (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”). Sellers do not own, lease, sublease, license, occupy or use any real property in respect of the Acquired Business other than the Real Property.

To the knowledge of Sellers, the Owned Real Property is not subject to any easements, rights, duties, obligations, covenants, conditions, restrictions, limitations or agreements that are not of record. To the knowledge of Sellers, the Owned Real Property is in compliance with, and no Seller (nor any of Sellers’ Affiliates) has received notice of any violation of, any restrictive covenant, easement or other agreement applicable to the Owned Real Property. Other than Sellers, there are no Persons in possession of any portion of Real Property, whether as lessees, tenants at will, occupants or otherwise (other than tenants under the Space Leases and transient guests of the Purchased Hotels in the ordinary course of business).

With respect to all buildings, structures (surface and sub-surface), fixtures and improvements (collectively, “Improvements”) on each Real Property, to the knowledge of Sellers, (i) such Improvements are in good working condition, except for ordinary wear and tear, (ii) all mechanical systems therein are in good operating condition, except for ordinary wear and tear, (iii) all FF&E therein are in good operating condition, except for ordinary wear and tear, (iv) all of the guest rooms of the Purchased Hotels are available for regular occupancy and the lobby, restaurant(s), lounge(s), board rooms, meeting and banquet rooms, “back-of-house” areas, parking facilities and other public areas are available for regular use, with FF&E fully installed, (v) all are accessible to and from public access ways over improved, paved roads adequate to provide all necessary vehicular and pedestrian ingress and egress for the use thereof for its intended purpose, (vi) all utilities, including water, gas, heat, drainage, storm and sanitary septic facilities, telecommunication (including telephone, internet and cable), electrical systems and fire protection (collectively, the “Utilities”), in each case as is necessary for the conduct of the Acquired Business as currently conducted, are available and operable in adequate capacity to permit the use thereof for its intended purpose and Sellers have paid all introduction and connection charges, and (vii) all have adequate signs in place. The buildings located on each Real Property are operating and are open for business to the public.

To the knowledge of Sellers, each Real Property and each Improvement thereon has been completed in all material respects in accordance with all applicable zoning and land use regulations and permits and all restrictions and/or conditions contained in any zoning or land use variance or other similar approval relating to such Real Property or Improvement (collectively, “Zoning Permits”) and neither Sellers nor their Affiliates have received any written notice from any Governmental Authority that any Real Property or Improvement is in violation of any applicable fire, health, building, use, occupancy or zoning laws or other statute, ordinance law or code bearing on the construction or operation of the Real Property or any part thereof where such violation remains outstanding. To the knowledge of Sellers, all such Zoning Permits are in full force and effect and Sellers and their Affiliates have complied with all material obligations thereunder. To the knowledge of Sellers, each Owned Real Property is duly and properly zoned or otherwise in a land use category to permit use as a fully functioning hotel, and is not subject to any building or use restriction that prevents its operation in any material respect as a fully functioning hotel. There are no pending or, to the knowledge of Sellers, threatened proceedings to change the current zoning classification of the Owned Real Property or the conditions applicable thereto.

None of Sellers of their Affiliates (nor, to the knowledge of the Sellers, any other Person) has made any binding commitments to any Governmental Authority or any other Person that would impose an obligation to dedicate any of the Owned Real Property for public purposes or to construct, install or maintain any improvements of a public or private nature on or off the Owned Real Property.

No Owned Real Property is subject to any agreement or other restriction of any nature whatsoever (recorded or unrecorded) restricting the owner’s right to convey or to use it. There are no outstanding purchase contracts, options, rights of first refusal or other agreements of any kind whereby any Person will have the right to acquire the Real Property or any of the Purchased Assets, or any portion thereof or interest therein.

Neither Sellers nor their Affiliates have received any written (or to Sellers’ knowledge, other) notice of any pending condemnation or special assessment proceedings or suits or actions relating to the Real Property and, to Sellers’ knowledge, no such condemnation or special assessment proceedings or suits or actions have been threatened relating to the Real Property.

No work has been performed or materials supplied on or to any Real Property, except for (i) work or materials for which full payment has been made and (ii) work or materials in connection with the Construction Hotels for which payment is not yet due and payable.

With respect to the Leased Real Property, each lease leasing the Leased Real Property is valid, binding and enforceable against Sellers in accordance with its terms and is in full force and effect, Sellers have a valid leasehold interest in the Leased Real Property, free and clear of any Liens other than Permitted Liens, each Seller has paid all rents and other charges to the extent due and payable under all leases and there are no existing defaults, or matters that, with notice or the passage of time, would be defaults, under any leases or other agreements relating to the Leased Real Property. Sellers have delivered to Buyer true and correct copies of each lease covering any portion of Leased Real Property.

Section 3.13 Intentionally Omitted.

Section 3.14 Management. Each Purchased Hotel and each Excluded Hotel is currently and has been at all times managed by Tidewater pursuant to a Management Company Contract, true and complete copies of which have been provided to Buyer. Tidewater has at all times operated each Purchased Hotel and each Excluded Hotel in a good and businesslike fashion.

Section 3.15 Insurance. Schedule 3.15 sets forth a complete and correct list of all material insurance policies (other than title insurance policies) currently in force with respect to the Acquired Business, including a description of whether such policies are “claims made” or “occurrence based” policies. Except as set forth in Schedule 3.15, such policies of insurance are in full force and effect and are valid, outstanding and enforceable, all premiums due thereon have been paid in full and Sellers and their Affiliates have complied in all material respects with the provisions of all such policies. No insurer under any such policy has cancelled or generally disclaimed liability thereunder or indicated any intent to do so or not renew any such policy. To the knowledge of Sellers, all claims under any such policies have been filed in a timely fashion.

Section 3.16 Employee Matters. Except as described on Schedule 3.16, all Employees are employed by their respective Purchased Hotel, the Laundry Facility or Tidewater. Except as set forth in Schedule 3.16, (i) to the knowledge of Sellers, each of Sellers and its Affiliates is in compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and occupational safety and health, and is not engaged in any unfair labor practice within the meaning of Section 8 of the National Labor Relations Act, (ii) to the knowledge of Sellers, neither Sellers nor their Affiliates are liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with Applicable Laws, (iii) no Employees are subject to a collective bargaining agreement and there is no labor strike, dispute, slowdown, or stoppage actually pending or, to the knowledge of Sellers, threatened which relates to the Employees, and no such strike, dispute, slowdown, or stoppage has occurred during the preceding five years, (iv) neither Sellers nor their Affiliates have received any written notice from any labor union or group of employees that such union or group represents or believes or claims it represents or intends to represent any of the Employees of Sellers or their Affiliates, (v) all persons with whom Sellers and/or their Affiliates have engaged as independent contractors are properly classified as independent contractors for Tax, immigration, and employee benefit purposes, (vi) to the knowledge of Sellers, all of Sellers’ and their Affiliates’ current procedures, policies, and training practices with respect to employee matters, including those relating to hiring and termination of employees and worker safety, conform in all material respects to all Applicable Laws; (vii) to the knowledge of Sellers, Sellers and their Affiliates are not subject to any pending claim for overtime compensation due to any employee and, to Sellers’ knowledge, no such claim has been threatened. No consent of any labor union is required to consummate the transactions contemplated by this Agreement.

Section 3.17 Employee Benefit Plans.

(a) Schedule 3.17 identifies each Seller Employee Plan. Sellers have made available to Buyer copies of the Seller Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and summary plan descriptions. To the knowledge of Sellers, each Seller Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all Applicable Laws, including ERISA and the Code.

(b) To the knowledge of Sellers, each Seller Employee Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter as to its qualification.

(c)(i) No Seller Employee Plan is a “Multiemployer Plan” within the meaning of ERISA Section 3(37); (ii) none of Sellers, their Affiliates, nor any entity required to be aggregated with either Sellers or their Affiliates pursuant to Code Section 414 has (an “ERISA Affiliate”), at any time during the past six (6) years, has contributed to, been obligated to contribute to or otherwise participated in a Multiemployer Plan; and (iii) none of Sellers, their Affiliates, or any ERISA Affiliate has incurred any liability as a result of a partial or complete withdrawal from a Multiemployer Plan, as defined in Part I of Title IV of ERISA. No Seller Employee Plan is a “multiple employer welfare arrangement” within the meaning of ERISA Section 3(40) or a multiple employer plan pursuant to Code Section 413(c).

(d) None of Sellers, their Affiliates, or any ERISA Affiliate has ever sponsored, contributed to or participated in a “Defined Benefit Plan” within the meaning of ERISA Section 3(35), and none of Sellers, their Affiliates, or any ERISA Affiliate has or is reasonably expected to incur any liability under Title IV of ERISA.

Section 3.18 Environmental Matters.

(a) To the knowledge of Sellers, except as disclosed on Schedule 3.18(a), in connection with the Purchased Assets:

(i) Sellers and their Affiliates have, and the Acquired Business has, materially complied and are in material compliance with all Environmental Laws and have no liability under Environmental Laws;

(ii) there are no facts, circumstances, conditions or Releases existing, initiated or occurring prior to the Closing Date or Delayed Closing Date, as applicable, which have or will result in material liability to Sellers or their Affiliates, or to the Acquired Business, under Environmental Law;

(iii) there are no pending or, to the knowledge of Sellers, threatened Claims, Liens or Proceedings under Environmental Laws; and

(iv) none of the following are present at any of the Purchased Assets: (A) underground storage tanks or other improvements used currently or in the past for the management of Hazardous Materials; (B) any dump or landfill or other unit for the treatment or disposal of Hazardous Materials; (C) filled in land or wetlands; (D) PCBs; (E) toxic mold; (F) lead-based paint; or (G) asbestos-containing materials.

(b) A true and complete list of all Permits required under Environmental Laws (“Environmental Permits”) held by Sellers or their Affiliates in connection with the Acquired Business, all of which are valid and in full force and effect, is set forth on Schedule 3.18(b).

(c) Sellers have (or, prior to the termination of the Due Diligence Period, shall have) furnished to Buyer copies of all environmental assessments, reports, audits and other material documents in their possession or under their control that relate to Sellers’ or their Affiliates’ compliance with Environmental Laws or the environmental condition of any other real property that Sellers or their Affiliates currently or formerly have owned, operated or leased in connection with the Purchased Assets as historically owned and operated. To Sellers’ knowledge, any information Sellers have furnished to Buyer concerning the environmental condition of any real property or compliance with Environmental Laws is accurate and complete.

Section 3.19 Bankruptcy. No Seller is insolvent within the meaning of Title 11 of the United States Code, as amended (the “Bankruptcy Code”), nor has any Seller ceased to pay its debts as they become due. No Seller has filed or taken any action to file a voluntary petition, case or proceeding under any section or chapter of the Bankruptcy Code, or under any similar law or statute of the United States or any state thereof, relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of their respective debts, and no such petition, case or proceeding has been filed against any Seller which has not been dismissed, vacated or stayed on appeal, and no Seller has been adjudicated as a bankrupt or insolvent or consented to, nor filed an answer admitting or failing reasonably to contest an allegation of bankruptcy or insolvency. No Seller has sought, or consented to or acquiesced in, the appointment of any receiver, trustee, liquidator or other custodian of it or a material part of its assets, and has not made or taken any action to make a general assignment for the benefit of creditors and no attachment or execution has been levied and no tax lien or other governmental or similar lien has been filed, against any Seller or a material part of its respective properties, which has not been duly and fully discharged prior to the date hereof.

Section 3.20 Taxes. Except as set forth on Schedule 3.20:

(a) Sellers have timely filed or caused to be timely filed all material Tax Returns required to be filed with respect to the Acquired Business, and have paid all Taxes required to be paid as shown on such returns and, to the knowledge of Sellers, all such Tax Returns were, when filed, complete and accurate in all material respects;

(b) no material deficiencies for any Taxes have been or are currently being proposed, asserted or assessed in writing, or to Sellers’ knowledge, threatened by any Tax Authority against or with respect to the Acquired Business;

(c) no Tax Authority has asserted in writing any Tax deficiency, lien, interest or penalty against Sellers or any portion of the Acquired Business or the Purchased Assets, in each case that has not been paid, and there is no pending audit or inquiry from any Tax Authority that might reasonably be expected to result in a material Tax deficiency, lien, interest, penalty or other assessment against any of the Purchased Assets, and to Sellers’ knowledge, no event has occurred and no condition or circumstance exists that presents a material risk that any Tax deficiency, lien, interest, penalty or other assessment will be imposed against any of the Purchased Assets;

(d) no Seller has received any notice of proposed increases in property Tax with respect to any of the Purchased Assets for the current or future assessment periods;

(e) none of the Purchased Assets are subject to any Tax allocation or Tax-sharing agreement with any other Person; and

(f) Sellers have not waived any statute of limitations in respect of Taxes with respect to the Acquired Business or agreed to any extension of time with respect to a Tax assessment or deficiency with respect to the Acquired Business.

Section 3.21 Related Party Transactions. Except as described on Schedule 3.21, no Related Party has any direct or indirect interest in (a) any Assumed Contract, (b) any property used by the Acquired Business, or (c) any Person that is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent, customer or client of the Acquired Business (excepting less than 5% stock holdings for investment purposes in securities of publicly held and traded companies).

Section 3.22 Intentionally Omitted.

Section 3.23 Intellectual Property Matters. Except as set forth on Schedule 3.23, Sellers do not own any Intellectual Property Rights. Sellers possess (through licenses or otherwise) adequate valid rights to use all Intellectual Property Rights used in the Acquired Business.

Section 3.24 Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Sellers or any of their Affiliates who will be entitled to any fee or commission from Buyer or its Affiliates in connection with the transactions contemplated by this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers and Guarantor as follows:

Section 4.01 Corporate Existence and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Buyer is duly qualified to do business and is in good standing in the State of Maryland and as a foreign corporation or other legal entity in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires it to be so qualified.

Section 4.02 Corporate Authorization. Except as described on Schedule 4.02, the execution, delivery and performance by Buyer of this Agreement and the other Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby are within Buyer’s corporate powers and have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and each of the other Transaction Agreements to which Buyer is a party have been or will be duly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes, and (assuming due authorization, execution and delivery by the other parties thereto) each of the other Transaction Agreements to which Buyer is a party when executed and delivered will constitute, a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Applicable Laws relating to or affecting creditors’ rights generally or by general equitable principles (whether considered in a proceeding in equity or at law).

Section 4.03 Governmental Authorization. Except as described on Schedule 4.03, the execution, delivery and performance by Buyer of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, consent or approval of or filing with, any Governmental Authority.

Section 4.04 Noncontravention. Except as described on Schedule 4.04, the execution, delivery and performance by Buyer of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not (i) contravene or violate the certificate of incorporation of Buyer, or (ii) assuming compliance with the matters referred to in Section 4.03, contravene or violate any Applicable Law or any judgment, order, injunction, or decree of any Governmental Authority.

Section 4.05 Litigation. There is no Proceeding pending against, or to the knowledge of Buyer, threatened against or affecting, Buyer before any court or arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement and the other Transaction Agreements.

Section 4.06 Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer or any of its Affiliates, other than CB Richard Ellis, the fees of which shall be compensated by Buyer.

ARTICLE 5

PRE-CLOSING COVENANTS, AGREEMENTS AND MATTERS

Section 5.01 Conduct of Business. Between the date of this Agreement and each applicable Closing Date, Sellers shall continue to carry on the Acquired Business as currently conducted and use commercially reasonable efforts to preserve the goodwill and ongoing business of the Acquired Business, and shall cause the applicable Purchased Assets to be maintained in their present order and condition, normal wear and tear excepted, so that the applicable Purchased Assets shall, except for normal wear and tear, be in substantially the same condition on the Closing Date as on the date of this Agreement. Without limiting the foregoing, except as described on Schedule 5.01 or with the prior consent of Buyer (which consent shall not be unreasonably withheld; provided that no such consent shall be required to the extent inconsistent with Applicable Law) prior to each applicable Closing Date, Sellers shall, and shall cause their Affiliates to, with respect to the Purchased Assets:

(a) operate, manage, and maintain the Purchased Hotels in accordance with the applicable Franchise Agreement, including (i) using reasonable efforts to keep a level of employment at the Purchased Hotels sufficient for the normal operations of the Purchased Hotels as currently conducted and to preserve relations with guests, suppliers and other parties doing business with the Purchased Hotels, (ii) accepting booking contracts for the use of the Purchased Hotel facilities on terms not less favorable than the terms typically arranged by Sellers as of the date of this Agreement and using reasonable efforts to retain such bookings, and (iii) maintaining the current level of advertising and other promotional activities for the Purchased Hotels;

(b) use reasonable efforts to retain the services of the Employees;

(c) keep, observe, and perform all its material obligations under each of the Material Contracts;

(d) keep merchandise, supplies and inventory adequately stocked, consistent with the applicable Franchise Agreement;

(e) not (i) make (or have made) any election relating to Taxes, including any change in accounting method for Tax purposes and/or change in Tax classification, or (ii) file any Tax Return other than in a manner consistent with past practice;

(f) not make any changes to its accounting methods, principles or practices, except as required by Applicable Law or GAAP;

(g) except for the pending matters listed on Schedule 5.01, not pay, discharge or satisfy any claims, liabilities or obligations other than in the ordinary course of business consistent with past practice, or fail to pay or otherwise satisfy any accounts payable, liabilities or obligations when due and payable;

(h) not initiate any litigation, action, suit or proceeding (other than routine collection of bills) or settle or, except for the matters listed on Schedule 5.01, agree to settle any litigation, action, suit or proceeding other than in the ordinary course of business;

(i) not grant any bonus, free rent, rebate or other concession to any present or future tenant, other than in the ordinary course of business;

(j) not directly or indirectly sell, pledge, assign, dispose of or encumber any of the Purchased Assets to any Person other than Buyer;

(k) not permit or suffer any Liens which will not be released prior to the applicable Closing, other than the Permitted Liens;

(l) not incur any Indebtedness other than Indebtedness incurred in the ordinary course of business and not secured by any of the Purchased Assets (it being understood that any such incurred Indebtedness shall be an Excluded Liability);

(m) make or cause to be made timely payment in full for all goods and services which have been provided in connection with the Purchased Assets and all debt, if any, secured by the Purchased Assets;

(n) not enter into, terminate or materially amend any Material Contract or new Contract that would be a Material Contract hereunder other than in the ordinary course of business;

(o) not remove nor permit to be removed any of the personal property from any of the Purchased Hotels other than in the ordinary course of business unless any such item is (i) replaced by a substitute of equal or greater value or (ii) an obsolete item of personal property;

(p) not make any commitments with respect to capital expenditures to be paid after the Closing Date or Delayed Closing Date, as applicable, in excess of $200,000 per Purchased Hotel;

(q) deliver to Buyer internal reports for each month showing the performance of the Purchased Hotels, which delivery shall occur within three Business Days after preparation and/or receipt of such reports by Sellers and their Affiliates;

continue all insurance policies with respect to the Acquired Business in full force and effect;

(r) comply in all material respects with Applicable Laws; and

(s) not enter into any Contract or other agreement with respect to any of the matters set forth in this Section 5.01.

Section 5.02 Inspection; Due Diligence Period.

(a) Buyer shall have the right, at its own risk, cost and expense (except as otherwise provided in this Agreement) and at any time, and from time to time prior to Closing, to enter, or cause its agents or representatives to enter, upon the Purchased Hotels and the premises of the other Acquired Businesses at any reasonable time and upon at least one Business Day prior notice to Sellers, for the purpose of making surveys or other tests, inspections, investigations and/or studies of all or any part of the Purchased Assets. In addition, Buyer may, at its own risk, cost and expense, conduct such architectural, environmental, economic, zoning and other assessments and studies of the Purchased Assets as Buyer may, in its sole discretion, deem desirable. Buyer shall conduct, and shall ensure that each of its agents, employees, contractors or representatives conducts, each such entry in a manner that does not materially interfere with the guests of the Purchased Hotels or the operation of the Acquired Business. Buyer shall have reasonable access to all documentation, agreements and other information in the possession of Sellers or Sellers’ agents or Affiliates related to the Purchased Assets and shall have the right to make copies of same; provided that Sellers shall be entitled to withhold any materials that constitute privileged attorney/client communications or with respect to which Sellers are obligated to a third party to maintain in confidence; provided further that in such cases Sellers shall exercise reasonable efforts to give Buyer the benefit of disclosure of such materials, including by redacting privileged information only, obtaining the consent of third parties to disclosure, or otherwise. In addition, Sellers shall make available to Buyer Sellers’ senior management team, which shall include the General Manager, the Controller, the Chief Engineer and the Director of Sales of each of the Purchased Hotels and Tidewater, as well as the Laundry Facility and the Parking Lot, to the extent applicable. To the extent not already made available, Sellers and Guarantor shall make available to Buyer, as soon as practicable and in any event within five Business Days of the date of this Agreement, copies of the following documents and materials relating to the Purchased Assets: (i) Sellers’ existing title policy and survey of each parcel of Owned Real Property, (ii) all Material Contracts, (iii) all material Permits, (iv) all environmental reports obtained by Sellers or in Sellers’ possession with respect to the Owned Real Property, (v) any existing surveys of the Purchased Hotels, (vi) all certificates of occupancy and (vii) such other materials and information as Buyer may reasonably request, including materials related to the Excluded Hotels, to the extent related to the management of such Excluded Hotels (collectively, “Due Diligence Materials”). Unless otherwise permitted by Sellers or their representatives, Buyer shall not contact or have any discussions with any Employees unless Buyer shall give Tidewater at least one day prior notice thereof and provided that a designated representative of Tidewater shall have the right to be present at all times during such discussions. Buyer shall use reasonable efforts not to damage any portion of the Purchased Assets, and Buyer shall use reasonable efforts to restore any damage caused by Buyer or its employees, agents, contractors or other persons acting on behalf of Buyer. In conducting any inspections, Buyer and its representatives shall at all times comply with the terms of all Applicable Laws. Buyer shall furnish Seller with a certificate of general liability and property damage insurance with coverage of at least $1,000,000 per occurrence and $3,000,000 in the aggregate naming Sellers as additional insureds. Buyer agrees to indemnify and hold Sellers harmless from and against any and all Damages incurred by any of the Sellers to the extent they relate to, arise out of or are the result of Buyer’s or its employees’, contractors’ or representatives’ access to, or inspection of, the Purchased Assets, or any tests, inspections, or other due diligence conducted pursuant to this Agreement.

(b) Buyer shall have a period of 60 days from the date of this Agreement (the “Due Diligence Period”) to conduct due diligence with respect to the Purchased Assets and the Acquired Business in its sole discretion, including inspection of the Due Diligence Materials and conduct of the inspections and investigations referenced in Section 5.02(a). Buyer shall have the right to terminate this Agreement in its sole discretion, for any reason or for no reason, at any time prior to the expiration of the Due Diligence Period by delivering written notification of termination (a “Termination Notice”) to Sellers at any time prior to 5:00 p.m. Eastern Time on the last day of the Due Diligence Period (or if the last day of the Due Diligence Period falls on a day that is not a Business Day, the next Business Day thereafter). In the event Buyer shall so deliver any Termination Notice to Sellers, this Agreement shall terminate (except for those provisions that expressly survive termination), whereupon the Deposit shall be returned to Buyer and neither Party shall have any further liability to the other under this Agreement, except pursuant to those provisions that expressly survive termination. In the event that a Termination Notice is not delivered to Sellers by 5:00 p.m. Eastern Time on the last day of the Due Diligence Period, Buyer shall be deemed to have elected to proceed hereunder, and this Agreement shall remain in full force and effect in accordance with its terms. Notwithstanding the foregoing, Buyer shall have the continuing right to terminate this Agreement, in whole or in part, as provided herein, including in accordance with Sections 5.03, 5.05, 5.06, 5.09, 5.13, 5.14 and 10.01, to the extent applicable, without regard to the expiration of the Due Diligence Period.

Section 5.03 Title Insurance and Surveys.

(a) Buyer shall obtain (and Sellers shall reasonably cooperate with Buyer in obtaining), at Buyer’s sole cost, (i) a binding commitment for owner’s policy of title insurance relating to each parcel of Owned Real Property, to be issued by the Title Company, on American Land Title Association Form 1992 (each, a “Title Commitment”) committing to insure Buyer’s good and marketable fee simple title to the Owned Real Property and easement interest in any easements benefiting the Owned Real Property, and (ii) a survey of any Purchased Hotel or other Purchased Assets designated by Buyer, certified to Buyer, Buyer’s lenders and the Title Company, by a land surveyor or professional engineer (the “Surveyor”) chosen by Buyer (each, a “Survey”).

(b) Buyer agrees to order the Title Commitments and Surveys within 10 Business Days following the date of this Agreement and (x) to direct the Title Company to deliver a copy of the Title Commitments (accompanied by copies of all documents listed therein as proposed exceptions to coverage) to Sellers at the same time that the Title Commitments are delivered to Buyer, and (y) to direct the Surveyors to deliver a copy of the Surveys to Sellers at the same time that the Surveys are delivered to Buyer. With respect to each parcel of Owned Real Property, not later than 10 days prior to expiration of the Due Diligence Period, Buyer shall notify Sellers in writing of any objections to exceptions appearing in the Title Commitment that are unacceptable to Buyer in its sole discretion (an “Objection Notice”). Within five days following receipt of an Objection Notice with respect to a particular Owned Real Property, Sellers shall notify Buyer either (i) that they will, prior to the Closing Date or Delayed Closing Date, as applicable, eliminate the exceptions to which Buyer has objected or (ii) that they decline to eliminate specified exceptions; provided, however, that Sellers shall be obligated in any event to, and shall, at Sellers’ sole expense: (A) remove any exceptions that may be removed by the payment of a liquidated sum of money (other than any Assumed Indebtedness), (B) deliver to the Title Company evidence of the authority and good standing of Sellers and similar items as may be required by the Title Company and (C) deliver to the Title Company such affidavits and certifications as may be required to enable to the Title Company to delete the so-called “standard exceptions.”

(c) If Sellers elect to decline to eliminate any exceptions to title to which Buyer has objected, or if Sellers fail to deliver an election to Buyer within the five day period referenced in Section 5.02(b) (each, a “Refusal”), Buyer shall have a period of three Business Days from receipt of Sellers’ Refusal (the “Title Termination Period”), to elect, in Buyer’s sole discretion, to (i) terminate this Agreement in its entirety (except for those provisions of this Agreement that expressly survive termination), in which case the Deposit shall be returned to Buyer and the parties will have no further liability to the other under this Agreement, except pursuant to those provisions of this Agreement that expressly survive termination, or (ii) acquire the applicable Purchased Assets subject to such exceptions to title.

(d) Any exceptions to title reflected in the Title Commitment with respect to a parcel of Owned Real Property (i) to which Buyer does not object in accordance with this Section 5.03, or (ii) to which Buyer objects but Sellers refuse to eliminate, and which Buyer subsequently elects to accept notwithstanding its previous objection, shall be permitted exceptions with respect to such Owned Real Property (“Permitted Exceptions”); provided that Permitted Exceptions shall not include those matters that Sellers are required to eliminate hereunder. If Sellers agree to take the actions necessary to eliminate any exceptions to which Buyer has objected, then such exceptions shall not be Permitted Exceptions and Sellers shall cause such exceptions to be removed prior to or at the Initial Closing or the Delayed Closing, as applicable.

(e) If Buyer fails to provide notice of termination prior to expiration of the Title Termination Period with respect to any Owned Real Property as provided for in this Section 5.03, Buyer shall be deemed to have approved the condition of title of such Owned Real Property, and shall be deemed to have waived its rights to terminate this Agreement by reason of such title objections; provided that notwithstanding the foregoing, the Buyer shall have the termination rights contemplated in this Agreement, including Sections 5.02, 5.06, 5.09, 5.13, 5.14 and 10.01, to the extent applicable; and provided further that Buyer’s failure to terminate this Agreement in accordance with this Section 5.03 shall not constitute an approval of any exceptions that Sellers have agreed to eliminate in accordance with this Section 5.03.

Section 5.04 Franchise Agreements. Promptly after the date of this Agreement, Buyer shall submit its application to each franchisor or licensor under the Franchise Agreements with respect to each of the Purchased Hotels for (i) the transfer or assignment of the subject Franchise Agreement to Buyer (each such transferred Franchise Agreement, an “Assumed Franchise

Agreement”), or (ii) the issuance of a new franchise agreement to Buyer and the termination of the existing Franchise Agreement (each such terminated Franchise Agreement, a “Terminated Franchise Agreement”), as applicable in accordance with the terms and conditions of each Franchise Agreement. Buyer shall be responsible for and shall pay customary application fees due to franchisors under the Franchise Agreements (the “Franchise Application Fees”). Buyer shall use diligent and commercially reasonable efforts to obtain all necessary approvals for the transfer or assignment of the Assumed Franchise Agreements and/or the issuance of new franchise agreements to replace the Terminated Franchise Agreements, as applicable, in each case on terms and conditions reasonably acceptable to Buyer, and Sellers shall cooperate with Buyer in connection therewith. In connection with Buyer’s negotiations with each franchisor and licensor with respect to each Purchased Hotel, Buyer shall be entitled to elect either to assume the existing Franchise Agreement for such Purchased Hotel, or to enter into a new franchise agreement on the applicable Closing Date; provided that in each case, Buyer shall exercise commercially reasonable efforts to obtain from the applicable franchisor and/or licensor the release of the applicable Seller and any guarantor from all liabilities and obligations under such Seller’s respective Franchise Agreement with respect to actions and omissions occurring after the applicable Closing Date.

Section 5.05 Certificates of Occupancy; Construction Hotels. Sellers shall use reasonable commercial efforts to obtain certificates of occupancy in accordance with all Applicable Laws (“Certificates of Occupancy”) with respect to each of the Marriott Chesapeake and the Fairfield Inn Wilmington (the “Construction Hotels”) prior to December 31, 2008 and June 30, 2009, respectively. Notwithstanding any provision of this Agreement to the contrary, it is acknowledged and agreed that the closing of the purchase and sale of the Construction Hotels and the Purchased Assets related thereto shall not take place at the time of the Initial Closing, but shall be postponed until 30 days after receipt of the applicable Certificate of Occupancy with respect to each Construction Hotel and the satisfaction of the other conditions set forth herein with respect to each Construction Hotel (each, a “Construction Closing”). During the period between the Initial Closing and each Construction Closing, each Construction Hotel shall be subject to all covenants, obligations and provisions applicable to Purchased Hotels hereunder as if the Initial Closing had not yet occurred. In the event the Construction Closing for any Construction Hotel shall not occur for any reason, such Construction Hotel shall be an Excluded Hotel for all purposes of this Agreement, including Sections 6.02 and 6.03.

Section 5.06 Property Improvement Plans; Franchise Agreement Costs.

(a) In the event any franchisor under a Franchise Agreement shall require any improvements of any of the Purchased Hotels in connection with the transactions contemplated herein, including the transfer and assignment of any Assumed Franchise Agreement, or the replacement of any Terminated Franchise Agreement, the Parties shall cooperate to agree upon a plan and budget with respect to such property improvements (each, a “Property Improvement Plan”). The Parties shall exercise reasonable commercial efforts to agree upon a Property Improvement Plan with each franchisor under the Franchise Agreements as promptly as practicable following the date of this Agreement.

(b) Subject to the remaining provisions of this Section 5.06, (i) 100% of the aggregate costs associated with the Property Improvement Plans, together with any transfer fees, termination fees, penalties or other costs or fees imposed by or required to be paid to or on behalf of a franchisor or licensor in connection with the transfer or assignment of the Assumed Franchise Agreements, or the issuance of new franchise agreements in replacement of the Terminated Franchise Agreements, other than the Franchise Application Fees (collectively with the costs associated with the Properties Improvement Plans, the “Franchise Agreement Costs”), in each case for all of the Purchased Hotels up to and including an aggregate amount of $4,500,000 shall be borne by Buyer, (ii) 50% of the aggregate Franchise Agreement Costs for all of the Purchased Hotels greater than $4,500,000 and up to and including $6,000,000 shall be borne by each of Sellers and Buyer, and (iii) 100% of the aggregate Franchise Agreement Costs for all of the Purchased Hotels greater than $6,000,000 shall be borne by Sellers.

(c) In the event the aggregate Franchise Agreement Costs for all of the Purchased Hotels shall exceed $7,500,000, Sellers shall have the right to terminate this Agreement prior to the Closing; provided that in the event Sellers shall so determine to terminate this Agreement, Sellers shall provide written notice of such election to Buyer, and Buyer shall have a period of 10 Business Days in which to elect either (a) to assume all Franchise Agreement Costs in excess of $7,500,000 and to cause Sellers to consummate the Closing (in which case this Agreement shall not terminate but shall remain in full force and effect in accordance with its terms), or (b) to terminate this Agreement in its entirety (except for those provisions that expressly survive termination), in which case the Deposit shall be returned to Buyer and Sellers shall be jointly and severally liable to Buyer, and shall promptly pay and reimburse Buyer, for Buyer’s Expenses, whereupon none of the Parties shall have any further liability to the other, except pursuant to those provisions that expressly survive termination. If Buyer fails to make an election pursuant to this Section 5.06(c) within such 10 Business Day period, Buyer shall be deemed to have elected to terminate this Agreement in accordance with the foregoing sentence.

(d) In addition to the provisions of Section 5.06(c), in the event the Franchise Agreement Costs for the Purchased Hotel known as the “Sheraton Oceanfront” shall exceed $1,500,000, Sellers shall have the right to exclude the Sheraton Oceanfront from the purchase and sale contemplated in this Agreement and to reduce the Purchase Price accordingly; provided that Sellers must exercise such right during the initial 45-day period following the date of this Agreement and shall have no right to so exclude the Sheraton Oceanfront from the purchase and sale in this Agreement after the expiration of such initial 45-day period (it being understood that Sellers shall have the right to so exclude the Sheraton Oceanfront from the purchase and sale contemplated in this Agreement if the applicable Seller shall not have received a Property Improvement Plan request from the applicable franchisor prior to expiration of such 45-day period); and provided further that in the event Sellers shall so determine to exclude the Sheraton Oceanfront from the transactions contemplated in this Agreement, Sellers shall provide written notice of such election to Buyer, and Buyer shall have a period of 10 Business Days in which to elect either (a) to assume all Franchise Agreement Costs for the Sheraton Oceanfront in excess of $1,500,000 and to cause Sellers to consummate the Closing with respect to such Purchased Hotel (in which case this shall Agreement remain in full force and effect with respect to the Sheraton Oceanfront in accordance with its terms), or (b) accept Sellers’ exclusion of the Sheraton Oceanfront from the purchase and sale transactions contemplated in this Agreement. In the event Buyer shall accept Sellers’ exclusion of the Sheraton Oceanfront from the purchase and sale transactions contemplated herein, (i) Sellers shall be jointly and severally liable to Buyer, and shall promptly pay and reimburse Buyer for Buyer’s costs and expenses (including attorneys’ fees and expenses) incurred in connection with the Sheraton Oceanfront up to an aggregate amount of $50,000, (ii) the Sheraton Oceanfront shall become an Excluded Hotel for all purposes of this Agreement, including Sections 6.02 and 6.03, and (iii) the dollar values set forth in Section 5.06(b) shall each be reduced by $500,000, such that (A) 100% of the aggregate Franchise Agreement Costs for all of the Purchased Hotels, up to and including an aggregate amount of $4,000,000 shall be borne by Buyer, (B) 50% of the aggregate Franchise Agreement Costs for all of the Purchased Hotels greater than $4,000,000 and up to and including $5,500,000 shall be borne by each of Sellers and Buyer, and (C) 100% of the aggregate Franchise Agreement Costs for all of the Purchased Hotels greater than $5,500,000 shall be borne by Sellers. If Buyer fails to make an election pursuant to this Section 5.06(d) within such 10 Business Day period, Buyer shall be deemed to agree to the exclusion of the Sheraton Oceanfront from the purchase and sale transactions under this Agreement in accordance with the foregoing sentence.

Section 5.07 Assumption of Assumed Indebtedness; Payment of Non-Assumed Indebtedness. Subject to consent of the applicable lenders, Buyer shall assume Sellers’ obligations under the Assumed Indebtedness on and after the Closing Date. Buyer shall be responsible for any loan assumption fees and costs of the applicable lenders associated with the assumption of the Assumed Indebtedness. Sellers shall, at Buyer’s sole cost and expense, cooperate with Buyer in connection with the assumption of the Assumed Indebtedness, including executing such documents, certificates and other materials as necessary to evidence such assumption, obtaining and providing legal opinions and other taking all such actions as may be reasonably required in order to effect such assumption. Promptly after the date of this Agreement, Buyer shall submit to the applicable lenders applications to assume the Assumed Indebtedness. Buyer shall pay all application fees and shall provide to each of the applicable lenders such financial and other information as such lenders may reasonably request as a condition to consenting to Buyer’s assumption of the Assumed Indebtedness. Buyer shall use diligent and commercially reasonable efforts to obtain such consents from the applicable lenders. Without limiting the foregoing, with respect to all Indebtedness on the Purchased Assets other than the Assumed Indebtedness (the “Non-Assumed Indebtedness”), Sellers shall deliver notice of the prepayment of such Non-Assumed Indebtedness in accordance with the terms thereof on the last day of the Due Diligence Period unless the Parties shall agree to deliver such notice on another date.

Section 5.08 Liquor Licenses. Promptly following the date of this Agreement, Buyer shall make an application to the appropriate Governmental Authorities to have a new liquor licenses issued in the name of Buyer or an entity designated by Buyer in compliance with local law for those Purchased Hotels which currently sell alcoholic beverages, and Sellers shall cooperate with Buyer in this regard, at Buyer’s sole cost and expense. Buyer shall use all diligent and reasonable efforts, at its sole cost and expense, to obtain the approval of applicable Governmental Authorities for the issuance of the new liquor licenses prior to, or contemporaneously with, the Initial Closing or the Delayed Closing, as applicable. If such issuance has not been approved by the Closing Date or the Delayed Closing Date, as applicable, Sellers agree to execute such documents as are legal and customary, and reasonably acceptable to Sellers, to permit the continued sale of alcoholic beverages for up to 180 days after the Initial

Closing or the Delayed Closing, as applicable, pending such approval. In such event, Buyer shall maintain liquor liability insurance in amounts currently maintained by Sellers naming Sellers as an additional insureds, and further agrees to indemnify, defend and hold Sellers harmless from and against any liability, cost or expense arising out of Sellers’ cooperation with Buyer during such interim period.

Section 5.09 Ground Landlord Estoppels. Sellers shall exercise commercially reasonable efforts to deliver to Buyer, no later than three Business Days prior to the Initial Closing Date, a copy of a statement in writing from each Ground Landlord substantially in the form attached hereto as Exhibit L (each a “Ground Landlord Estoppel”). In the event that either (x) Buyer has not received the Ground Landlord Estoppels on or before the date that is three Business Days prior to the Initial Closing Date, or (y) a Ground Landlord Estoppel is unacceptable to Buyer’s lender, in its reasonable discretion, then Buyer may, in its sole and absolute discretion, elect either to: (i) terminate this Agreement by giving written notice to Sellers and Escrow Agent on or before the Closing Date, in which event the Deposit shall be paid to Buyer and, thereafter, the Parties shall have no further rights or obligations hereunder except for those obligations which expressly survive the termination of this Agreement, (ii) extend the Initial Closing Date for such additional period of time as may be reasonably required to allow Sellers to deliver the Ground Landlord Estoppels to Buyer, or (iii) waive such requirement, in which event the Initial Closing shall occur as herein provided without any reduction of or credit against the Purchase Price.

Section 5.10 Notices of Certain Events. Sellers shall promptly notify Buyer of:

(a) any notice or other communication to Sellers or their Affiliates from any Person alleging that the consent of such Person is or may be required in connection with, or seeking to enjoin or otherwise interfere with, the transactions contemplated by this Agreement or the other Transaction Agreements;

(b) any notice of any violations of zoning, building, fire, health environmental or other Applicable Laws relating or referring to any of the Purchased Assets;

(c) any material action, suit, claim or investigation commenced related to the Purchased Assets or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or the other Transaction Agreements; or

(d) any event, circumstance, action or inaction that would make untrue any representation or warranty provided by Sellers under this Agreement.

Sellers will send a copies of any related materials to Buyer of any such notice, event or circumstance upon Buyer’s request, and Sellers will use reasonable efforts to correct the same or cause the same to be corrected.

Section 5.11 Intentionally Omitted.

Section 5.12 Seller Cooperation. Sellers shall use reasonable efforts to deliver to lenders designated by the Buyer due diligence materials with respect to the Acquired Business and to make available officers, directors and employees of the Sellers and the Acquired Business as necessary to respond to inquiries by the Buyer’s lenders, and Sellers shall execute and deliver such documents, certificates or other agreements in connection with the Initial Closing or the Delayed Closing, as applicable, as necessary to implement the Buyer’s desired financing of the acquisition of the Acquired Business and any assumption and/or refinancing of any of the Assumed Indebtedness.

Section 5.13 Jefferson Pilot Land.

(a) Sellers shall, prior to the Closing Date, acquire from Jefferson Pilot or its Affiliates all right, title and interest in, to and under the parcel of land described on Exhibit J hereto (the “Jefferson Pilot Land”). In the event the Sellers have not, on or prior to the date that is 30 days after the date of this Agreement, entered into a binding agreement with Jefferson Pilot to acquire the Jefferson Pilot land on the Closing Date (which purchase and sale shall be subject to no conditions other than delivery of the purchase price, the transfer by deed of the Jefferson Pilot Land and the consummation of the applicable Closing hereunder), Sellers shall have the right to exclude the Purchased Hotel known as “Courtyard North” and its related Purchased Assets from the purchase and sale contemplated in this Agreement and to reduce the Purchase Price accordingly; provided that Sellers must exercise such right during the initial 30-day period following the date of this Agreement and shall have no right to so exclude the Courtyard North from the purchase and sale in this Agreement after the expiration of such initial 30-day period. In the event Sellers shall exclude the Courtyard North from the purchase and sale transactions contemplated herein in accordance with this Section 5.13(a), (i) Sellers shall pay to Buyer on the Initial Closing Date Buyer’s costs and expenses (including attorneys’ fees and expenses) incurred in connection with the transactions contemplated in this Agreement up to an aggregate amount of $250,000, and (ii) the Courtyard North shall become an Excluded Hotel for all purposes of this Agreement, including Sections 6.02 and 6.03.

(b) From and after the expiration of the 30-day period contemplated in Section 5.13(a) until the Closing Date, Buyer shall have the right to exclude the Courtyard North and its related Purchased Assets from the purchase and sale transactions contemplated herein upon notice to Sellers if, at the time of Buyer’s delivery of such notice, Sellers have not entered into a binding agreement with Jefferson Pilot to acquire the Jefferson Pilot Land on the Closing Date (which purchase and sale shall be subject to no conditions other than delivery of the purchase price, the transfer by deed of the Jefferson Pilot Land and the consummation of the applicable Closing hereunder). In the event Buyer shall exclude the Courtyard North from the purchase and sale transactions contemplated herein in accordance with this Section 5.13(b), (i) Sellers shall pay to Buyer on the Initial Closing Date Buyer’s costs and expenses (including attorneys’ fees and expenses) incurred in connection with the transactions contemplated in this Agreement up to an aggregate amount of $250,000, and (ii) the Courtyard North shall become an Excluded Hotel for all purposes of this Agreement, including Sections 6.02 and 6.03.

Section 5.14 Suffolk Indebtedness. In the event that Sellers shall not have obtained all necessary consents and approvals of the lender under the Assumed Indebtedness encumbering the Purchased Hotels known as “Courtyard Suffolk” and “Towneplace Suites Suffolk” (collectively, the “Suffolk Assumed Indebtedness”) prior to the Closing Date sufficient to satisfy the condition to Closing contemplated in Section 8.01(c), Buyer or Sellers shall have the right to exclude the Courtyard Suffolk and Towneplace Suites Suffolk hotels, and their related Purchased Assets, from the assets to be acquired by Buyer hereunder and to adjust the Purchase Price and Closing Payment to reflect such exclusion, in which event such hotels shall become “Excluded Hotels” for all purposes of this Agreement, including Sections 6.02 and 6.03 hereof; provided that notwithstanding the foregoing, Sellers shall only have the right to exclude the Courtyard Suffolk and Towneplace Suites Suffolk hotels from the purchase and sale transactions contemplated hereunder under this Section 5.14 during the initial 30-day period following the date of this Agreement and thereafter, Buyer shall have the sole right to so exclude the Courtyard Suffolk and Towneplace Suites Suffolk hotels from the purchase and sale transactions contemplated hereunder under this Section 5.14.

Section 5.15 Holiday Inn Oceanside. Sellers shall exercise reasonable efforts (and Buyer shall cooperate with Sellers) to deliver required notices with respect to the discharge of Indebtedness related to the Purchased Hotel known as “Holiday Inn Oceanside” (the “Oceanside Indebtedness”) or to otherwise enter into an arrangement with the trustee under the Oceanside Indebtedness so as to permit the Closing of the purchase and sale of the Holiday Inn Oceanside to occur simultaneously with the Initial Closing. Without limiting the foregoing, Sellers shall deliver notice of the prepayment of the Oceanside Indebtedness in accordance with the terms thereof on the last day of the Due Diligence Period unless the Parties shall agree to deliver such notice on another date. In the event the 30-day notice period for prepayment of the Oceanside Indebtedness shall not have expired on such date as all conditions to the Initial Closing shall have been satisfied (or Sellers shall not have otherwise arranged for the prepayment of the Oceanside Indebtedness on the Initial Closing Date), the closing of the Holiday Inn Oceanside and its related Purchased Assets shall not occur on the Initial Closing Date but shall be postponed until the date upon which the Oceanside Indebtedness is permitted to be discharged in full (the “Oceanside Closing”) and the Closing Payment paid on the Initial Closing Date shall be reduced accordingly; provided that all conditions to Closing set forth herein shall be applicable to the Oceanside Closing as if the Oceanside Closing were the Initial Closing hereunder. In such event, Sellers shall deliver notice to holders of the Oceanside Indebtedness with respect to the repayment thereof on or prior to the Initial Closing Date. During the period between the Initial Closing and the Oceanside Closing, the Holiday Inn Oceanside shall be subject to all covenants, obligations and other provisions under this Agreement pending the Oceanside Closing as if the Initial Closing had not yet occurred; provided that the Holiday Inn Oceanside shall be managed by Buyer (or an Affiliate of Buyer) during such period as if the Holiday Inn Oceanside were an Excluded Hotel hereunder. In the event this Agreement is terminated after the Initial Closing but prior to the Oceanside Closing for any reason, the Holiday Inn Oceanside shall be an “Excluded Hotel” for all purposes of this Agreement, including Sections 6.02 and 6.03.

Section 5.16 Charlottesville Courtyard. Sellers shall exercise reasonable efforts (and Buyer shall cooperate with Sellers) to obtain the consent of the lender under the Indebtedness related to the Purchased Hotel known as “Charlottesville Courtyard” (the “Charlottesville Indebtedness”) to discharge the Charlottesville Indebtedness on the Closing Date notwithstanding the lockout period for prepayment of such Indebtedness; provided that such arrangement shall be acceptable to Buyer and Sellers (provided that Sellers shall approve any arrangement with the lender under the Charlottesville Indebtedness providing for the repayment and discharge of the Charlottesville Indebtedness on the Initial Closing Date upon the payment of all principal, interest thereon through the end of the lockout period and any applicable prepayment premium or other prepayment consideration in accordance with the provisions of the applicable loan documents). In the event the Parties are unable to enter into such an arrangement with the lender under the Charlottesville Indebtedness prior to the Closing Date on terms reasonably acceptable to Buyer and Sellers, the closing of the Charlottesville Courtyard and its related Purchased Assets shall not occur on the Initial Closing Date but shall be postponed until the date upon which the Charlottesville Indebtedness is permitted to be discharged in full (the “Charlottesville Closing”) and the Closing Payment paid on the Initial Closing Date shall be reduced accordingly; provided that all conditions to Closing set forth herein shall be applicable to the Charlottesville Closing as if the Charlottesville Closing were the Initial Closing hereunder. Notwithstanding any provision of this Agreement to the contrary, in the event the Charlottesville Closing shall not take place simultaneously with the Initial Closing, the Purchase Price shall be reduced in the amount of $500,000, representing an estimate of the net operating income (less debt service) of the Charlottesville Courtyard attributable to the period between the Initial Closing and the Charlottesville Closing. During the period between the Initial Closing and the Charlottesville Closing, the Charlottesville Courtyard shall be subject to all covenants, obligations and other provisions under this Agreement pending the Charlottesville Closing as if the Initial Closing had not yet occurred; provided that the Charlottesville Courtyard shall be managed by Buyer (or an Affiliate of Buyer) during such period as if the Charlottesville Courtyard were an Excluded Hotel hereunder. In the event this Agreement is terminated after the Initial Closing but prior to the Charlottesville Closing for any reason, the Courtyard Charlottesville shall be an “Excluded Hotel” for all purposes of this Agreement, including Sections 6.02 and 6.03.

Section 5.17 JP Expenses. With respect to any amounts actually paid by Sellers to Jefferson Pilot or its Affiliates, either (A) as purchase price for the Jefferson Pilot Land or (B) as a prepayment fee due in connection with the repayment of the JP Indebtedness, including associated fees and expenses, including legal fees (collectively, the “JP Expenses”):

(a) Buyer shall pay 100% of such JP Expenses up to a maximum amount of $8,000,000; and

(b) Buyer shall pay 50% of such JP Expenses greater than $8,000,000 and less than or equal to $10,000,000;

provided that it is acknowledged and agreed that Sellers shall be solely responsible, and Buyer shall have no liability, for (x) any JP Expenses in excess of $10,000,000 or (y) any amounts of principal, interest or other amounts (other than prepayment fees) paid by Sellers in connection with the repayment of the JP Indebtedness. Prior to the Closing Date, Sellers shall deliver to Buyer an invoice of all JP Expenses hereunder, together with documentary or other evidence reasonably acceptable to Buyer evidencing such JP Expenses.

ARTICLE 6

FURTHER COVENANTS AND AGREEMENTS OF THE PARTIES

Section 6.01 Noncompetition. Each of the Guarantor and each Seller agrees that from the Initial Closing Date until the second anniversary of the Initial Closing Date, neither it nor any of its Affiliates shall directly or indirectly control, engage in, finance, invest in, construct, manage, operate or own any hotel, hotel management company or related business anywhere in the Commonwealth of Virginia or Wilmington, North Carolina (collectively, “Competing Operations”); provided that with respect to any Purchased Hotel subject to a Delayed Closing, the applicable Sellers shall be permitted to own and operate such Purchased Hotel in the ordinary course of business (and subject to the provisions of Section 5.01) between the Initial Closing Date and the applicable Closing Date for such Purchased Hotel. Notwithstanding the foregoing, this Section 6.01 shall not prohibit Guarantor, Sellers or their Affiliates, directly or indirectly, from continuing to own and operate the Excluded Hotels. Guarantor shall be permitted to redevelop the Excluded Hotel known as the Holiday Inn Sunspree, located on 39th Street in Virginia Beach, Virginia (the “Holiday Inn Sunspree”), including partial and complete demolition and reconstruction and redevelopment under any brand.

Section 6.02 Right of First Refusal. In the event Guarantor, Sellers or any of their Affiliates shall, at any time prior to or after the Initial Closing, and for a period of 10 years after the Initial Closing Date, desire to sell any of the Excluded Hotels (other than the Comfort Inn, Buxton) or any of Guarantor’s, Sellers’ or their Affiliates’ ownership interests in the Excluded Hotels (other than the Comfort Inn, Buxton) Buyer shall have a right of first refusal with respect to such sale and purchase in accordance with the procedures set forth on Schedule 6.02.

Section 6.03 Management of Excluded Hotels. At the Closing, Buyer shall assume the applicable Management Company Contract for each Excluded Hotel. Tidewater and Guarantor shall use commercially reasonable efforts to obtain, prior to the applicable Closing, the consent and approval of each of the franchisors and lenders to the Excluded Hotels, if applicable, with respect to the assumption by Buyer of the Management Company Contracts for the Excluded Hotels at Closing. At the Initial Closing, Buyer and each Construction Hotel shall enter into a services agreement pursuant to which Buyer (or an Affiliate of Buyer) shall provide “pre-opening” services to such Construction Hotel (collectively, the “Pre-Opening Services Agreements”). It is acknowledged and agreed that if any Construction Hotel that becomes an Excluded Hotel hereunder shall be sold by the applicable Seller to a third party (and Buyer shall have refused the right to purchase such Construction Hotel in accordance with Section 6.02), the applicable Seller shall have the right to terminate the Management Company Contract associated therewith simultaneously with the closing the sale of such Construction Hotel upon written notice to Buyer.

Section 6.04 Laundry Services. After the Closing Date, Buyer, through the Laundry Facility, shall provide laundry services to each of the Purchased Hotels and Excluded Hotels currently serviced by the Laundry Facility. Such laundry services with respect to the Excluded Hotels shall be provided under the applicable Management Company Contract. Buyer shall provide the laundry services to all Purchased Hotels and Excluded Hotels serviced by the Laundry Facility at rates based on an equitable “per occupied room” allocation of costs among all of such hotels.

Section 6.05 Parking Lot Lease. At the Closing, the Buyer and LaPlaya Investment Associates, LLC (the “Parking Lot Lessee”) will enter into a lease agreement (the “Parking Lot Lease Contract”) pursuant to which the Buyer shall lease parking spaces to the Residence Inn located at 3217 Atlantic Avenue, Virginia Beach, Virginia 23451(the “Residence Inn”). The

terms of the Parking Lot Lease Contract shall be substantially similar to those set forth in the existing lease between the applicable Seller and the Parking Lot Lessee; provided that the Parking Lot Lease Contract shall provide that the Parking Lot Lessee shall, upon not less than 90 days’ notice to Buyer, be entitled to terminate the Parking Lot Lease Contract, or to reduce the number of parking spaces leased thereunder, in the event the Parking Lot Lessee shall purchase or lease another parking lot for use in connection with the operation of such Residence Inn and shall provide that the Parking Lot Lessee shall be entitled to assign the Parking Lot Lease Contract in connection with the Parking Lot Lessee’s sale of the Residence Inn.

Section 6.06 Mechanics Liens. If at any time after the Closing Date or the Delayed Closing, as applicable, any mechanics’, laborers’, or materialmen’s lien is filed against any Real Property or any part thereof for work attributable to the period before the Closing Date, Sellers shall cause such lien to be discharged by payment, bonding or otherwise as provided by law within 10 days after receipt of notice that such lien was filed. Sellers, upon notice and written request from Buyer, shall also defend Buyer, at Sellers’ expense, against any action, suit, or proceeding brought for the enforcement of any such lien and shall pay damages and satisfy and discharge any judgment entered in such action, suit, or proceeding and save Buyer harmless from any liability, claims or damages resulting therefrom.

Section 6.07 Confidentiality. All confidential or proprietary information (collectively, “Confidential Information”) acquired (x) by Buyer or any of its representatives with respect to Sellers or the Purchased Assets, whether delivered by Sellers or any of their representatives or obtained by Buyer as a result of its inspection of the Purchased Assets or otherwise, or (y) by Sellers or any of their representatives with respect to Buyer or its Affiliates, whether delivered by Buyer or any of its representatives or otherwise obtained by Sellers, shall be maintained in confidence by the receiving party and shall not be disclosed unless, upon the advice of counsel, such receiving party is required by Applicable Law to disclose any such Confidential Information (in which the case the receiving party shall notify the disclosing party of such requirement and shall use reasonable commercial efforts to obtain confidential treatment of such Confidential Information); provided that, notwithstanding the foregoing, Buyer is entitled to disclose the Confidential Information to potential lenders, investors and to advisors and consultants assisting Buyer in this transaction provided Buyer has advised such lenders, investors, advisors and consultants of the confidential nature of the Confidential Information and used commercially reasonable efforts to obtain the agreement of such lenders, investors, advisors and consultants to maintain such confidentiality.

Section 6.08 Employees and Offers of Employment. At least 10 Business Days prior to each Closing Date, Sellers shall deliver to Buyer a true and complete list of the name, address, date of hire, title, location, compensation and benefits coverage (including under all Seller Employee Plans) of each Employee associated with the Purchased Assets being purchased and sold at such Closing (the “Employee Schedule”), which shall indicate any Employees on a leave of absence or otherwise not actively performing services for the applicable Sellers or their Affiliates as of the Closing Date. On or prior to each Closing Date, Buyer shall offer immediate employment in writing to each of the Employees identified on the Employee Schedule who are employed by the applicable Sellers or their Affiliates as of such Closing Date, which employment shall be effective upon the Closing Date. With respect to any Employee identified on such Employee Schedule who is not actively at work on the applicable Closing Date, Buyer shall offer employment in writing to such Employee on the applicable Closing Date, which employment shall be effective as of the date on which such Employee is prepared to return to active employment (provided that each such inactive Employee must return to active employment within three months following the applicable Closing Date). Each such written offer shall: (i) advise the Employees of the terms and conditions of such employee’s position with Buyer; (ii) state, among other things, an annual base salary (or, in the case of hourly Employees, the base hourly wage rate payable to such person); and (iii) include a summary of benefits to which the Employee would be entitled, which benefits shall be comparable, when taken as a whole, to those to which similarly situated employees of Buyer and its Affiliates are entitled. The employees who accept Buyer’s offer of employment and are employed by Buyer are hereinafter collectively referred to as the “Transferred Employees.” Buyer agrees to indemnify and hold harmless Sellers and their Affiliates from and against any and all claims, penalties, damages, liabilities, actions, costs and expenses (including attorneys fees) under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq. (“WARN”) arising out of Buyer’s actions after the Closing Date.

Section 6.09 Nonsolicitation. Guarantor and Sellers agree that until the second anniversary of the Closing Date or the Delayed Closing Date, as applicable, neither Guarantor, Sellers nor any of their Affiliates shall induce, solicit, or encourage any Transferred Employee to leave the employ of Buyer or its Affiliates; provided that, the foregoing provision will not prevent Guarantor, Sellers or any of their Affiliates from employing any Transferred Employee who contacts Guarantor, Sellers or such Affiliates in response to a general solicitation of employment made by Guarantor, Sellers or their Affiliate in a trade journal or other publication not targeted at any Transferred Employees.

Section 6.10 Commercially Reasonable Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, Buyer, Guarantor and Sellers (i) will use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Laws or otherwise to consummate the transactions contemplated by this Agreement and the other Transaction Agreements, and (ii) agree to execute and deliver, or cause to be executed and delivered, such other documents, certificates, agreements and other writings as may be reasonably necessary after the Initial Closing or the Delayed Closing, as applicable, to implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer good, valid and marketable title to the Purchased Assets.

Section 6.11 Public Announcements. Neither Party will issue any press release or make any public statement with respect to this Agreement, the other Transaction Agreements or the transactions contemplated hereby or thereby without the prior written consent of the other Party unless required under Applicable Law.

ARTICLE 7

TAX MATTERS

Section 7.01 Tax Cooperation; Allocation of Taxes.

(a) Sellers and Buyer agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Tax Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax; provided, however, neither Party shall be required to provide copies of any Tax Returns to the other Party. Sellers and Buyer shall retain all books and records with respect to Taxes pertaining to the Purchased Assets for a period of at least six years following the Closing Date or the Delayed Closing Date, as applicable. Sellers and Buyer shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Purchased Assets.

(b) All real property Taxes, personal property Taxes, special and general assessments, vault charges, retail sales, occupancy and liquor Taxes and similar ad valorem obligations levied with respect to the Real Property or the Purchased Assets for a taxable period that begins before and ends on or after the applicable Closing Date (collectively, the “Apportioned Tax Obligations”), shall be apportioned between Sellers and Buyer based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period after the applicable Closing Date (with respect to any such taxable period, the “Post-Closing Tax Period”). Sellers shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period.

(c) All excise, sales, use, value added, VAT, stamp duty, registration stamp, recording, documentary, conveyancing, franchise, property, bulk sales, transfer, grantor’s and similar Taxes, levies, charges and fees (collectively, “Transfer Taxes”) incurred in connection with the purchase and sale of the Purchased Assets in accordance with this Agreement shall be borne one-half by Sellers and one-half by Buyer; provided that Guarantor and Sellers shall be solely responsible for any federal, state, local or foreign, income, gain or similar Taxes incurred as a result of the sale of the Purchased Assets to Buyer hereunder. Buyer and Sellers shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation.

(d) Apportioned Tax Obligations and Transfer Taxes shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by Applicable Law. The paying Party shall be entitled to reimbursement from the non-paying Party in accordance with Section 7.01(b) or 7.01(c), as the case may be. Upon payment of any such Apportioned Tax Obligation or Transfer Tax, the paying Party shall present a statement to the non-paying Party setting forth the amount of reimbursement to which the paying Party is entitled under Section 7.01(b) or 7.01(c), as the case may be, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying Party shall make such reimbursement promptly but in no event later than 10 days after the presentation of such statement. Any payment not made within such time shall bear interest from and including the Closing Date or the Delayed Closing Date, as applicable, to and including the date of payment at a rate per annum equal to the Prime Rate as published in the Wall Street Journal, Eastern Edition in effect on the Closing Date plus 1.0%. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a calendar year of 360 days and the actual number of days elapsed.

ARTICLE 8

CONDITIONS TO CLOSING

Section 8.01 Conditions to Obligations of Each Party. The obligations of each Party to consummate each Closing are subject to the satisfaction (or waiver by each Party) of the following conditions on or prior to the Closing Date for such Closing:

(a) no provision of any Applicable Law and no judgment, injunction, order or decree issued by a court or other Governmental Authority of competent jurisdiction shall prohibit the Closing;

(b) no action or proceeding shall be pending by any Governmental Authority that seeks to prohibit the Closing, or to impose damages or obtain other relief in connection with the transactions contemplated by this Agreement;

(c) the Parties shall have obtained the consent and approval of each of the lenders under the Assumed Indebtedness with respect to the assumption of such Assumed Indebtedness by Buyer, together with a release by each such lender of the applicable Seller under such Assumed Indebtedness with respect to actions or omissions occurring from and after the applicable Closing; and

(d) prior to or simultaneously with the Closing, (i) Sellers shall have acquired the Jefferson Pilot Land from Jefferson Pilot or its Affiliates, (ii) the Courtyard North shall have been excluded from the purchase and sale transactions contemplated herein by Sellers in accordance with Section 5.13(a), or (iii) the Courtyard North shall have been excluded from the purchase and sale transactions contemplated herein by Buyer in accordance with Section 5.13(b).

Section 8.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Initial Closing are subject to the satisfaction (or waiver by Buyer) of the following further conditions:

(a) (i) Guarantor and Sellers shall have performed in all material respects all of their obligations under this Agreement required to be performed by Guarantor and Sellers at or prior to the Initial Closing, (ii) the representations and warranties of Guarantor and Sellers contained in this Agreement shall be true and correct in all material respects (except that representations and warranties that by their terms are qualified by materiality or similar qualifications shall be true and correct in all respects) at and as of the date of this Agreement and as of the Closing Date, as if made at and as of each such date, except that those representations and warranties that by their express terms are made as of a specific date shall be required to be true and correct only as of such date, and (iii) Buyer shall have received a certificate signed by Guarantor, and by an officer or other authorized representative of each Seller, to the foregoing effect;

(b) Sellers shall have obtained each of the Required Consents;

(c) upon payment of the premiums therefor, Buyer shall be able to obtain a Title Policy pursuant to the applicable Title Commitment for each parcel of Owned Real Property included in the applicable Closing (each, a “Title Policy”), which Title Policy shall (i) be in an amount at least equal to the portion of the Purchase Price allocable to the value of such Owned Real Property, as shown in Schedule 2.06(b), (ii) show no Liens of any kind, other than (A) applicable zoning regulations and ordinances, (B) liens for Taxes, assessments and governmental charges not yet due and payable, (C) liens for water and sewer service not yet due and payable and (D) the Permitted Exceptions, if any, (iii) include such additional endorsements as Buyer reasonably may request, and (iv) with respect to any Permitted Exceptions, affirmatively insure that use of such Owned Real Property as constructed does not violate such Permitted Exceptions and that any future violation thereof will not result in a forfeiture of Buyer’s interest in such Owned Real Property;

(d) if Sellers shall have agreed to take the actions necessary to eliminate any exceptions to title to which Buyer has objected in accordance with Section 5.03 or which Sellers are required to eliminate, such exceptions shall have been removed prior to or at Closing;

(e) all Non-Assumed Indebtedness shall have been repaid and discharged in full and any Liens upon any of the Purchased Assets (other than Liens with respect to Assumed Indebtedness) shall have been released and discharged in full prior to or simultaneously with the Closing;

(f) with respect to each Purchased Hotel included in the Initial Closing, either (i) the applicable Seller shall have transferred and assigned to Buyer the Assumed Franchise Agreement for such Purchased Hotel, or (ii) Buyer shall have entered into a franchise agreement reasonably acceptable to Buyer to replace the Terminated Franchise Agreement for such Purchased Hotel, as the case may be;

(g) Sellers shall have obtained the consent of each Ground Landlord under the Ground Leases to the assignment of the Ground Leases to Buyer (to the extent required by such Ground Lease) and shall have delivered to Buyer each Ground Landlord Estoppel; and

(h) Sellers (or their applicable Affiliates) shall have executed and delivered, on or before the Closing Date, each of the Transaction Agreements and the other Closing deliveries that are required to be executed and/or delivered by Sellers and their Affiliates.

Section 8.03 Conditions to Obligations of Sellers and Guarantor. The obligations of Sellers and Guarantor to consummate the Initial Closing are subject to the satisfaction (or waiver by Sellers and Guarantor) of the following further conditions:

(a) (i) Buyer shall have performed in all material respects all of its obligations under this Agreement required to be performed by it at or prior to the Initial Closing, (ii) the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (except that representations and warranties that by their terms are qualified by materiality or similar qualifications shall be true and correct in all respects) at and as of the date of this Agreement and as of the Closing Date as if made at and as of each such date, except that those representations and warranties that by their express terms are made as of a specific date shall be required to be true and correct only as of such date, and (iii) Sellers shall have received a certificate signed by an officer or other authorized representative of Buyer to the foregoing effect;

(b) Buyer (or its applicable Affiliates) shall have executed and delivered, on or before the Closing Date, each of the Transaction Agreements and the other Closing deliveries that are required to be executed and/or delivered by Buyer and its Affiliates;

(c) the Terminated Franchise Agreements related to the Purchased Hotels included in the Initial Closing shall have been terminated; and

(d) subject to Section 8.05, with respect to each Excluded Hotel, the applicable franchisor and lender to such Excluded Hotel shall have consented to and approved the assumption by Buyer of the Management Company Contract for such Excluded Hotel (to the extent required).

Section 8.04 Conditions to Delayed Closings. In addition to the conditions to the obligations of the Parties set forth in Section 8.01 above:

(a) the obligations of Buyer to consummate each Delayed Closing are subject to the satisfaction (or waiver by Buyer) of the following conditions:

(i) (A) Guarantor and Sellers shall have performed in all material respects all of their obligations under this Agreement required to be performed by Guarantor and Sellers at or prior to such Delayed Closing, (B) the representations and warranties of Guarantor and Sellers contained in this Agreement shall be true and correct in all material respects (except that representations and warranties that by their terms are qualified by materiality or similar qualifications shall be true and correct in all respects) at and as of the date of this Agreement and as of such Delayed Closing Date (but only with respect to the applicable Construction Hotel and related Purchased Assets), as if made at and as of each such date, except that those representations and warranties that by their express terms are made as of a specific date shall be required to be true and correct only as of such date, and (C) Buyer shall have received a certificate signed by Guarantor, and by an officer or other authorized representative of each Seller, to the foregoing effect;

(ii) upon payment of the premiums therefor, Buyer shall be able to obtain a Title Policy pursuant to the applicable Title Commitment for each parcel of Owned Real Property included in such Delayed Closing, which Title Policy shall (A) be in an amount at least equal to the portion of the Purchase Price allocable to the value of such Owned Real Property, as shown in Schedule 2.06(b), (B) show no Liens of any kind, other than (1) applicable zoning regulations and ordinances, (2) liens for Taxes, assessments and governmental charges not yet due and payable, (3) liens for water and sewer service not yet due and payable and (4) the Permitted Exceptions, if any, (C) include such additional endorsements as Buyer reasonably may request, and (D) with respect to any Permitted Exceptions, affirmatively insure that use of such Owned Real Property as constructed does not violate such Permitted Exceptions and that any future violation thereof will not result in a forfeiture of Buyer’s interest in such Owned Real Property;

(iii) if Sellers shall have agreed to take the actions necessary to eliminate any exceptions to title to which Buyer has objected in accordance with Section 5.03 or which Sellers are required to eliminate, such exceptions shall have been removed prior to or at such Delayed Closing;

(iv) with respect to the Construction Closings, each Construction Hotel included in the applicable Delayed Closing shall have received a valid Certificate of Occupancy on or before December 31, 2008, with respect to the Marriott Chesapeake, and on or before June 30, 2009, with respect to the Fairfield Inn Wilmington;

(v) with respect to the Construction Closings, each Construction Hotel shall have been completed in compliance with the applicable “brand” standards, to be determined by Buyer using its reasonable discretion; and

(vi) with respect to the Construction Closings, (i) with respect to the Marriott Chesapeake, such Construction Hotel shall contain not fewer than 225 guest rooms, and (ii) with respect to the Fairfield Inn Wilmington, such Construction Hotel shall contain not fewer than 122 guest rooms;

(vii) any Liens (other than Permitted Liens) upon applicable Purchased Hotels or any of their Purchased Assets related to any Indebtedness shall have been released and discharged in full prior to or simultaneously with the Delayed Closing;

(viii) with respect to each Purchased Hotel included in the Delayed Closing, either (i) the applicable Seller shall have transferred and assigned to Buyer the Assumed Franchise Agreement for such Purchased Hotel, or (ii) Buyer shall have entered into a franchise agreement reasonably acceptable to Buyer to replace the Terminated Franchise Agreement for such Purchased Hotel, as the case may be (provided that Buyer shall exercise commercially reasonable efforts to reach agreement with each franchisor with respect to each Purchased Hotel prior to the Initial Closing); and

(ix) Sellers (or their applicable Affiliates) shall have executed and delivered, on or before the Delayed Closing Date, each of the Transaction Agreements and the other Closing deliveries that are required to be executed and/or delivered by Sellers and their Affiliates in connection with such Delayed Closing.

(b) the obligations of Sellers and Guarantor to consummate each Delayed Closing are subject to the satisfaction (or waiver by Sellers and Guarantor) of the following condition: (i) Buyer shall have performed in all material respects all of its obligations under this Agreement required to be performed by Buyer at or prior to such Delayed Closing, (ii) the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (except that representations and warranties that by their terms are qualified by materiality or similar qualifications shall be true and correct in all respects) at and as of the date of this Agreement and as of such Delayed Closing Date, as if made at and as of each such date, except that those representations and warranties that by their express terms are made as of a specific date shall be required to be true and correct only as of such date, and (iii) Sellers and Guarantor shall have received a certificate signed by an officer or other authorized representative of Buyer to the foregoing effect.

Notwithstanding anything herein to the contrary (i) in the event Sellers fail to receive a Certificate of Occupancy for the Marriott Chesapeake on or before June 30, 2009, Buyer shall have no further obligation to purchase such hotel hereunder and such hotel shall become an Excluded Hotel for all purposes of this Agreement, and (ii) in the event that Sellers fail to receive a Certificate of Occupancy for the Fairfield Inn Wilmington on or before December 31, 2009, Buyer shall have no further obligation to purchase such hotel hereunder and such hotel shall become an Excluded Hotel for all purposes of this Agreement.

Section 8.05 Management Agreements for Excluded Hotels. Notwithstanding the provisions of Section 8.03(d), in the event all conditions to the Initial Closing other than the condition set forth in Section 8.03(d) as to any Excluded Hotel shall be satisfied, and if Buyer shall agree to assume on the applicable Closing Date the existing Management Company Contract with respect to such Excluded Hotel in accordance with its terms, the condition to Sellers’ obligation to consummate the Closing set forth in Section 8.03(d) shall be deemed satisfied in all respects with respect to such Excluded Hotel. In such event, if Sellers are unable to obtain any required consent or approval of the applicable franchisor or lender to any such Excluded Hotel to Buyer’s assumption of the Management Company Contract with respect to such Excluded Hotel, neither Buyer nor its Affiliates shall provide management services to such Excluded Hotel after the applicable Closing Date and the Purchase Price shall be reduced in the amount attributed to the management of such Excluded Hotel on Schedule 2.06(b) hereto; provided that (i) the failure of such franchisor or lender to approve or consent to Buyer’s assumption of the Management Company Contract shall not constitute a condition to Sellers’ obligation to consummate the Closing, (ii) to the extent requested by the applicable Seller or Guarantor, Buyer shall license back to the applicable Seller or Guarantor the name “Tidewater Hotels & Resorts” for purposes of allowing such applicable Seller or Guarantor to provide management services to such Excluded Hotel, and (iii) any such provision by the applicable Seller or Guarantor of management services to such Excluded Hotel shall not constitute a violation of the provisions of Section 6.01 hereof.

ARTICLE 9

SURVIVAL; INDEMNIFICATION

Section 9.01 Survival. The covenants and agreements contained in this Agreement that, by their terms, are to have effect after the Closing Date or Delayed Closing Date, as applicable, shall survive for the period contemplated by such covenants and agreements, or if no period is so contemplated, indefinitely. The representations and warranties of the Parties contained in this Agreement, and the right to make indemnification claims with respect thereto, shall survive the Initial Closing or the Delayed Closing, as applicable, until the date that is 12 months after the Closing Date or the Delayed Closing Date, as applicable; provided that the representations and warranties, and the right to make indemnification claims with respect thereto (i) made by Sellers in Sections 3.01 (Corporate Existence and Power), 3.02 (Corporate Authorization) and 3.08 (Title) shall survive the Closing indefinitely, (ii) made by Buyer in Sections 4.01 (Corporate

Existence and Power) and 4.02 (Corporate Authorization) shall survive the Closing indefinitely, and (iii) made by Seller in Sections 3.16 (Employee Matters), 3.17 (Employee Benefit Plans), 3.18 (Environmental Matters) and 3.20 (Taxes) shall survive the Closing until 90 days after expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension thereof), if later. Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy thereof giving rise to such right of indemnity shall have been given to the Party against whom such indemnity may be sought in accordance with Section 9.03(a) prior to such time.

Section 9.02 Indemnification.

(a) After each Closing, each Seller, with respect to its itself and each of its Purchased Assets only, and Guarantor, with respect to itself only, shall indemnify Buyer and its Affiliates, and each of such Person’s agents, including accountants, counsel, directors, officers, employees and consultants (“Buyer Indemnified Parties”) against and hold each of them harmless from any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding), whether or not arising due to third party claims (“Damages”) incurred or suffered by any Buyer Indemnified Parties caused by, resulting from, arising out of or relating to:

(i) any misrepresentation or breach of any representation or warranty made by Sellers or Guarantor in this Agreement;

(ii) any failure by Sellers or Guarantor to perform or otherwise fulfill any agreement or covenant to be performed by Sellers or Guarantor hereunder;

(iii) any Excluded Liability;

(iv) the ownership or operation of the Purchased Assets prior to the Closing Date or Delayed Closing Date, as applicable, including (1) actions or claims relating to damage to property or injury to or death of any person prior to the Closing Date or the Delayed Closing Date, as applicable, or (2) any actions or claims for any debts, liabilities or obligations with respect to actions or omissions occurring prior to the Closing Date or the Delayed Closing Date, as applicable;

(v) any liability for Taxes (A) of Sellers, Guarantor or any of their Affiliates or direct or indirect investors, whether arising from the transactions contemplated in this Agreement or the Transaction Agreements or otherwise; (B) of the Acquired Business or the Purchased Assets to the extent attributable to the applicable Pre-Closing Tax Period; or (C) arising from any of the matters described on Schedule 3.20; or

(vi) Applicable Laws with respect to fraudulent transfer or the failure to comply with Applicable Laws relating to bulk sales and transfers;

provided that, with respect to indemnification by Sellers for any misrepresentation or breach of any representation or warranty pursuant to Section 9.02(a)(i), (1) each Seller shall not be liable unless the aggregate amount of Damages exceeds the threshold amount designated for such Seller on Schedule 9.02 hereto (the “Basket”); provided that in such event the Buyer Indemnified Parties shall be entitled to collect the amount of the Basket in addition to any Damages exceeding the Basket; (2) each Sellers’ maximum liability for such indemnification shall not exceed the cap amount designated for such Seller on Schedule 9.02 hereto (the “Cap”); and (3) Sellers shall only have liability arising out of a misrepresentation or breach of a representation or warranty if the matter subject to indemnification was the subject of a written notice given by the Indemnified Party pursuant to Section 9.03(a) within the period following the Closing Date or Delayed Closing Date, as applicable, specified for such matter in Section 9.01. Notwithstanding the foregoing, the Basket and Cap do not apply with respect to (I) any Claims with respect to any misrepresentation or breach of any representation or warranty set forth in any of Sections 3.01 (Corporate Existence and Power), 3.02 (Corporate Authorization) or 3.08 (Title), or (II) any Claims made pursuant to Sections 9.02(a)(ii) through (vi).

(b) After each Closing, Buyer will indemnify Guarantor, the applicable Sellers and their Affiliates, and each of such Person’s agents, including accountants, counsel, directors, officers and employees (“Seller Indemnified Parties”) against and hold each of them harmless from any and all Damages incurred or suffered by any such Seller Indemnified Parties caused by, resulting from, arising out of or relating to:

(i) any misrepresentation or breach of any representation or warranty made by Buyer in this Agreement;

(ii) any failure by Buyer to perform or otherwise fulfill any agreement or covenant to be performed by Buyer hereunder;

(iii) any Assumed Liability; or

(iv) actions or omissions of Buyer with respect to the Franchise Agreements, to the extent occurring after the Closing Date or Delayed Closing Date, as applicable (and for the avoidance of doubt, the Buyer’s indemnification obligations with respect to such actions or omissions shall survive indefinitely);

provided that, with respect to indemnification by Buyer for any misrepresentation or breach of any representation or warranty pursuant to Section 9.02(b)(i), Buyer shall only have liability arising out of a misrepresentation or breach of a representation or warranty if the matter subject to indemnification was the subject of a written notice given by the Indemnified Party pursuant to Section 9.03(a) within the period following the Closing Date or Delayed Closing Date, as applicable, specified for such matter in Section 9.01.

Section 9.03 Procedures.

(a) The Party seeking indemnification under Section 9.02 (the “Indemnified Party”) agrees to give written notice to the Party against whom indemnity is sought (the “Indemnifying Party”) promptly (and in any event within 30 days) after the Indemnified Party becomes aware of the facts giving rise to such claim for indemnification, or the assertion of any claim or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section, and will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party or such notice is not delivered to the Indemnifying Party prior to the expiration of the applicable survival period set forth in Section 9.01.

(b) The Indemnifying Party shall be entitled at its expense to control and appoint lead counsel for any claim asserted by any third party (“Third Party Claim”) by providing notice of its election to defend such Third Party Claim within 30 days of its receipt of notice of such Third Party Claim; provided, that any such assumption of the defense and control of a Third Party Claim shall constitute an acknowledgement and acceptance by the Indemnifying Party of its obligation to indemnify the Indemnified Party for all Damages arising out of such Third Party Claim under this Article 9. If notice is given to an Indemnifying Party of the assertion of any Third Party Claim and the Indemnifying Party does not, within 30 days after receipt of the Indemnified Party’s notice, give notice to the Indemnified Party of its election to assume the defense of such Third Party Claim, the Indemnified Party may defend such Third Party Claim and seek indemnification from the Indemnifying Party under this Agreement for any Damages incurred in connection therewith. Notwithstanding the provisions of this Section 9.02(b), the Indemnifying Party shall not be entitled to control and appoint lead counsel with respect to any Third Party Claim seeking relief other than monetary damages, including injunctive relief and criminal penalties, and in such case, the Indemnified Party shall have the right to control the defense and the Indemnifying Party shall cooperate with the Indemnified Party; provided that the foregoing exception shall not apply to Third Party Claims by or on behalf of Employees in which the equitable relief sought is reinstatement with Sellers or equitable or injunctive relief against Sellers.

(c) The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld), settle any Third Party Claim, unless the settlement releases the Indemnified Party from all liabilities and obligations with respect to such Third Party Claim or consent to entry of any judgment (or make any admission in connection therewith) against such Indemnified Party or its Affiliates which (i) does not include as an unconditional term thereof the release of the Indemnified Party and its Affiliates from all liability with respect thereto or (ii) imposes injunctive or other equitable relief against the Indemnified Party or any of its Affiliates. The Indemnified Party shall be entitled at its expense to participate in the defense of such Third Party Claim and to employ separate counsel of its choice for such purpose. The Indemnified Party shall not settle any claim (or make any admission or concession in connection therewith) without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld).

(d) If the Indemnifying Party notifies the Indemnified Party in accordance with Section 9.03(b) that the Indemnifying Party intends to defend the Indemnified Party with respect to a Third Party Claim pursuant to this Section 9.03, upon request by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in defending or settling the Third Party Claim the defense or settlement of which the Indemnifying Party elects to control (including by furnishing or causing to be furnished such records, information and testimony, and attending such conferences, discovery proceedings, hearings, trials or appeals), as may be reasonably requested in connection therewith, and, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-claim against any Person; provided, that neither the Indemnifying Party nor the Indemnified Party shall have any obligation to file any amended Tax return or Tax refund claim.

(e) In the event that an Indemnified Party determines that it has a claim for Damages against an Indemnifying Party hereunder (other than as a result of a Third Party Claim), the Indemnified Party shall give prompt written notice thereof to the Indemnifying Party, specifying the amount of such claim and any relevant facts and circumstances relating thereto. The Indemnified Party and the Indemnifying Party shall negotiate in good faith regarding the resolution of any disputed claims for Damages. Promptly following the final determination of the amount of any Damages claimed by the Indemnified Party, the Indemnifying Party shall pay such Damages to the Indemnified Party by wire transfer or check made payable to the order of the Indemnified Party. In the event that the Indemnified Party is required to institute legal proceedings in order to recover Damages hereunder, the cost of such proceedings (including costs of investigation and reasonable attorneys’ fees and disbursements) shall be added to the amount of Damages payable to the Indemnified Party if the Indemnified Party prevails in such proceeding, and if the Indemnifying Party prevails, the cost of such proceedings (including costs of investigation and reasonable attorneys’ fees and disbursements) shall be borne by the Indemnified Party and promptly reimbursed or otherwise paid to the Indemnifying Party.

Section 9.04 Calculation of Damages.

(a) The amount of any Damages payable under Section 9.02 by the Indemnifying Party shall be net of any amounts recovered or recoverable by the Indemnified Party under applicable insurance policies (less any deductible) and, insofar as permitted by Applicable Law, shall be treated as an adjustment to the Purchase Price.

(b) The Indemnifying Party shall not be liable under Section 9.02 for any consequential, indirect, special or punitive Damages or any amounts for lost profits, except to the extent payable by the Indemnified Party to a Third Party.

(c) For purposes of calculating the dollar amount of Damages to which an Indemnified Party is entitled under this Article 9 (but not for purposes of determining whether a representation or warranty has been breached), the terms “material,” “materiality” and similar qualifiers shall be disregarded.

Section 9.05 Exclusivity. After each Closing, Article 9 shall provide the exclusive remedy for any misrepresentation or breach of any representation, warranty, covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby with respect to the Purchased Assets included in such Closing; provided that notwithstanding the foregoing, nothing in this Agreement shall limit (a) the right of any Party (i) to pursue an action for or to seek remedies with respect to claims for fraud or (ii) to seek specific performance or other equitable relief, or (b) the provisions of Section 13.14.

ARTICLE 10

TERMINATION

Section 10.01 Termination.

(a) In addition to the rights of the Parties to terminate this Agreement contained elsewhere herein, this Agreement may be terminated at any time prior to the Initial Closing:

(i) by mutual written agreement of the Parties, in which case the Deposit shall be returned to Buyer;

(ii) by either Party if the Initial Closing shall not have been consummated by May 31, 2008 (the “Drop Dead Date”), in which case the Deposit shall be returned to Buyer; provided, however, that (A) neither Party may terminate this Agreement pursuant to this clause (ii) if the Initial Closing shall not have been consummated by the Drop Dead Date by reason of the failure of such Party to perform, or to cause its Affiliates to perform, in all material respects any of its or their respective covenants or agreements contained in this Agreement; and (B) without limiting the provisions of clause (A), Sellers may not terminate this Agreement pursuant to this clause (ii) if the Initial Closing shall not have been consummated by the Drop Dead Date by reason of the failure of the conditions set forth in Sections 8.02(c) or (d) (relating to title matters) to have been satisfied; or

(iii) by either Party in the event of a material breach by the other Party of any representation, warranty, covenant or agreement under this Agreement, where the effect of such breach would be to cause the conditions to the obligation to consummate the Closing of the terminating Party to be incapable of satisfaction, and such breach is not cured by the breaching Party within 10 Business Days of receiving written notice from the terminating Party of the breach or alleged breach, which written notice shall state that unless such breach is cured in accordance with this Section 10.01(a)(iii) the terminating Party intends to terminate this Agreement (it being understood that such 10 Business Day cure period shall not extend the date set forth in Section 10.01(a)(ii)).

(b) This Agreement may be terminated, with respect to the obligation of the Parties to consummate a Delayed Closing only, at any time prior to the consummation of such Delayed Closing:

(i) by mutual written agreement of the Parties; or

(ii) by either Party in the event of a material breach by the other Party of any representation, warranty, covenant or agreement under this Agreement, where the effect of such breach would be to cause the conditions to the obligation to consummate the Delayed Closing of the terminating Party to be incapable of satisfaction, and such breach is not cured by the breaching Party within 10 Business Days of receiving written notice from the terminating Party of the breach or alleged breach, which written notice shall state that unless such breach is cured in accordance with this Section 10.01(b)(ii) the terminating Party intends to terminate this Agreement.

Section 10.02 Effect of Termination. If this Agreement is terminated prior to the Initial Closing:

(a) this Agreement shall forthwith become void and of no further force or effect, except for the following provisions, which shall remain in full force and effect: (i) Section 6.07 (relating to confidentiality), (iii) Section 6.11 (relating to publicity), (iv) this Section 10.02, (v) Section 10.03 (Deposit), (iv) Section 13.03 (Expenses), (v) Section 13.09 (Entire Agreement), (vi) Section 13.05 (Governing Law), and (viii) Section 13.06 (Jurisdiction); provided that this subsection (a) shall not apply to a termination after the Initial Closing but before any Delayed Closing (it being understood that this Agreement may not be terminated after the Initial Closing except with respect only to a termination of the obligation of the Parties to consummate a Delayed Closing, in accordance with Section 10.01(b)); and

(b) such termination shall be without liability of any Party (or any Affiliate, stockholder, employee, director, consultant, agent or representative of such Party) to the other Parties to this Agreement, except as otherwise provided in this Agreement (including Section 10.03).

Section 10.03 Deposit.

(a) If this Agreement shall be terminated (x) by Buyer pursuant to Section 10.01(a)(iii), or (y) by any Party pursuant to Section 10.01(a)(ii) and (in the case of this clause (y)), at the time of such termination the condition to Closing set forth in Section 8.01(d)(i) shall not have been satisfied, then in either case Buyer, as its sole remedy in connection with any such termination (in lieu of prosecuting an action for damages or proceeding with any other legal course of conduct, the right to bring such actions or proceedings being expressly and voluntarily waived by Buyer) shall have the right to receive a return of the Deposit, and Sellers, jointly and severally, shall pay to Buyer all of Buyer’s Expenses.

(b) If this Agreement shall be terminated by Sellers pursuant to Section 10.01(a)(iii), Sellers and Guarantor, as their sole remedy in connection with such termination (in lieu of prosecuting an action for damages or proceeding with any other legal course of conduct, the right to bring such actions or proceedings being expressly and voluntarily waived by Sellers and Guarantor) shall have the right, subject to the provisions of this section, to receive the Deposit as liquidated damages for Buyer’s default hereunder, it being agreed that the damages by reason of Buyer’s default are difficult, if not impossible, to ascertain.

(c) If this Agreement shall be terminated for any reason other than as contemplated in Section 10.03(b), in addition to any other rights contained herein, the Deposit shall be returned to Buyer in its entirety and neither Sellers nor Guarantor shall have any right to receive any portion of the Deposit.

ARTICLE 11

CASUALTY OR CONDEMNATION

Section 11.01 Notice to Buyer. Each Seller agrees to give Buyer prompt notice of any material fire or other casualty occurring at the Purchased Hotels or with respect to any of the other Purchased Assets between the date of this Agreement and each Closing Date.

Section 11.02 Condemnation or Casualty. If, prior to any Closing, (a) condemnation proceedings are commenced against all or any material portion of the Purchased Hotels, or (b) any of the Purchased Hotels are damaged by fire or other casualty to the extent that the cost of repairing such damage shall be $200,000 or more for any affected Purchased Hotel (or an aggregate amount of $1,000,000 or more if more than one Purchased Hotel is affected), Buyer shall have the right, upon notice in writing to Sellers delivered within 15 days after actual notice of such condemnation, fire or other casualty or litigation, to terminate this Agreement in whole or in part only as to the affected Purchased Hotels. If a Purchased Hotel is so damaged, but Buyer elects not to terminate this Agreement with respect to the Purchased Hotel, Buyer shall be entitled to an assignment of all of Sellers’ direct or indirect share of the condemnation award or the proceeds of any fire or other casualty insurance plus the amount of any deductible under such insurance and all rent insurance proceeds (if any) payable with respect to the Purchased Hotels relating to the period after the applicable Closing, and Sellers shall have no obligation to repair or restore the applicable Purchased Hotel.

Section 11.03 Risk of Loss. Subject to the provisions of this Article 11, the risk of loss or damage to each Purchased Asset shall remain with Sellers until the applicable Closing Date.

ARTICLE 12

APPORTIONMENTS

Section 12.01 Apportionments. Except as otherwise provided in this Agreement, the following assets and liabilities with respect to the Acquired Business and the Purchased Assets included in a Closing shall be apportioned between Sellers, on one hand, and Buyer, on the other hand, as of the close of business on the day immediately prior to the applicable Closing Date (the “Apportionment Date”):

(a) Room Revenue. All revenues received or to be received from transient guests on account of room rents with respect to the Purchased Hotels for the period prior to and including the Apportionment Date shall belong to Sellers (with Buyer to remit such revenues to Seller to the extent any such revenues are paid to Buyer following Closing; provided that any such revenues received by Buyer shall be applied first to any indebtedness owing by the Person paying such amount to Buyer and thereafter to such Person’s indebtedness to Sellers), and for the period beginning on the day immediately following the Apportionment Date such revenues shall belong to Buyer; provided, however, that room revenues for the night beginning at “check in” time on the Apportionment Date and ending at “check out” time on the Closing Date shall be divided evenly between Sellers and Buyer.

(b) Receivables and Payables. All accounts receivable and accounts payable relating to the Purchased Hotels in respect of the period prior to and including the Apportionment Date shall be for Sellers’ sole account, and Buyer shall not be responsible to Sellers for the collection or payment of the same. All accounts receivable and accounts payable relating to the Purchased Hotels in respect of the period after the Apportionment Date shall be for Buyer’s sole account, and Sellers shall not be responsible to Buyer for the collection or payment of the same. The accounts receivable of registered guests at the Purchased Hotels who have not checked out and were occupying rooms as of 12:01 a.m. on the Closing Date are collectively called the “Current Ledger,” and Buyer shall pay over to Sellers, as and when received by Buyer, Sellers’ share of the proceeds of the Current Ledger as determined in accordance with Section 12.01(a). In the event that an amount less than the total amount due from a guest reflected on the Current Ledger is collected by Buyer and the guest continued in occupancy after the Apportionment Date, such amount shall be applied first to any indebtedness owing by such person to Sellers and thereafter to such person’s indebtedness to Buyer, except that if Sellers or any of their Affiliates knew prior to Closing of any questions or disputes concerning any bill on which a receivable reflected on the Current Ledger is based, then partial payments on such bills shall be paid first to Buyer.

(c) Food and Beverage Revenue; Vending Machine Revenue. All monies received in connection with bar and restaurant services, if any, at the Purchased Hotels (other than amounts due from any guest) prior to and including the Apportionment Date shall belong to Sellers. Vending machine proceeds shall be counted as close to 11:59 p.m. on the Apportionment Date as is possible and the net amount thereof shall be credited to Sellers at Closing.

(d) Rents and Deposits. The total amount of all prepaid room receipts and deposits (including any interest thereon due to the Person making such deposit, if applicable) from guests or others made as security or in connection with future services to be rendered after the Apportionment Date, including function receipts, deposits made under rooms agreements, deposits and advance payments from lessees, agencies, tour operators, service providers, timesharing deposits, and advance payments, and bonds of any kind, shall be liabilities of Sellers and credited to the Buyer at Closing.

(e) Guests’ Property. All baggage or other property of patrons of the Purchased Hotels checked or left in care of Sellers shall be listed in an inventory to be prepared in duplicate and signed by the applicable Sellers’ and Buyer’s representatives on the Closing Date. Buyer shall take possession and control of such baggage and property as of the Closing Date, and be responsible from and after the Closing Date and will indemnify and hold Sellers harmless from and against all claims for all baggage and property listed in such inventory.

(f) Utilities. All Utilities, including fuel oil in the tank at the Purchased Hotels, if any (based upon invoice cost, first in, first out), water and sewer service charges and charges for gas, electricity and telephone, shall be apportioned on the basis of actual current readings or, if such readings have not been made as of the applicable Closing Date, on the basis of the most recent bills that are available. If any apportionment is not based on an actual current reading, then upon the taking of a subsequent actual reading, the Parties shall, within 10 Business Days following notice of the determination of such actual reading, readjust such apportionment and Sellers shall promptly deliver to Buyer, or Buyer shall promptly deliver to Sellers, as the case may be, the amount determined to be due upon such adjustment.

(g) Leased Real Property. Rents and all other amounts payable by any Seller or its Affiliates under any lease relating to Leased Real Property included in a Closing shall be apportioned as of the Apportionment Date based on the number of days in the month in which the Closing occurs. To the extent that any such amounts cannot be finally determined on the applicable Closing Date, the parties shall estimate in good faith any such amounts on the applicable Closing Date, which shall be adjusted pursuant to Section 12.02 below.

(h) Taxes. Liabilities for Taxes shall be apportioned between Buyer and Sellers in accordance with Section 7.01.

(i) Ground Lease. All rents and other amounts (to the extent not addressed under another subsection of this Section 12.01) prepaid, accrued or due and payable under the Ground Leases shall be prorated as of the applicable Apportionment Date between Sellers and Buyer. Sellers shall receive a credit for all assignable security deposits made by Sellers under the Ground Leases (together with any interest thereon) that are transferred to Buyer or that remain on deposit for the benefit of Buyer.

(j) Assumed Indebtedness. Interest accrued but unpaid under any Assumed Indebtedness shall be apportioned between Buyer and the applicable Seller as of the Apportionment Date. At Closing, Sellers shall receive a credit for all amounts that are escrowed with any lender under any Assumed Indebtedness except to the extent that a lender agrees to return such amounts to the applicable Seller.

Section 12.02 Post-Closing Adjustment. Except as otherwise expressly provided herein, all apportionments and adjustments shall be made in accordance with the Uniform System of Accounts, and to the extent not inconsistent therewith, GAAP (the “Apportionment Principles”). A computation of the adjustments shall be jointly prepared by Sellers and Buyer prior to the applicable Closing Date and, to the extent the exact amount of any adjustment item provided for in this Article 12 cannot be precisely determined on the applicable Closing Date, the Parties shall estimate the amount thereof, for purposes of computing the net amount due Sellers or Buyer pursuant to this Article 12. Each adjustment amount shown on the computation prepared by the Parties prior to the applicable Closing Date, as well as each estimate made by the Parties in accordance with the foregoing sentence, shall be paid by the applicable Party to the other on the applicable Closing Date. With respect to each estimate made by the Parties, the Parties shall determine the exact amount to be apportioned between the Parties hereunder as soon as practicable upon availability of necessary bills, assessments or other documentation, and any net credit due Buyer or Sellers, as the case may be, shall be paid within 10 days after the final determination thereof. Upon the request of either Buyer or Sellers, the computations provided herein shall be reviewed by a mutually acceptable reputable accounting firm (the “Accountants”) and reviewed by representatives of both Buyer and Sellers. All determinations made by the Accountants shall be binding on both Sellers and Buyer. The fees and expenses of the Accountants shall be borne one-half each by Sellers and Buyer.

ARTICLE 13

MISCELLANEOUS

Section 13.01 Notices. All notices, requests and other communications to either Party hereunder shall be in writing (including facsimile transmission) and shall be given or delivered personally, by facsimile with confirmation of receipt, by mail (first class, postage prepaid), by overnight delivery using a nationally recognized carrier or by email, to the Parties at the following addresses:

if to Buyer to:

Barceló Crestline Corporation

8405 Greensboro Drive, Suite 500

McLean, Virginia 22102

Attn: General Counsel

Fax No.: (571) 382-1754

Email: pierre.donahue@crestlinehotels.com

with a copy to:

Hogan & Hartson LLP

555 Thirteenth Street, NW

Washington, DC 20004

Attn: Elizabeth M. Donley; Bruce W. Gilchrist

Fax No.: (202) 637-5910

Email: edonley@hhlaw.com; bwgilchrist@hhlaw.com

if to Sellers or Guarantor, to:

c/o Tidewater Hotels & Resorts, Inc.

3600 Pacific Avenue

P.O. Box 718

Virginia Beach, VA 23451

Attn: Timothy. J. Stiffler, President

Fax No: (757) 428-6885

Email: tstiffler@thrvb.com

with a copy to:

Robert E. Farmer, III, Esq.

Kaufman & Canoles, PC

2101 Parks Avenue, Suite 700

Virginia Beach, VA 23451

Fax No: (757) 491-4020

Email: refarmer@kaufcan.com

or to such other representative or at such other address as a Party may furnish to the other Party in writing. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 13.02 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing, which writing specifically references the section of this Agreement to be amended or waived, and is signed, in the case of an amendment, by each Party or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 13.03 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with negotiating, preparing and executing this Agreement shall be paid by the Party incurring such cost or expense.

Section 13.04 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and thereto and their respective successors and assigns. Sellers may not assign, delegate or otherwise transfer any of their rights or obligations under this Agreement without the consent of Buyer. Buyer shall have the right either to nominate one or more Affiliates or other Persons to take title to the Purchased Assets or to assign this Agreement in whole or in part to an Affiliate or other Person without Sellers’ consent, upon written notice to Sellers no later than two days prior to the Closing Date or the Delayed Closing Date, as applicable; provided that no such assignment shall relieve Barceló Crestline Corporation of its indemnification obligation set forth in Section 9.02(b)(iv). Following the Initial Closing or the Delayed Closing, as applicable, each Person that takes title to a Purchased Asset shall have all of the rights and obligations of “Buyer” hereunder with respect to such Purchased Asset (but not with respect to any other Purchased Asset), and Buyer shall have no further rights or obligations hereunder with respect to such Purchased Asset.

Section 13.05 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to the conflicts of law rules of such state.

Section 13.06 Jurisdiction. Except as otherwise expressly provided in this Agreement, the Parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in a federal or state court located in the Commonwealth of Virginia and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the Commonwealth of Virginia, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

Section 13.07 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.08 Counterparts; Third Party Beneficiaries. This Agreement may be signed in one or more counterparts, each of which shall be an original, with the same effect as if the signatures hereto and thereto were upon the same instrument. Any change made to any counterpart but not made to all counterparts shall have no effect. This Agreement shall become effective when each party hereto or thereto shall have received a counterpart hereof or thereof signed by the other party hereto. Signatures provided by facsimile transmission shall be deemed to be original signatures. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder or thereunder.

Section 13.09 Entire Agreement. This Agreement, together with the other Transaction Agreements, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, among the parties hereto with respect to the subject matter of this Agreement. This Agreement shall not be construed as if prepared by one Party, but rather according to its fair meaning as a whole, as if all Parties had prepared it.

Section 13.10 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 13.11 No Other Representations. THE EXPRESS REPRESENTATIONS OF SELLER CONTAINED IN THIS AGREEMENT ARE EXCLUSIVE AND ARE IN LIEU OF ANY OTHER REPRESENTATION OR WARRANTY WITH RESPECT TO THE PURCHASED ASSETS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY AGREEMENTS ENTERED INTO BETWEEN BUYER AND SELLERS IN CONNECTION WITH EACH CLOSING, BUYER HEREBY ACKNOWLEDGES AND AGREES THAT IT IS PURCHASING THE PURCHASED ASSETS AND EACH PORTION THEREOF IN ITS PRESENT “AS IS/WHERE IS” CONDITION AND WITH ALL DEFECTS AND, NEITHER SELLERS NOR ANY EMPLOYEE OR AGENT OF SELLERS HAS MADE OR WILL MAKE, EITHER EXPRESSLY OR IMPLIEDLY, ANY REPRESENTATIONS, GUARANTIES, PROMISES, STATEMENTS, ASSURANCES OR WARRANTIES OF ANY KIND CONCERNING ANY OF THE FOLLOWING MATTERS (COLLECTIVELY REFERRED TO HEREIN AS THE “PURCHASED ASSETS CONDITIONS”): (I) THE SUITABILITY OR CONDITION OF THE PURCHASED ASSETS FOR ANY PURPOSE OR

ITS FITNESS FOR ANY PARTICULAR USE, INCLUDING BUYER’S INTENDED USE; (II) THE PROFITABILITY AND/OR FEASIBILITY OF OWNING, DEVELOPING, OPERATING AND/OR IMPROVING THE PURCHASED ASSETS; (III) THE PHYSICAL CONDITION OF THE PURCHASED ASSETS, INCLUDING THE CURRENT OR FORMER PRESENCE OR ABSENCE OF ENVIRONMENTAL HAZARDS OR HAZARDOUS MATERIALS, ASBESTOS, RADON GAS, UNDERGROUND STORAGE TANKS, ELECTROMAGNETIC FIELDS, OR OTHER SUBSTANCES OR CONDITIONS WHICH MAY AFFECT THE PURCHASED ASSETS OR ITS CURRENT OR FUTURE USES, HABITABILITY, VALUE OR DESIRABILITY; (IV) THE RENTAL, INCOME, COSTS OR EXPENSES THEREOF; (V) THE NET OR GROSS ACREAGE, USABLE OR UNUSABLE, CONTAINED THEREIN; (VI) THE CONDITION OF TITLE; (VII) THE COMPLIANCE BY THE PURCHASED ASSETS WITH APPLICABLE ZONING OR BUILDING LAWS, CODES OR ORDINANCES, OR OTHER LAWS, RULES AND REGULATIONS, INCLUDING ENVIRONMENTAL AND SIMILAR LAWS GOVERNING OR RELATING TO ENVIRONMENTAL HAZARDS OR HAZARDOUS MATERIALS, ASBESTOS, RADON GAS, UNDERGROUND STORAGE TANKS, ELECTROMAGNETIC FIELDS, OR OTHER SUBSTANCES OR CONDITIONS WHICH MAY AFFECT THE PURCHASED ASSETS OR ITS CURRENT OR FUTURE USES, HABITABILITY, VALUE OR DESIRABILITY; (VIII) WATER OR ANY OTHER UTILITY AVAILABILITY OR USE RESTRICTIONS; (IX) GEOLOGIC/ SEISMIC CONDITIONS, SOIL AND TERRAIN STABILITY, OR DRAINAGE; (X) SEWER, SEPTIC AND WELL SYSTEMS AND COMPONENTS; (XI) OTHER NEIGHBORHOOD CONDITIONS, INCLUDING SCHOOLS, PROXIMITY AND ADEQUACY OF LAW ENFORCEMENT AND FIRE PROTECTION, CRIME STATISTICS, NOISE OR ODOR FROM ANY SOURCES, LANDFILLS, PROPOSED FUTURE DEVELOPMENTS, OR OTHER CONDITIONS OR INFLUENCES WHICH MAY BE SIGNIFICANT TO CERTAIN CULTURES OR RELIGIONS; AND (XII) ANY OTHER PAST, PRESENT OR FUTURE MATTER RELATING TO THE PURCHASED ASSETS WHICH MAY AFFECT THE PURCHASED ASSETS OR ITS CURRENT OR FUTURE USE, HABITABILITY, VALUE OR DESIRABILITY; PROVIDED THAT THIS SECTION 13.11 DOES NOT AMEND, LIMIT OR OTHERWISE MODIFY ANY PROVISION OF THIS AGREEMENT, INCLUDING THE PROVISIONS OF ARTICLE III HEREOF OR THE LIABILITIES AND OBLIGATIONS OF SELLERS WITH RESPECT TO THE PAYMENT, PERFORMANCE, SATISFACTION, RETENTION AND DISCHARGE IN FULL OF ALL EXCLUDED LIABILITIES.

Section 13.12 Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any rule of law in any particular respect or under any particular circumstances, such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 13.13 Individual Seller and Individual Purchased Assets. For purposes of this Agreement, except as otherwise provided herein, (i) each of the Sellers shall only have liability, responsibility, covenants and obligations with respect to its portion of the Purchased Assets and shall have no liability, responsibility, covenants or obligations whatsoever as to any Purchased Assets owned by another Seller, (ii) subject to Section 13.14, Buyer’s rights, interests and claims as to a portion of the Purchased Assets shall be limited to the Seller that owns, leases or licenses, or is in possession of, such Purchased Asset, (iii) each Purchased Hotel shall have a separate sub-closing statement attached as schedules to the final closing statement for all Purchased Hotels, and all charges, prorations, credits and adjustments shall be done on a separate Purchased Hotel basis, and (iv) as between Buyer and each of the Sellers, this Agreement shall be an independent and separate agreement with the term Purchased Assets meaning the Purchased Assets owned, leased or licensed by, or in the possession of, each Seller and its respective Affiliates.

Section 13.14 Guaranty. Guarantor, in his individual capacity and together with any of his heirs, successors and assigns, hereby absolutely, unconditionally and irrevocably guarantees, as principal obligor, and not merely as surety, to Buyer and each of the Buyer Indemnified Parties, together with their respective successors and assigns, the due and punctual payment in full of all obligations of Sellers hereunder, including Sellers’ indemnification obligations under Article 9 (collectively, the “Obligations”); provided that Guarantor’s liability for the Obligations under this Section 13.14 shall be limited, with respect to each Purchased Hotel, and with respect to each of the Management Company Business, the Laundry Facility and the Parking Lot, together in each case with all Purchased Assets related thereto, to the applicable limitations upon liability reflected on Schedule 13.14 hereto. The foregoing obligation of Guarantor constitutes a continuing guaranty of payment, and not of collection, and is and shall be absolute and unconditional under any and all circumstances, including circumstances which might otherwise constitute a legal or equitable discharge of a surety or guarantor. Guarantor waives any right to require that resort for payment first be had by Buyer against Sellers. The obligation of Guarantor hereunder shall not be discharged, impaired or otherwise affected by the failure of Buyer to assert any claim or demand against Sellers or to enforce any remedy hereunder. Notwithstanding the foregoing, nothing in this Section 13.14 shall create any liabilities or obligations for Guarantor to the extent Sellers would not have liability or otherwise be responsible to Buyer hereunder.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BARCELÓ CRESTLINE CORPORATION, a Maryland corporation

By:	/s/ David L. Durbin
Name:	David L. Durbin
Title:	EVP

TIDEWATER HOTELS & RESORTS, INC., a Virginia corporation

By:	/s/ Thomas J. Lyons, Jr.
Name:	Thomas J. Lyons, Jr.
Title:	Chairman

OCEANSIDE INVESTMENT ASSOCIATES, L.P., a Virginia limited partnership

By:	Oceanside, L.C., a Virginia limited liability company, its General Partner

	By:	/s/ Thomas J. Lyons, Jr.
	Name:	Thomas J. Lyons, Jr.
	Title:	Managing Member

BEACHSIDE, L.C., a Virginia limited liability company

By:	/s/ Thomas J. Lyons, Jr.
Name:	Thomas J. Lyons, Jr.
Title:	Managing Member

CLEARWATER INVESTMENT ASSOCIATES, L.P., a Virginia limited partnership

By:	Clearwater Investment Associates, Inc., a Virginia corporation, its General Partner

	By:	/s/ Thomas J. Lyons, Jr.
	Name:	Thomas J. Lyons, Jr.
	Title:	Managing Member

LEEWARD-PRINCESS ANNE INVESTMENT ASSOCIATES, L.L.C., a Virginia limited liability company

By:	/s/ Thomas J. Lyons, Jr.
Name:	Thomas J. Lyons, Jr.
Title:	Managing Member

EASTWARD INVESTMENT ASSOCIATES, LLC, a Virginia limited liability company

By:	/s/ Thomas J. Lyons, Jr.
Name:	Thomas J. Lyons, Jr.
Title:	Managing Member

RIVANNA RIVER INVESTMENT ASSOCIATES, LLC, a Virginia limited liability company

By:	Rivanna River I, LLC, a Virginia limited liability company, its Manager

	By:	/s/ Thomas J. Lyons, Jr.
	Name:	Thomas J. Lyons, Jr.
	Title:	Managing Member

CAROLINA BEACH INVESTMENT ASSOCIATES, LLC, a Virginia limited liability company,

By:	Carolina Beach Manager, Inc., a Virginia corporation, its Manager

	By:	/s/ Thomas J. Lyons, Jr.
	Name:	Thomas J. Lyons, Jr.
	Title:	Managing Member

NANSEMOND CY INVESTMENT ASSOCIATES, LLC, a Virginia limited liability company

By:	/s/ Thomas J. Lyons, Jr.
Name:	Thomas J. Lyons, Jr.
Title:	Managing Member

JAMES RIVER TPS INVESTMENT ASSOCIATES, LLC, a Virginia limited liability company

By:	/s/ Thomas J. Lyons, Jr.
Name:	Thomas J. Lyons, Jr.
Title:	Managing Member

LAKESIDE INVESTMENT ASSOCIATES, L.P., a Virginia limited partnership,

By:	Lakeside, L.C., a Virginia limited liability company, its General Partner

	By:	/s/ Thomas J. Lyons, Jr.
	Name:	Thomas J. Lyons, Jr.
	Title:	Managing Member

CAPE FEAR INVESTMENT ASSOCIATES, LLC, a Virginia limited liability company

By:	/s/ Thomas J. Lyons, Jr.
Name:	Thomas J. Lyons, Jr.
Title:	Managing Member

WOODLAKE INVESTMENT ASSOCIATES, LLC, a Virginia limited liability company

By:	/s/ Thomas J. Lyons, Jr.
Name:	Thomas J. Lyons, Jr.
Title:	Managing Member

ATLANTIC LOT, LLC, a Virginia limited liability company

By:	/s/ Thomas J. Lyons, Jr.
Name:	Thomas J. Lyons, Jr.
Title:	Managing Member

BLUEWATER CENTRAL SERVICES, LLC, a Virginia limited liability company

By:	/s/ Thomas J. Lyons, Jr.
Name:	Thomas J. Lyons, Jr.
Title:	Managing Member